UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12
CHIPOTLE MEXICAN GRILL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholders,
Despite the unprecedented environment in 2021, it was an outstanding year for Chipotle and one that highlighted the resiliency of our company. Chipotle remained true to its purpose and successfully accelerated the business by continuously delivering delicious culinary and great guest experiences. We prioritized sustainability alongside innovation, enhancing our menu of real, responsibly sourced ingredients while staying true to our Food With Integrity Principles. Our results demonstrate that Chipotle’s focus on our digital ecosystem and multipronged growth strategy, coupled with strong leaders and great people with a best-in-class culture, can continue to deliver a stellar performance year after year.
We have slightly revamped our 2021 strategic priorities to reflect the business transitioning from its “turnaround” phase to a “sustainable growth” phase into the year ahead. These include:
1.	Running successful restaurants with a people accountable culture that provide great food with integrity while delivering exceptional in-restaurant and digital experiences;
2.	Sustaining world class people leadership by developing and retaining diverse talent at every level;
3.	Making the brand visible, relevant, and loved;
4.	Amplifying technology and innovation to drive growth and productivity at our restaurants and support centers; and
5.	Expanding access and convenience by accelerating new restaurant openings.
Continuing to deliver operational excellence is paramount to our success. At times, rising COVID-19 cases challenged our staffing levels; however, our teams were able to pivot and adapt to ensure we delivered a safe and delicious culinary experience for our guests. We invested in our employees and increased the average hourly wage to $15, expanded benefits like debt-free degrees, and conveyed transparent career progression with a path to six figures in just three years. We made progress in our commitments to further diversity, equity and inclusion across the organization, and implemented a program to accelerate the development of our diverse field organization and support center employees for promotion to above restaurant and next level roles. These efforts resulted in better employee recruitment and retention. Last year, 90% of our restaurant management roles were internal promotions and overall, we promoted almost 19,000 team members.
We continued to lead culture, drive difference, and generate purchases in 2021 by being more visible than ever. Our purpose-driven marketing like the short film, A Future Begins, shed light on the agricultural crisis and allowed consumers to pledge their support to influence the 2023 Farm Bill that would facilitate equitable access to up to one million acres of land for the next generation of farmers. We also made our debut in the metaverse as the first restaurant brand to create a virtual experience on the interactive Roblox platform. We introduced Cauliflower Rice, Hand-Crafted Quesadillas, and Smoked Brisket to our menu last year and offered Plant-Based Chorizo in early 2022. Our creative marketing initiatives and new menu innovations continue to build sales today and the brand for tomorrow, attracting new users as well as motivating existing customers to come more often.
Over the past year, we continued to invest in our digital ecosystem, which resulted in 2021 digital sales of $3.4 billion, nearly three and a half times what we did pre-COVID-19 in 2019. A key component of our success remained our loyalty program, Chipotle Rewards, which has over 26.5 million members. We focused on personalization and driving frequency through enhancements to the program. We strengthened our digital ecosystem by adding flexibility to redeem rewards through the Rewards Exchange; gamified the program with Extras challenges and badges; tested alternative restaurant formats like the Chipotlane Digital Kitchen; and invested in emerging technology like autonomous delivery.
We also expanded access and convenience for our guests, exceeding our guidance by opening 215 new restaurants last year, 81% of which included a Chipotlane, including our first of this format in Canada. We also recently shared our new long-term goal of having 7,000 restaurants in North America, an increase from our prior goal of 6,000 locations. We are targeting growth through small-town opportunities that deliver results at or better than traditional locations. We are nearly halfway there, with the recent opening of our 3,000th restaurant, which is a testament to our phenomenal teams and their relentless pursuit of bringing Food with Integrity to more communities.
Our team’s focus and strong execution last year has set us up for a strong performance in 2022, and I am thrilled with our progress thus far. We continue to identify opportunities to Cultivate a Better World and drive meaningful change at scale. I am optimistic about our future and look forward to delivering on our aggressive goals.
Sincerely,

Brian Niccol
Chairman and CEO, Chipotle Mexican Grill
2022 Proxy Statement 1

NOTICE OF MEETING
The 2022 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/CMG2022 on May 18, 2022 at 8:00 a.m. (PDT).
Shareholders will consider and act on the following matters:
1.	Election of the nine director nominees named in the accompanying proxy statement, each to serve a one-year term;
2.	Approval, on an advisory basis, of the compensation of our executive officers as disclosed in the accompanying proxy statement (known as “say on pay”);
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;
4.	Approval of the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan;
5.	Approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan;
6.	The two shareholder proposals described in this proxy statement, if properly presented; and
7.	Such other business properly brought before the meeting.
Information about these matters is contained in the proxy statement that accompanies this notice.
Only shareholders of record at the close of business on March 21, 2022 are entitled to notice of and to vote at the annual meeting. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials.
Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors, on the approval, on an advisory basis, of our executive compensation or on either of the shareholder proposals unless they have your specific instructions on how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.
By order of the Board of Directors

Roger Theodoredis
General Counsel and Chief Legal Officer

April 1, 2022
2022 Proxy Statement 2

Proxy Statement Summary
Information About the Annual Meeting

Date and Time: Wednesday, May 18, 2022 8:00 am (PDT)	Location: Live webcast online at www. virtualshareholdermeeting.com/ CMG2022	Record Date for Shareholders entitled to vote: March 21, 2022

Matters to be Voted on at the Annual
Meeting and Board Recommendations
Item	Board’s Voting Recommendation
1. Election of the nine director nominees named in this proxy statement (page 14)	For
2. Advisory “Say on Pay” vote (page 33)	For
3. Ratification of Ernst & Young LLP as our independent registered public accounting firm (page 34)	For
4. Approval of the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan (page 36)	For
5. Approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan (page 43)	For
6. Shareholder proposal to commission a Racial Equity Audit (page 47)	Against
7. Shareholder proposal to publish quantitative workforce data (page 49)	Against
Highlights of Director Nominees
Name	Years of Service	Independent	Board Recommendation	Audit & Risk Committee	Compensation Committee	Nominating & Corporate Governance Committee
Albert Baldocchi	25	Yes	FOR			✓
Matthew Carey	1	Yes	FOR	✓
Gregg Engles	2	Yes	FOR		✓
Patricia Fili-Krushel	3	Yes	FOR		Chair
Mauricio Gutierrez	1	Yes	FOR		✓
Robin Hickenlooper	5	Yes	FOR			Chair
Scott Maw(1) (2)	3	Yes	FOR	Chair
Brian Niccol	4	No	FOR
Mary Winston(2)	2	Yes	FOR	✓
(1)	Lead Independent Director.
(2)	Designated as an “Audit Committee Financial Expert” under the SEC rules.
2022 Proxy Statement 3

Proxy Statement Summary (CONT.)
Highlights of our Board of Directors

Corporate Governance Highlights

■	Ten of the eleven members on our Board of Directors are independent.
■
Board has appointed a Lead Independent Director who has substantive responsibilities, including engaging in planning and approval of meeting schedules and agendas, presiding over executive sessions of independent directors, and consulting with major shareholders.

■
Board appointed a new Lead Independent Director and a new Compensation Committee chair in 2021, with two of the three standing Committees of the Board now chaired by female directors. The average tenure of the directors is 6 years, and the average age of the directors is 58.

■	All directors stand for election on an annual basis.
■
Directors are elected by a majority of votes cast in uncontested elections and any director who does not receive a majority of votes cast is required to submit his or her resignation for consideration by the Board.

■
Our Clawback and Recoupment of Compensation Policy allows the Board to seek reimbursement of incentive compensation paid or awarded to an executive officer if it was based upon the achievement of financial results that subsequently were restated, and to require forfeiture of an executive officer’s compensation if they engaged in egregious conduct substantially detrimental to the company.

2022 Proxy Statement 4

Proxy Statement Summary (CONT.)
■	Board and Committee performance is reviewed in an annual self-assessment, with results reported to and evaluated by the full Board.
■	Independent Board members meet in executive session at each quarterly Board meeting.
■	All executive officers and directors are prohibited from hedging/pledging shares of our common stock.
■	Bylaws contain proxy access provisions, which enables qualifying shareholders to nominate directors for election to our Board.
■
We have robust stock ownership requirements for executive officers and directors, which are among the highest CEO and CFO ownership requirements of our peer group of companies, as described in “Compensation Discussion and Analysis.”

■	Bylaws permit holders of at least 25% of our outstanding common stock to call special meetings of shareholders.
■	We do not have a shareholder rights plan or “poison pill.”
■	We engage with major shareholders to seek their input on issues and to address their questions and concerns.
■
See the “Compensation Discussion and Analysis” section of this proxy statement for significant compensation policies and procedures we employ to motivate our employees to build shareholder value and promote the interests of all our shareholders.

2022 Proxy Statement 5

2022 Proxy Statement 6

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement other than statements of historical fact, including statements relating to trends in or expected impacts of our initiatives, strategies, and plans, as well as trends in or expectations regarding our financial results and long-term growth model and drivers, and regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words ‘”can,” “believe,” “may,” “should,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We expressly disclaim any obligation to update or revise any forward-looking statements after the date of this proxy statement as a result of new information, future events or other developments, except as required by applicable laws and regulations.
2022 Proxy Statement 7

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the virtual annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Wednesday, May 18, 2022, beginning at 8:00 a.m. (PDT) online at www.virtualshareholdermeeting.com/CMG2022. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It was made available to shareholders on or about April 1, 2022.

Virtual-only annual meeting format
In light of continuing public health concerns regarding the novel coronavirus (COVID-19) pandemic and related restrictions, the Board of Directors has determined that it is prudent to hold this year’s annual meeting in a virtual-only format via live audio webcast.
Attending the annual meeting
To attend the virtual annual meeting, you must be a shareholder as of the close of business on the record date of March 21, 2022. Shareholders may attend the virtual annual meeting at www.virtualshareholdermeeting.com/CMG2022. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/CMG2022 around 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website 15 minutes prior to the meeting start, selecting the shareholder communications mailbox to link through to the meeting and the control number will automatically populate. For optimal viewing and usage, this site is best viewed with a screen resolution of 1024x768 and above.
If you have technical difficulties or trouble accessing the annual meeting
Beginning 15 minutes prior to the meeting start, technicians will be available to assist you with any technical difficulties you may have accessing the meeting. If you encounter any difficulties accessing the annual meeting or during the meeting time, please call the technical support number that will be posted on the meeting website.
Participation during the virtual annual meeting
Shareholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/CMG2022. After the formal business of the annual meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting that are pertinent to Chipotle and the meeting matters, as time permits.
Who can vote
If you were a shareholder of record of our common stock as of the close of business on March 21, 2022, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting using the 16-digit control number that appears on the Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 21, 2022, there were 28,019,442 shares of common stock outstanding and entitled to vote.
A list of shareholders entitled to vote at the annual meeting will be available to shareholders for examination 10 days prior to the annual meeting. To review the list of shareholders, please contact Chipotle investor relations at ir@chipotle.com. The shareholder list will also be available during the annual meeting on the meeting website.
2022 Proxy Statement 8

ANNUAL MEETING INFORMATION(CONT.)
Matters to be Voted on at the Annual Meeting and Board Recommendations
You will be asked to vote on seven proposals:
Board Recommendation:
Proposal 1 –	Election of the nine director nominees named in this proxy statement (page 14)	FOR
Proposal 2 –	Approval, on an advisory basis, of the compensation of our executive officers as disclosed in this proxy statement (“say on pay”) (page 33)	FOR
Proposal 3 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 (page 34)	FOR
Proposal 4 –	Approval of the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan (page 36)	FOR
Proposal 5 –	Approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan (page 43)	FOR
Proposal 6 –	Shareholder proposal to commission a Racial Equity Audit (page 47)	AGAINST
Proposal 7 –	Shareholder proposal to publish quantitative workforce data (page 49)	AGAINST
The Board of Directors is not aware of any other matters to be presented for action at the meeting.
Information About How to Vote
If you hold your shares through a broker, bank or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or requested a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement.
Under the rules of the New York Stock Exchange, or NYSE, on voting matters that the NYSE characterizes as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by your broker. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 3. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.
If you are a shareholder of record, you can vote your shares in advance of the meeting over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or requested a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote online at the virtual annual meeting. Instructions for voting online at the virtual annual meeting will be available at www.virtualshareholdermeeting.com/CMG2022.
If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.
2022 Proxy Statement 9

ANNUAL MEETING INFORMATION(CONT.)
Revocation of your proxy
You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:
■	re-submitting your vote on the Internet, by telephone or by mail;
■	if you are a shareholder of record, by sending a written notice of revocation to our Corporate Secretary at our principal offices, 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660; or
■	if you are a shareholder of record, by attending the virtual annual meeting and voting online using your 16-digit control number.
Attendance at the virtual annual meeting will not by itself revoke your proxy.
Quorum requirement
A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present via webcast or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining whether a quorum exists.
Broker non-votes
A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item. See “Information About How to Vote” above for more information.
Votes required to approve each proposal
Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.
Proposals 2 through 7 —The “say on pay” advisory vote (proposal 2), ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (proposal 3), approval of the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan (proposal 4), approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan (proposal 5), and both of the shareholder proposals described in this proxy statement, if properly presented (proposals 6 & 7), require the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote in order to be approved. Abstentions represent shares entitled to vote, and therefore will have the same effect as a vote “AGAINST” a proposal. Broker non-votes, which are expected to occur with respect to proposals 2 through 7, are not counted as entitled to vote and therefore will have no effect on the outcome of any of these proposals.
Because the “say on pay” vote (proposal 2) and the shareholder proposals (proposals 6 & 7) are advisory, they will not be binding on the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and the subject matters of the shareholder proposals. Ratification of our appointment of the independent registered public accounting firm is not required and therefore the vote on proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal.
Consequences if a nominee for director does not receive a majority of votes cast regarding his or her election
Our bylaws require that any director who does not receive at least a majority of votes cast must submit an irrevocable resignation to the Nominating and Corporate Governance Committee of the Board, and the Committee must make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board must then act on the resignation, considering the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission, or SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.
2022 Proxy Statement 10

ANNUAL MEETING INFORMATION(CONT.)
Delivery of proxy materials
We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 21, 2022 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our corporate website at ir.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.
Proxy solicitation costs
We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our directors, officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $23,500 plus reimbursement of customary expenses.
2022 Proxy Statement 11

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following table shows the beneficial ownership of shares of our common stock as of March 21, 2022 (unless otherwise noted) by:
■	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;
■	each of the executive officers listed in the 2021 Summary Compensation Table appearing later in this proxy statement;
■	each of our directors; and
■	all of our current executive officers and directors as a group.
The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 28,019,442 outstanding shares of common stock as of March 21, 2022. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 21, 2022 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
Name of Beneficial Owner	Shares Beneficially Owned (Outstanding)	Shares Beneficially Owned (Right to Acquire)(1)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of more than 5% of outstanding common stock
The Vanguard Group, Inc.(2)	2,485,841	0	2,485,841	8.87%
T. Rowe Price Associates, Inc.(3)	2,226,370	0	2,226,370	7.95%
BlackRock, Inc.(4)	1,969,178	0	1,969,178	7.03%
Directors and Named Executive Officers
Brian Niccol	21,495	39,423	60,918	*
Jack Hartung(5)	59,413	9,454	68,867	*
Curt Garner	11,389	16,088	27,477	*
Christopher Brandt	5,028	8,531	13,559	*
Scott Boatwright	7,202	5,275	12,477	*
Albert Baldocchi(6)	68,875	0	68,875	*
Matthew Carey	801	0	801	*
Gregg Engles	321	0	321	*
Patricia Fili-Krushel	499	0	499	*
Neil Flanzraich	493	0	493	*
Mauricio Gutierrez	128	0	128	*
Robin Hickenlooper	835	0	835	*
Scott Maw	488	0	488	*
Ali Namvar	3,807	0	3,807	*
Mary Winston	221	0	221	*
All directors and executive officers as a group (18 people)	189,344	92,615	281,959	1.01%
*	Less than one percent.
(1)	Consists of shares underlying stock-only stock appreciation rights that are vested or that will vest within 60 days of March 21, 2022.
(2)
Based solely on a report on Schedule 13G/A filed on February 9, 2022, reflecting ownership as of December 31, 2021. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. Of the total shares of common stock beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to zero shares, shared voting power with respect to 47,657 shares, sole dispositive power with respect to 2,369,377 shares and shared dispositive power with respect to 116,464 shares.

(3)
Based solely on a report on Schedule 13G/A filed on February 14, 2022, reflecting ownership as of December 31, 2021. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. Of the total shares of common stock beneficially owned, T. Rowe Price Associates, Inc. has sole voting power with respect to 906,499 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 2,226,370 shares and shared dispositive power with respect to zero shares.

2022 Proxy Statement 12

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK(CONT.)
(4)
Based solely on a report on Schedule 13G/A filed on February 1, 2022, reflecting ownership as of December 31, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055. Of the total shares of common stock beneficially owned, BlackRock, Inc. has sole voting power with respect to 1,697,454 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 1,969,178 shares and shared dispositive power with respect to zero shares.

(5)	Shares beneficially owned by Mr. Hartung include 18,989 shares in a trust for Mr. Hartung’s benefit and of which his spouse is the trustee.
(6)	Shares beneficially owned by Mr. Baldocchi include 30,500 shares held in a trust established for benefit of his children, and 38,375 shares he holds jointly with his spouse.
2022 Proxy Statement 13

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently has eleven members, with each director serving for a one-year term. Two of our current directors – Neil Flanzraich and Ali Namvar – will not be standing for re-election at the annual meeting. Mr. Flanzraich has served on the Board since 2007 and, as former Lead Independent Director, has provided invaluable counsel and steady leadership through times of transition and growth for the company. Mr. Namvar has served on the Board since 2016 and has been a vital member of the Board, helping to guide us through a transformational time in Chipotle’s history. We extend our heartfelt appreciation to Messrs. Flanzraich and Namvar for the many contributions each has made to our success. The size of the Board will be reduced from eleven members to nine members immediately prior to the annual meeting. At the annual meeting, shareholders will vote on the nine nominees named below, each of whom is an incumbent member of the Board.
Each of the director nominees was elected at the 2021 annual meeting of shareholders and was nominated for re-election by the Board upon the recommendation of the Nominating and Corporate Governance Committee. Each director nominee has consented to serve if elected; however, if any nominee is unable to serve or will not serve for any reason, the directors may decide to reduce the size of the Board or the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected.
The Board of Directors held four meetings in 2021. Each director Attended at least 75% of the meetings of the Board and of Committees of which he or she was a member during the time in which they served as a member of the Board in 2021. The Board requests that each of its members attend our annual shareholder meeting absent extenuating circumstances, and all directors serving on the Board following the date of the 2021 annual meeting attended the meeting.
There are no family relationships among our directors, or between our directors and executive officers.
The Board of Directors recommends a vote FOR the election of each of the director nominees.
INFORMATION REGARDING THE DIRECTOR NOMINEES
Biographical Information
The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. If elected, the terms of all director nominees will expire as of the date of next year’s annual meeting of shareholders. Each director will hold office until their successors are elected and have qualified or their earlier resignation or removal. The age of each director is as of May 18, 2022, the date of the annual meeting.
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Albert S. Baldocchi Age: 68 Director Since: 1997
Background:
Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for, and investor in, a variety of privately held companies. He holds a Bachelor of Science degree in Chemical Engineering from the University of California at Berkeley and an MBA from Stanford University.

Qualifications:
Mr. Baldocchi’s extensive involvement with restaurant companies for almost 30 years has given him an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well.

How I Chipotle:
Burrito with white rice, pinto beans, barbacoa, tomatillo-green chili salsa and sour cream, with a side of guacamole and chips.

Matthew A. Carey Age: 57 Director Since: 2021
Background:
Mr. Carey has served as Executive Vice President and Chief Information Officer of The Home Depot, Inc., a home improvement retailer, since September 2008. From January 2006 through August 2008, he served as Senior Vice President and Chief Technology Officer at eBay Inc., an online commerce platform. Prior to that, Mr. Carey held various positions with Wal-Mart Stores, Inc., a general merchandise retailer, from June 1985 to December 2005, with his final position as Senior Vice President and Chief Technology Officer. Mr. Carey previously served as a member of the Board of Directors of Geeknet Inc. and TransUnion Corp. He received an Associate of Applied Science degree from Oklahoma State University-Okmulgee.

Qualifications:
Mr. Carey has significant operational and strategic leadership experience and also brings to our Board extensive experience with information technology, cybersecurity and managing a global retail environment.

How I Chipotle:
Burrito with ½ black beans, ½ pinto beans, double chicken, fajita veggies, tomatillo-green chili salsa, cheese and a side of guacamole.

Gregg L. Engles Age: 64 Director Since: 2020
Background:
Mr. Engles is the Founder and Managing Partner of Capitol Peak Partners LLC, a capital investment company, since April 2017. Mr. Engles previously served as the Chairman of the Board of Directors and Chief Executive Officer of The WhiteWave Foods Company, a global food and beverage company, from October 2012 until April 2017 when it was acquired by Danone S.A. He previously served as the Chief Executive Officer of Dean Foods Company, a food and beverage company and former parent company of WhiteWave, from April 1996 until WhiteWave’s initial public offering in October 2012. Mr. Engles currently serves on the Board of Directors of Liberty Broadband Corporation and he previously served on the Boards of Directors of Danone S.A., The WhiteWave Foods Company (until it was acquired by Danone S.A.), GCI Liberty (until it merged into Liberty Broadband Corporation), Liberty Expedia Holdings, Inc., and Dartmouth College. He received a Bachelor’s degree in Economics from Dartmouth College and a Juris Doctorate from Yale University.

Qualifications:
Mr. Engles has significant operational, strategic leadership and Board experience gained through his senior leadership positions at WhiteWave and other large public companies. He provides our Board with executive leadership perspective on the operations and management of public companies, which will assist our Board in evaluating strategic opportunities.

How I Chipotle:
Salad with Carne Asada, brown rice, black beans, fresh tomato salsa, fajita veggies, sour cream, cheese and Chipotle honey vinaigrette dressing.

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Patricia Fili-Krushel Age: 68 Director Since: 2019
Background:
Ms. Fili-Krushel serves as Chair of the Board of Directors of Coqual (formerly Center for Talent Innovation), a New York City–based think tank that focuses on global talent strategies, where she served as Chief Executive Officer from January 2019 until February 2021. From 2011 to 2016, she served as an executive at Comcast Corporation, a global media and technology company; as Division Chairman, NBCUniversal News Group; and as Executive Vice President, NBCUniversal. Prior to that, Ms. Fili-Krushel served as Executive Vice President and Chief Administrative Officer of Time Warner Inc., a global media and entertainment company, from 2001 to 2011; as President & CEO, WebMD Health Division, of WebMD Health Corp., from 2000 to 2001; as President, ABC Television Network, and President, ABC Daytime, Disney-ABC Television Group, of The Walt Disney Company, a diversified worldwide entertainment company; and as Senior Vice President, Programming of Lifetime Entertainment Services, an entertainment and media company, from 1988 to 1992. She also serves as a director of Dollar General Corporation and Reddit, Inc. (a private company). Ms. Fili-Krushel received a Bachelor’s degree in Communications from Saint John’s University, and an MBA from Fordham University.

Qualifications:
Ms. Fili-Krushel has extensive leadership, human resources and compensation experience and her contributions to the Board include broad experience in managing global businesses, developing business strategy, talent management and creating organizational cultures. She also brings experience serving on the boards of directors of other public companies.

How I Chipotle:
Burrito bowl with brown rice, chicken, black beans, fresh tomato salsa, cheese, guacamole and chips.

Mauricio Gutierrez Age: 51 Director Since: 2021
Background:
Mr. Gutierrez has served as President and Chief Executive Officer of NRG Energy, Inc., an integrated power company, since December 2015. He joined NRG in August 2004 and served in multiple executive positions within NRG, including Executive Vice President and Chief Operating Officer of NRG from July 2010 to December 2015; Executive Vice President–Commercial Operations from January 2009 to July 2010; and Senior Vice President–Commercial Operations from March 2008 to January 2009. Mr. Gutierrez also served as the Interim President and Chief Executive Officer of Clearway Energy, Inc. (formerly NRG Yield, Inc.), an energy infrastructure investor and owner that was spun off from NRG Energy in 2015, from December 2015 to May 2016, and Executive Vice President and Chief Operating Officer of Clearway from December 2012 to December 2015. Mr. Gutierrez held various positions within Dynegy’s commercial and trading organization and Mexico City-based DTP Consultores. He has served as a member of the Board of Directors of NRG since January 2016 and previously served on the board of Clearway Energy, Inc. Mr. Gutierrez holds a Bachelor's degree in Industrial Engineering from the Universidad Panamericana, a Master's Degree in Mineral Economics from the Colorado School of Mines and a Master's degree in Petroleum Economics from the French Petroleum Institute.

Qualifications:
Mr. Gutierrez’s experience as a chief executive officer brings to our Board management’s perspective on leading day-to-day business operations. He also has extensive experience with strategic planning, leading a senior management team, risk management and environmental and sustainability issues.

How I Chipotle:
Burrito with Carne Asada, white rice, pinto beans, guacamole, with tomatillo-green chili salsa and chips.

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Robin Hickenlooper Age: 43 Director Since: 2016
Background:
Ms. Hickenlooper is Senior Vice President of Corporate Development at Liberty Media Corporation, an owner of media, communications and entertainment businesses, and has served in senior corporate development roles at Liberty Media and its affiliates since 2010. Prior to joining Liberty Media in 2008, Ms. Hickenlooper worked at Del Monte Foods and in investment banking at Thomas Weisel Partners. Ms. Hickenlooper currently serves on the Board of directors of Sirius XM Holdings Inc., and she previously served on the Board of directors of FTD Companies, Inc. She earned a Bachelor’s degree in Public Policy from Duke University and an MBA from Kellogg School of Management at Northwestern University.

Qualifications:
Ms. Hickenlooper brings to the Board significant experience in marketing and new media, as well as public company corporate governance.

How I Chipotle:
Salad with brown rice, chicken, fresh tomato salsa, tomatillo-green chili salsa, cheese and guacamole, with a touch of sour cream and chips crumbled on top.

Scott Maw Age: 54 Director since: 2019
Background:
Mr. Maw served as a Managing Director at WestRiver Group, a private equity investment firm, from August 2019 to August 2020 and as a Senior Advisor from August 2020 until February 2021. He was Executive Vice President and Chief Financial Officer at Starbucks Corporation, a global roaster and retailer of specialty coffee, from 2014 until his retirement at the end of 2018. He also was Senior Vice President, Corporate Finance at Starbucks from 2012 to 2013, and Senior Vice President and Global Controller from 2011 to 2012. From 2010 to 2011, he was Senior Vice President and Chief Financial Officer of SeaBright Holdings, Inc., a specialty workers’ compensation insurer. From 2008 to 2010, he was Senior Vice President and Chief Financial Officer of the Consumer Bank at JP Morgan Chase & Company. Prior to this, Mr. Maw held leadership positions in finance at Washington Mutual, Inc. from 2003 to 2008, and GE Capital from 1994 to 2003. Prior to joining GE Capital, Mr. Maw worked at KPMG’s audit practice from 1990 to 1994. He currently serves as a member of the Boards of Directors of Avista Corporation, Alcon Inc., and Root, Inc. and serves on the Board of Trustees of Gonzaga University. Mr. Maw holds a Bachelor of Business Administration in Accounting from Gonzaga University.

Qualifications:
Mr. Maw brings to our Board expert knowledge in finance, accounting, risk management and public corporate governance and has extensive experience leading global teams.

How I Chipotle:
Burrito bowl with Carne Asada or chicken, white rice, black beans, cheese, fresh tomato salsa and tomatillo-red chile salsa.

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Brian Niccol Age: 48 Director Since: 2018
Background:
Mr. Niccol has served as our Chief Executive Officer and a director since March 2018 and in the additional role as Chairman of the Board since March 2020. From January 2015 to February 2018, Mr. Niccol served as Chief Executive Officer of Taco Bell, a division of Yum! Brands, Inc., a global restaurant company. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President from 2013 to 2014. Prior to his service at Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol currently serves on the Board of directors of KB Home, one of the largest homebuilders in the U.S., and Chipotle Cultivate Foundation, Chipotle’s nonprofit organization. He previously served on the Board of Harley-Davidson, Inc. Mr. Niccol holds an undergraduate degree from Miami University and an MBA from the University of Chicago Booth School of Business.

Qualifications:
Mr. Niccol brings us extensive experience in brand management, executive leadership, marketing and operations, as well as a proven track record of driving outstanding results at multiple restaurant brands. He also adds to the Board’s experience in corporate governance and public company oversight.

How I Chipotle:
Burrito bowl with Barbacoa, brown rice, fajita veggies, cheese, romaine lettuce and tomatillo-green chili salsa and tomatillo-red chile salsa on the side, with a side of guacamole and chips.

Mary Winston Age: 60 Director Since: 2020
Background:
Ms. Winston is the Founder and President of WinsCo Enterprises, Inc., a consulting firm providing financial and board governance advisory services since 2016. She served as interim Chief Executive Officer of Bed Bath & Beyond Inc., a retail chain, from May 2019 to November 2019, and as Executive Vice President and Chief Financial Officer of Family Dollar Stores, a leading discount retailer, from 2012 until it was acquired by Dollar Tree in 2015. Prior to that, Ms. Winston served as Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a supermarket chain, from 2008 to 2012, and as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a global children’s publishing, education and media company, from 2004 to 2007. Ms. Winston currently serves on the Boards of Directors of Acuity Brands, Inc., Dover Corporation, Bed Bath & Beyond and TD Bank US (Toronto-Dominion Bank’s U.S. subsidiary). Ms. Winston previously served on the Boards of Directors of Domtar Corporation, Plexus Corporation and Supervalu Inc. She holds a Bachelor’s degree in Accounting from the University of Wisconsin, an MBA in Finance, Marketing and International Business from Northwestern University’s Kellogg Graduate School, and is a CPA, as well as a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Qualifications:
Ms. Winston brings us extensive experience and expertise from years of broad financial management and executive leadership experience, including serving as CFO of three large companies. She also brings to the Board valuable experience in risk oversight and capital allocation, executive compensation and general corporate governance matters.

How I Chipotle:
Burrito bowl with 1/2 chicken, 1/2 Carne Asada, brown rice, fajita veggies, cheese and fresh tomato salsa.

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Board Skills, Experience and Attributes
The table below summarizes the key experience, qualifications, and attributes of each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the board as a whole. We believe these skills, experiences and attributes are relevant and important to our company’s achievement of its strategic goals and enhancing our economic model to benefit our shareholders. Assuming all director nominees are elected at the annual meeting, the average age of our directors will be 57, and the average tenure will be five years. The summary below is not intended to be an exhaustive list of each director nominee’s skills or contributions to the board. No individual experience, qualification, or attribute is solely dispositive of becoming a member of our board.
Board Skills, Experience and Attributes	Albert Baldocchi	Matthew Carey	Gregg Engles	Patricia Fili-Krushel	Mauricio Gutierrez	Robin Hickenlooper	Scott Maw	Brian Niccol	Mary Winston
Leadership / Board Service	X	X	X	X	X	X	X	X	X
Restaurant / Food Industry	X		X				X	X
HR / Talent Management / Compensation			X	X	X			X
Finance / Accounting	X		X		X	X	X	X	X
Cybersecurity / IT Systems		X
Risk Management		X	X		X		X		X
Branding / Marketing / Media	X		X	X	X	X		X
Digital / Social Media / Consumer Trends		X		X		X	X	X
Real Estate / Commercial Leasing	X						X
International Operations			X	X		X	X	X	X
Sustainability / Environmental			X	X	X		X		X
Government Relations					X
Investor Relations/Corporate Governance	X		X	X	X	X	X	X	X
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Board Refreshment and Diversity
We seek to strike the right balance between retaining directors with deep knowledge of the company and adding directors who bring a fresh perspective. In the last two years, we have added four new directors to the Board, and five directors (including Messrs. Flanzraich and Namvar) have rotated off the Board. Of the directors standing for re-election, six have served on the Board for three years or less and three have served for four years or more. In 2021, the Board appointed a new Lead Independent Director and appointed a new Compensation Committee chair, with two of the three standing Committees of the Board now chaired by female directors. From time to time the Board retains an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates. The Board is committed to actively seeking to include highly qualified women and individuals with underrepresented backgrounds in the pool from which new director candidates are selected. Each recruiting firm retained by the Board is instructed to specifically focus on identifying candidates who, in addition to having particular skills and experience, also would add to the diversity of the Board. Our commitment is aligned with the recently enacted California statute that requires us, by the end of 2022, to have at least three directors who are from underrepresented communities, which is defined as “an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender.”
Independence of Directors
Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2022 the Board determined that none of our directors who served on the Board in 2021 has any relationships, transactions or arrangements that would compromise his or her independence, except Brian Niccol who serves as our CEO. In making its determination as to the independence of members of the Board, the Board determined that the following transactions do not constitute relationships that would create material conflicts of interest or otherwise compromise the independence of the directors in attending to their duties as Board members: (i) the registration rights granted to Mr. Baldocchi as described below under “Certain Relationships and Related Person Transactions;” and (ii) our agreements with Pershing Square Capital Management, L.P., where Mr. Namvar was an employee until April 1, 2018 and currently serves on the advisory board. Accordingly, the Board concluded that each director who served on the Board during 2021, other than Mr. Niccol, qualifies as independent.
Committees of the Board
Our Board of Directors has three standing committees: (1) Audit & Risk Committee, (2) Compensation Committee, and (3) Nominating and Corporate Governance Committee, and each is composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit & Risk Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Compensation Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii) and Rule 10C-1 of the Exchange Act. Each Committee operates pursuant to a written charter adopted by our Board of Directors, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
Audit & Risk Committee
In accordance with its charter, the Audit & Risk Committee acts to oversee the integrity of our financial statements and system of internal controls; the annual independent audit of our financial statements; the performance of our internal audit function (including review of audit plans, budget and staffing); the implementation and effectiveness of our risk assessment and risk management policies and procedures; our compliance with legal and regulatory requirements and our response to actual and alleged violations, including claims of harassment, discrimination or alleged violations of applicable employment laws; and the implementation and effectiveness of our disclosure controls and procedures. In performing its functions, the Audit & Risk Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the company’s management and independent registered public accounting firm which, in their reports, express opinions on the fair presentation of the company’s financial statements and the effectiveness of the company’s internal controls over financial reporting. The Audit & Risk Committee’s responsibilities also include review of the qualifications, independence and performance of the independent registered public accounting firm, which reports directly to the Audit & Risk Committee. The Committee also reviews and approves our annual and quarterly reports filed with the SEC, our earnings press releases, and all transactions with related persons or situations that pose a potential conflict of interest that are required to be disclosed in the Company’s proxy statement or other SEC reports. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent registered public accounting firm. The Audit & Risk Committee also retains, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm and pre-approves audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit & Risk Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent registered public accounting firm are
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pre-approved. This policy is summarized beginning on page 35 of this proxy statement. The Committee determined that the fees paid to the independent registered public accounting firm in 2021, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence. The Audit & Risk Committee also has adopted and annually reviews compliance with the company’s Hiring Policy for Former Employees of Independent Auditor Firm, which further ensures that the independence of the independent registered public accounting firm is not impaired.
As required by law, the Audit & Risk Committee has established procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit & Risk Committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The Committee may retain independent advisors at our expense that it considers necessary for the performance of its duties. The Audit & Risk Committee held 10 meetings in 2021. The members of the Audit & Risk Committee are Messrs. Maw (Chairperson), and Carey and Ms. Winston. Our Board of Directors has determined that all of the Audit & Risk Committee members meet the enhanced independence standards required of audit committee members by regulations of the SEC and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that each of Mr. Maw and Ms. Winston qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations. In 2021 no member of the Audit & Risk Committee served on more than three audit or similar committees of publicly held companies, including Chipotle. A report of the Audit & Risk Committee is found under the heading “Audit & Risk Committee Report” on page 35.
Compensation Committee
The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the Committee determines the compensation of our Chief Executive Officer based on an evaluation of his performance and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the Committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation – Compensation Discussion and Analysis.”
The Compensation Committee charter also grants the Committee the authority to: review and make recommendations to the Board with respect to the establishment and terms of all new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to ensure they support the company’s overall business strategy and avoid undue risk; recommend compensation to be paid to our outside directors; review and advise the Board on executive compensation-related disclosures to be filed with the SEC and distributed to our shareholders; oversee our management of and response to human capital matters, including diversity and inclusion programs and initiatives, recruitment and retention of employees, gender and racial/ethnic pay equity and relative compensation and benefits offered to employees across the company; with the full Board, oversees the succession planning process relating to executive officer positions; assist the Board with its responsibilities for our compensation and benefits programs generally; and perform other administrative matters relating to our compensation programs and policies. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, except where such delegation is not allowed by legal or regulatory requirements.
The Compensation Committee has also been appointed by the Board to administer our Amended and Restated 2011 Stock Incentive Plan (and, if approved at the annual meeting, the 2022 Stock Incentive Plan) and to make awards under the plan, including as described below under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2021 Compensation Program – Fiscal 2021 Annual LTI Awards.” The Committee annually delegates its authority under the plan to several executive officers to grant equity awards to non-executive officer level employees, within limitations specified by the Committee in its delegation of authority.
The Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm, to advise the Committee regarding compensation matters for 2021 and for the equity compensation awards made to our executive officers in February 2021. All of the fees paid to FW Cook during 2021 were in connection with the firm’s work on executive and director compensation matters on behalf of the Committee; no fees were paid to the firm for any other work. FW Cook was retained pursuant to an engagement letter with the Compensation Committee, and the Committee determined that the firm’s service to Chipotle did not and does not give rise to any conflict of interest, and considers FW Cook to have sufficient independence from our company and executive officers to allow it to offer objective advice.
The Compensation Committee held six meetings in 2021. Additionally, members of the Committee held a number of discussions with shareholders regarding our 2021 executive compensation program and related matters. A report of the Committee is found under the heading “Executive Officers and Compensation – Compensation Discussion and Analysis – Compensation Committee Report” on page 71.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Ms. Fili-Krushel (Chairperson) and Messrs. Engles, Flanzraich and Gutierrez. There are no relationships between the members of the Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the Compensation Committee
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is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the Committee qualifies as a “Non-Employee Director” under SEC Rule 16b-3, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the Committee nor any organization of which any member of the Committee is an officer or director received any payments from us during 2021, other than the payments disclosed under “– Director Compensation” below.
Nominating and Corporate Governance Committee
The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate; recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director; overseeing our policies and programs relating to environmental, sustainability and social responsibility and the effectiveness of those policies and programs; and overseeing our Government Affairs initiatives and policies. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be appointed to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board), and (iii) appointments to committees of the Board. The Committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the Committee reviews at least annually. The Committee also reviews any potential shareholder proposals, including director candidates nominated by our shareholders, if such proposals are within the time limits and meet other requirements established by our bylaws and makes recommendations to the Board regarding those proposals. The Committee oversees the annual evaluation of the performance of the Board and its committees, the effectiveness of our policies and programs relating to environmental, sustainability and social responsibility policies, goals and programs and our Government Affairs initiatives and policies.
The Nominating and Corporate Governance Committee held four meetings in 2021. The members of the Committee are Ms. Hickenlooper (Chairperson) and Messrs. Baldocchi and Namvar.
2021 Director Compensation
The Compensation Committee of the Board reviews and makes recommendations to the full Board on compensation provided to non-employee directors at least biennially, as required by its charter. In May 2021, the Board approved the following changes to our non-employee director compensation program: (i) increased the annual cash retainer for each Committee Chair to better align with market practice, (ii) increased the annual cash retainer for Compensation Committee members to align the compensation of the Audit & Risk and Compensation Committees, (iii) provided an additional $2,000 retainer to each Committee member (including the Chair) of any Committee that held more than eight (8) formal meetings in the year, and (iv) changed the terms of the RSUs granted to the directors each year so that the RSUs vest 100% on the grant date. To be a “formal” meeting, the meeting must have been scheduled in advance, follow a defined agenda circulated in advance, be attended by a quorum of the Committee members and be documented with minutes. Directors who are employees of Chipotle do not receive compensation for their services as directors. Accordingly, Mr. Niccol did not receive additional compensation for service on the Board in 2021. We also reimburse directors for expenses incurred in connection with their service as directors, including travel expenses for meetings. The table below describes the compensation program for our non-employee directors, as amended in May 2021.
Non-Employee Director Compensation	Cash Retainer(1)	Restricted Stock Units(2)
Annual Director Retainer	$110,000	$150,000
Committee Chair Retainers:
Audit & Risk	$37,500
Compensation	$37,500
Nominating and Corporate Governance	$25,000
Committee Member Retainers (Excluding Committee Chair):
Audit & Risk	$15,000
Compensation	$15,000
Nominating and Corporate Governance	$10,000
Lead Independent Director	$50,000
(1)
All cash retainers are paid in arrears, on a pro rata basis, at the end of May and November. Directors also would be paid an additional $2,000 fee for each formal Committee meeting in excess of eight formal meetings in which the director participates as a Committee member.

(2)
An RSU represents the right to receive shares of our common stock. RSUs are granted to non-employee directors on the date of our annual shareholders meeting each year and vest in full on the grant date. The number of shares subject to the award is based on the closing price of our common stock on the grant date.

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Under our stock ownership requirements for our directors, each non-employee director is required to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s election to the Board. All non-employee directors who were serving for more than one year as of December 31, 2021 either met or were on track to meet this requirement.
The compensation we paid to each non-employee director who served on the Board in 2021 is set forth below.
Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Albert Baldocchi	$122,500	$150,994	$273,494
Matthew Carey	$83,048	$171,323	$254,371
Gregg Engles	$123,750	$150,994	$274,744
Patricia Fili-Krushel	$135,000	$150,994	$285,994
Neil Flanzraich	$165,000	$150,994	$315,994
Mauricio Gutierrez	$83,870	$171,323	$255,192
Robin Hickenlooper	$147,500	$150,994	$298,494
Scott Maw	$168,750	$150,994	$319,744
Ali Namvar	$126,250	$150,994	$277,244
Mary Winston	$125,000	$150,994	$275,994
(1)	Reflects cash compensation paid to each director in 2021 for service on the Board, one or more Committees of the Board and as Lead Independent Director.
(2)
Reflects the grant date fair value under FASB Topic 718 of RSUs awarded for the equity portion of each non-employee director’s annual retainer grant, which is made on the date of the annual meeting of shareholders. On May 18, 2021, RSUs in respect of 114 shares of common stock were granted to each non-employee director who was re-elected to the Board, which RSUs were valued at $1,324.51 per share, the closing price of Chipotle common stock on the grant date. The grant covered the one-year service period from the May 2021 annual meeting to the May 2022 annual meeting and the RSUs vested immediately on the grant date. On April 5, 2021 Messrs. Carey and Gutierrez were granted RSUs in respect of 14 shares of common stock in connection with their election to the Board, which RSUs were valued at $1,452.09 per share, the closing price of Chipotle common stock on the grant date. Directors may elect to defer receipt upon vesting of the shares underlying the RSUs; however, none of the directors elected this deferral option in 2021.

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CORPORATE GOVERNANCE
Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill, Inc. Code of Ethics, which applies to all Chipotle directors, officers and employees; and separate Codes of Ethics for our directors, our Chief Executive Officer and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines and each of the Codes are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
If we make any substantive amendment to, or grant a waiver from, a provision of our Codes of Ethics that apply to our executive officers, we intend to satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
Board Leadership Structure
Our current Board leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, a position held by Brian Niccol; an independent director serving as Lead Independent Director; Board committees led by independent directors; executive sessions of the directors at each regular Board meeting; and active oversight by all directors. We believe that having independent directors hold key leadership roles provides appropriate safeguards to the combined Chairman and Chief Executive Officer role and facilitates the oversight of risk by combining independent leadership with an experienced Chairman who has intimate knowledge of our business, industry and challenges. The experience and operating expertise that Mr. Niccol brings to the Board as Chairman and Chief Executive Officer, combined with the independent leadership of our Lead Independent Director, allow the Board to promptly identify and raise key risks, hold special meetings of the Board when necessary to address critical issues, and focus management’s attention on areas of concern.
At this time in our company’s growth, we believe it is appropriate for Mr. Niccol to serve as Chairman because his strong operational experience, extensive knowledge of the restaurant industry, and visionary and leadership skills both empower the company to execute its strategy and also focus our directors’ attention on the most critical business matters facing the company. Although we believe that combining the roles of Chairman and Chief Executive Officer is the best structure for our shareholders and the company now, if our Board (particularly the Lead Independent Director and the Chairperson of the Nominating and Corporate Governance Committee) believe that a different leadership structure would be better based on the challenges and needs of the business, we would change the structure.
Lead Independent Director
Scott Maw was appointed Lead Independent Director in May 2021. The Board believes that maintaining a Lead Independent Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The responsibilities of the Lead Independent Director are contained in our Corporate Governance Guidelines and include: (1) presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (2) approving information sent to the Board; (3) approving the scheduling of Board meetings and the agenda and materials for each meeting and executive session of the independent directors to provide that there is sufficient time for discussion of all agenda items; (4) serving as liaison between the Chairman and the independent directors; (5) if requested by major shareholders, being available for periodic consultation and direct communication with major shareholders; (6) with the Chairman and the Nominating and Corporate Governance Committee, evaluating all director candidates and making recommendations to the Nominating and Corporate Governance Committee; (7) collaborating with the Chair of the Nominating and Corporate Governance Committee to complete the annual Board and Committee performance self-evaluation process; and (8) with the Chair of the Compensation Committee, leading the annual performance evaluation of the Chief Executive Officer. See our Corporate Governance Guidelines, posted on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance for the full description of the role of Lead Independent Director.
Board Performance and Self-Evaluation Process
In consultation with the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee oversees annual Board and committee self-evaluations. The directors’ self-evaluation process includes a written questionnaire soliciting input on topics such as the overall effectiveness of the Board and its committees in performing their oversight responsibilities, the composition of the Board and each committee, the quality, rigor and effectiveness of meetings, the qualifications and effectiveness of incumbent directors, and whether the Board and each committee possess members with the right skills and experience to fulfill their responsibilities. The questionnaire is supplemented by candid, one-on-one discussions between the Committee Chair and independent directors on similar topics. Responses and observations from this process are discussed by the full Board and form the basis for process changes and setting future agendas. The Nominating and Corporate Governance Committee believes that this self-evaluation process best generates candid and real-time feedback on the efficacy of the Board and its relationship with management and considers each year whether changes in the process would be advisable.
2022 Proxy Statement 24

CORPORATE GOVERNANCE (CONT.)
How to Contact the Board of Directors
Any shareholder or other interested party may contact the Board of Directors, including the Lead Independent Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient in care of Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit & Risk Committee. Our Corporate Secretary, general counsel, or their designees, will review and sort communications before forwarding them to the addressee, although communications that do not, in the opinion of the Corporate Secretary, our general counsel or their designees, deal with the functions of the Board or a Committee or do not otherwise warrant the attention of the addressees may not be forwarded.
Executive Sessions
Our independent directors met in executive session without management present at the end of each regularly scheduled Board meeting during 2021. The Lead Independent Director chaired the non-employee executive sessions of the Board held during 2021. The Board expects to continue to conduct executive sessions of the independent directors at each regularly scheduled Board meeting during 2022, and independent directors may schedule additional sessions at their discretion.
At regularly scheduled meetings of the Audit & Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee, executive sessions are scheduled at the end of each meeting, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The Committee’s policies and procedures for consideration of Board candidates are described below. All nine nominees for election as a director at this year’s annual meeting are incumbent members of the Board. Each nominee was recommended to the Board by the Nominating and Corporate Governance Committee.
The Committee considers candidates suggested by its members, other directors, senior management and shareholders. The Committee’s charter also authorizes it to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The Committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the Committee report directly to the Committee.
Candidate Qualifications and Considerations
The Nominating and Corporate Governance Committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the Committee considers candidates in light of the entirety of their credentials, including each candidate’s:
■	integrity and business ethics;
■	strength of character and judgment;
■	ability and willingness to devote sufficient time to Board duties;
■	potential contribution to the diversity and culture of the Board;
■	business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and alignment with our vision and values;
■	independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and
■	experience on public company boards and knowledge of corporate governance practices.
These factors may be weighted differently depending on the individual being considered and the needs of the Board at the time. The Board believes that diverse membership is an important attribute of a well-functioning Board, as described under “Election of Directors – Board Refreshment and Diversity.”
2022 Proxy Statement 25

CORPORATE GOVERNANCE (CONT.)
Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations
Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our Corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “– Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations.”
Under our bylaws, shareholders also may nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Shareholder Proposals and Nominations for 2023 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 83. Our bylaws also permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy materials. To do so, a shareholder must comply with the proxy access provisions in our bylaws. These provisions are described under “Shareholder Proposals and Nominations for 2023 Annual Meeting – Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws” on page 82.
Candidate Evaluation Process
The Nominating and Corporate Governance Committee initially evaluates candidates in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations” and “Election of Directors – Board Refreshment and Diversity,” and may consult with the Chairman, the Lead Independent Director, other directors, senior management or outside advisors regarding a particular candidate. The Committee also considers the results of recent Board and Committee self-evaluations and the current size and composition of the Board, including expected retirements and other anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or Committee meetings or other reasons. Following the initial evaluation, the Committee would arrange for interviews of candidates deemed appropriate for further consideration. To the extent feasible, candidates are interviewed by the Chairman, the Lead Independent Director, and the members of the Nominating and Corporate Governance Committee, and potentially other directors as well. The results of these interviews would be considered by the Committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).
Shareholder Engagement
We engage with our shareholders in a variety of ways throughout the year, with the participants and topics dependent on the stakeholders engaged. The table below generally summarizes our engagement process. Our Investor Relations team regularly meets, often with our Chairman and CEO or Chief Financial Officer, with investors, prospective investors, and investment analysts. Members of management and, upon request, members of our Board also regularly engage with our shareholders to provide updates and solicit their views and input on ESG, corporate governance and other topics of interest to them, such as our sustainability initiatives, human capital management and executive compensation program. We regularly share the feedback and input we receive from shareholders with our Board and the applicable Committees, which take them into account as we review and update our governance, compensation and ESG practices and policies.
2022 Proxy Statement 26

CORPORATE GOVERNANCE (CONT.)
Timing/Frequency	Chipotle Participants	Discussion Topics
Annual Meeting-Related
Each fall during the proxy off-season, we initiate discussions with our largest shareholders. We reach out to them again after the proxy statement is filed, and we are open to discussions throughout the year, as requested by shareholders.

Any or all of:
■ Representatives from our Investor Relations, Corporate Secretary, Corporate Governance and Compensation and Sustainability functions
■ Lead Independent Director
■ Chair of our Compensation or Nominating & Corporate Governance Committees may participate

■ Results of shareholder votes at the last annual meeting and how the company should respond
■ Executive compensation, including award design & performance metrics
■ Sustainability, environmental, social, human capital management and diversity matters
■ Incentive and equity plan parameters
■ Board composition and refreshment, nomination & election procedures and related matters
■ Corporate governance
■ Proxy statement disclosures

Issue-Based Engagement
Before or after the proxy statement is filed
Any or all of:
■ Representatives from our Investor Relations, Corporate Secretary, Corporate Governance and Compensation and Sustainability functions
■ Lead Independent Director
■ Chair of our Compensation or Nominating & Corporate Governance Committees may participate

■ Shareholder proposals submitted for the proxy and the company’s planned response
■ Proposed changes to our executive compensation program
■ Sustainability, environmental, social, human capital management and diversity, equity and inclusion matters

Investor Meetings and Conferences
Throughout the year (meetings with investors at company or investor offices, and at analyst-sponsored conferences)	■ Senior Management and Investor Relations	■ Company strategy ■ Financial results and outlook
Investor Calls - Quarterly Earnings
Quarterly and special calls from time to time	■ Senior Management and Investor Relations	■ Company strategy ■ Financial results and outlook
Our management and directors actively engage with shareholders to seek their input on emerging issues and to address shareholder questions and concerns. As in prior years, during 2020 and 2021 we reached out to shareholders holding a significant percentage of our outstanding common stock both before we filed our 2021 proxy statement, specifically to solicit input on COVID-19-related modifications our Compensation Committee was considering, and again after we filed our 2021 proxy statement, to discuss the disclosures in our proxy statement. In the fall of 2021, we contacted shareholders collectively holding almost 70% of our outstanding common stock as part of our regular proxy off-season engagement and to discuss the vote results from the 2021 annual meeting. Although many shareholders did not respond to our engagement request or declined to engage, we were able to engage with shareholders representing 49% of our outstanding common stock. See below under “2021 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for a summary of those discussions.
We also reached out to all of the shareholders that submitted proposals for consideration at the 2022 annual meeting to discuss their proposals and our existing policies and practices. As a result of those discussions and the company’s response, a majority of the shareholder proponents withdrew their proposals.
2022 Proxy Statement 27

CORPORATE GOVERNANCE (CONT.)
Response to 2021 Advisory “Say on Pay” Vote on Executive Compensation
Every year we provide our shareholders with the opportunity to cast an advisory vote to approve the compensation of our executive officers. At our 2021 annual meeting of shareholders, we received approximately 51.3% support for our “say on pay” advisory vote proposal, which was lower than our desired level of support. The Compensation Committee has taken the outcome of this vote seriously and we conducted broad shareholder outreach after the 2021 annual meeting to solicit and understand our shareholders’ feedback regarding Chipotle’s executive compensation program.
See “Executive Officers and Compensation – Compensation Discussion and Analysis – 2021 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for more information on the feedback we received from our shareholders and the Board’s response.
Response to Shareholder Proposals
We strive to be responsive to input and feedback of our shareholders and other stakeholders as expressed through our active engagement and annual meeting processes. At our 2021 annual meeting, a shareholder proposal was presented requesting that our Board of Directors permit shareholders to take action by written consent, including shareholder ability to initiate any appropriate topic for written consent. The proposal did not receive the affirmative vote of a majority of the voting power present at the annual meeting. After consideration of the proposal and the vote results at the 2021 annual meeting, the Board decided to not implement the proposal.
Policies and Procedures for Review and Approval of Transactions with Related Persons
We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit & Risk Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related person has an interest during a year total less than $120,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 81.
A related person transaction will only be approved by the Audit & Risk Committee if the Committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit & Risk Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.
Role of the Board of Directors in Risk Oversight
While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors and its standing Committees oversee the significant risks facing our company. The responsibility for overseeing risks related to the following topical areas has been allocated to the Board and its Committees as follows:
Areas of Risk Oversight
Board of Directors	■	Our strategic plans, financial and operating performance and shareholder returns
	■	Review and assess the effectiveness of our enterprise risk assessment and mitigation of critical risks
	■	Regular review and analysis with management of most significant business risks as identified by the Board, the Audit & Risk Committee, and/or management
	■	Succession planning process for our CEO and other executive officers and development of senior management
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CORPORATE GOVERNANCE (CONT.)
Areas of Risk Oversight
Audit & Risk Committee	■	Accounting practices and policies, financial statements and reporting and disclosure controls and procedures and internal controls
	■	Internal controls and the performance of the internal audit function
	■	Performance of our independent registered public accounting firm and the lead audit partner
	■	Cybersecurity and data privacy programs, policies and risk assessment and mitigation
■
Ethics and Compliance program, including the whistleblower hotline and procedures for the receipt, retention and treatment of complaints, and the company’s risk management framework and the process for identifying, assessing and mitigating key risks

■
Compliance with legal and regulatory requirements and the company’s response to actual and alleged violations, including claims of harassment, discrimination or other violations of applicable employment laws

	■	Compliance with and training on the Code of Ethics
	■	Transactions with related persons and compliance with our Policy and Procedures with respect to Related Person Transactions
Compensation Committee	■	Compensation and evaluation of our CEO and the compensation of our other executive officers, including employment agreements and post-service arrangements and perquisites
	■	Evaluation of risks relating to our compensation programs
■
Human capital management, including diversity, equity and inclusion programs and initiatives, recruitment and retention of employees, pay equity and relative compensation and benefits offered to employees across the company

	■	Our compensation and benefits programs generally, including retirement and welfare plans and equity compensation plans
	■	Stock ownership guidelines
	■	Director compensation program
Nominating and Corporate Governance Committee	■	Corporate governance policies and processes
	■	Compliance with key corporate governance documents, including our Corporate Governance Guidelines and Committee charters
	■	Policies and programs relating to environmental matters and sustainability
	■	Government Affairs initiatives and policies
	■	Board refreshment and identification, evaluation and selection of potential director candidates
	■	Annual process of evaluating the performance of the Board and each Committee
	■	Policies and programs relating to social responsibility, corporate citizenship and public policy issues significant to the company
Our directors receive regular reports on the most significant risks facing our business and are promptly informed regarding developments in our risk profile. For example, our Board receives quarterly reports from our food safety and quality assurance teams, which establish and monitor our quality and food safety programs and work closely with suppliers to ensure our high standards are met throughout the supply chain. Our Board also has access to our Food Safety Advisory Council, which is an advisory board of independent, highly respected experts in the food industry that meets quarterly to discuss and review our company-wide food safety program and any food safety related issues. Our Board also receives detailed diversity data each quarter, which shows the status of our progress towards achieving our goals, and the Nominating and Corporate Governance
2022 Proxy Statement 29

CORPORATE GOVERNANCE (CONT.)
Committee biannually receives a report on the Company’s policies and programs relating to environmental, sustainability and social responsibility.
In addition, our Audit & Risk Committee receives quarterly reports on our information security and cyber fraud prevention programs from our Chief Information Security Officer and Chief Technology Officer. Similar to most organizations, we are susceptible to information security breaches and cybersecurity-related incidents, and we are committed to protecting and consistently enhancing the security of our systems, networks and general technology environment. We have established a Cybersecurity Program, which includes appropriate security risk assessments, security monitoring, incident response policies, operating standards, global regulatory compliance and employee training. We continually invest in enhancing our preventive and defensive capabilities in alignment with globally recognized information security standards, maintaining appropriate information security risk insurance policies, and implementing other measures to mitigate or minimize the impacts from potential threats. Additionally, independent external audits are conducted, including penetration testing and overall review of program maturity based on the NIST Cybersecurity Framework.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS
Sustainability and Corporate Responsibility
Chipotle’s sustainability efforts are focused in three key areas: Food & Animals, People and the Environment. Goals are published in each of these three areas in our Sustainability Report on our website chipotle.com/about-us/sustainability. Chipotle introduced an Environmental, Social and Governance (“ESG”) metric in 2021 that tied a portion of the annual incentive plan bonus for executive officers to achieving predetermined ESG performance goals. The 2021 goals, categorized by the above three key areas, were achieved, and in February of 2022, we announced our targets for the new year to continue holding our executive leadership team responsible to make business decisions that Cultivate a Better World. The Nominating and Corporate Governance Committee is responsible for overseeing Chipotle’s policies and programs relating to environmental, sustainability and social responsibility and the effectiveness of those policies and programs. We report on our sustainability initiatives and progress toward achieving our sustainability goals at least twice a year to the Nominating and Corporate Governance Committee.
We currently follow the disclosure framework set by The Global Reporting Initiative (GRI), and we are evaluating aligning our disclosure to the Task Force on Climate-related Financial Disclosures (TCFD) framework in the future.
2022 Proxy Statement 30

CORPORATE GOVERNANCE (CONT.)
Food & Animals
Food & Animals are at the core of our business and, therefore, are at the center of our sustainability efforts. We believe that how we grow our food is how we grow our future, and we focus significant efforts and progress around this important area. Below are a few examples of our 2021 initiatives.
A unique and impactful part of our sustainability strategy is to continue to source both organic and local ingredients. In 2021, Chipotle purchased 76.5 million pounds of local, organic and transitional ingredients, which is a 17.8% increase from the year prior. Organic growing practices help the health of the soil by creating a thriving ecosystem from natural, not synthetic, fertilizers which can harm the soil. 100% of the soybeans for tofu that we use in our Sofritas are grown organically.
We are also committed to supporting farmers. Since 2019, Chipotle has pledged to help reinvigorate the fading farming industry for future generations. Some of our programs include:
■
“Can a Burrito Change the World?”: Chipotle pledged $5 million over five years to help remove barriers and ensure the future of the farming industry with the announcement of our first-ever Super Bowl commercial. The spot highlighted the potential impact that Chipotle's 'Food with Integrity' standards could have on the world, including reducing carbon emissions, saving water, and supporting local growers.

■
Young Farmers: In partnership with the National Young Farmers Coalition, we are building a movement to advocate for policy change in the 2023 Farm Bill that would facilitate equitable access to one million acres of land for the next generation of farmers. Signatures will help the National Young Farmers Coalition advocate for Congress to invest $2.5 billion toward farmland. Chipotle and the Chipotle Cultivate Foundation have funded education, scholarships, grants and three-year contracts to young farmers.

■
Farmlink Project: We engaged our supply chain with the non-profit, The Farmlink Project, to help raise awareness of food waste across the United States, and donated millions of meals to those in need. Additionally, Chipotle and The Farmlink Project joined forces to provide over 300,000 pounds of produce to food banks across Texas in response to Winter Storm Uri.

■
Tractor Beverage Co. Partnership: All Tractor Beverages sold by Chipotle help support the U.S. agricultural industry, with 5% of Chipotle’s profits from its sale of these beverages being donated to causes that benefit farmers. Funds expand Chipotle’s existing farmer programs including long-term contracts, increased local sourcing, scholarships and grants to start, run or grow farming operations, among others.

People
In an effort to drive positive change for underserved communities, we leveraged our Round Up for Real Change feature, which allows guests to round up their bill to the next highest dollar amount in the Chipotle app and on chipotle.com. In 2021, over $6.16 million was donated through this feature to organization like Kids in Need, Folds of Honor, The Trevor Project, Asian American & Pacific Islander Engagement Fund, American Red Cross and Project 10X: LISC’s Initiative for Racial Equity, among others.
In support of our ongoing commitment to diversity, equity and inclusion, we hosted ongoing activities to support our teams through our UNIFIED, PRIDE, Hustle, and Chipotle Serves employee resource groups as well as through our culture committee. We also implemented a program to accelerate the development of our diverse field organization and support center employees for promotion to above restaurant and next level roles. Chipotle also increased our average hourly wage to $15, introduced a new wellness platform called Strive that will cultivate a holistic, proactive, and inclusive approach to improving mental health among employees and diversified our debt-free degrees program to include additional majors including culinary, hospitality and agricultural degrees.
Environment
As a company with 3,000 restaurants and approximately 100,000 employees, we have a responsibility to drive meaningful change. Environmental sustainability is a key driving force in our mission to Cultivate a Better World and we acknowledge the need for all businesses, including our own, to take responsibility and action towards reducing their carbon impact. In November 2021, we announced that Chipotle set science-based targets with the Science Based Targets initiative (“SBTi”) to reduce absolute Scope 1, 2 and 3 greenhouse gas (GHG) emissions by 50% by 2030 from a 2019 base year. The approved targets were classified by SBTi as being in line with a long-term global temperature increasing trajectory of 1.5°C.
To achieve these targets, we identified the four most carbon intensive functions of our business to reduce emissions:
■
Restaurants: With a long-term goal of having 7,000 restaurants in North America, we are continuing to identify more sustainable design and development. We also aim to reduce emissions through smart Energy Management Systems (EMS) at our restaurants and partner with like-minded tenants to find efficiencies.

■	Transportation and Warehousing: We will leverage partners and innovation to reduce emissions associated with the transportation and warehousing of our ingredients and products.
2022 Proxy Statement 31

CORPORATE GOVERNANCE (CONT.)
■
Food Supply Chain: In pursuit of our Food with Integrity ethos, we will explore protein and animal management solutions and promote carbon-reducing practices for produce and other products within our supply chain.

■	Waste and Packaging: We will pursue closed-loop packaging solutions and leverage new market innovations to reduce our end-of-life impact.
We plan to publish updates on our progress towards achieving these SBTi goals at least annually on our website chipotle.com/about-us/sustainability.
Diversity, Equity and Inclusion
One of our core values is to “foster a culture that values and champions our diversity, while leveraging the individual talents of all team members to grow our business and Cultivate a Better World.” We are proud of our culture, which champions diversity, ensures equity, and celebrates inclusion. As of December 31, 2021, more than 50% of our U.S.-based employee population is female and approximately 68% of our U.S based employee population is comprised of racial and ethnic minorities. In December 2021, Chipotle began pursuing Black Equity at Work Certification through Management Leadership for Tomorrow (MLT), a leading national nonprofit organization that, for the past twenty years, has developed and placed more than 10,000 primarily Black and Latino MBAs and college graduates in corporations and non-profits, provided best-in-class career advancement programs that have consistently enabled Black and Latino professionals to secure promotions, and advised more than one hundred companies on how to increase diversity, equity and inclusion. See “Proposal 6 – Proposal to Commission a Racial Equity Audit - Board of Directors’ Statement in Opposition” for more details on Chipotle’s participation with the Black Equity at Work Certification. Our most recent EEO-1 consolidated report is posted on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance – Human Capital Information, and additional details about the demographics of our employee population is included in our biennial Sustainability Report and interim Update Report on our website chipotle.com/about-us/sustainability.
Gender and Racial Pay Equity
We believe people should be paid for what they do and how they do it, regardless of their gender, race, ethnicity or other personal characteristics. To fulfill that commitment, we benchmark pay using competitive market data, set pay ranges based on market data and consider factors such as an employee’s role and experience, the location of their job, and their performance. We regularly review our compensation practices, both in terms of our overall workforce and individual employees, to ensure our pay is fair and equitable.
In 2021, we retained an independent third-party consulting firm to conduct a pay equity analysis of our U.S. workforce, including factors of pay (e.g., grade level, tenure in role, most recent promotion) and external market conditions (e.g., geographic location) to ensure consistency and equitable treatment amongst our employees. Our review included 99% of our U.S. employee population, excluding only approximately 50 of our most senior management employees. The results of the 2021 analysis, summarized below, did not identify preferential treatment to any class of employee; however, we identified several isolated discrepancies between actual compensation and our policies and we quickly made pay adjustments to close all identified gaps.

	Adjusted Pay Gap(1)		Median Pay Gap
	2021	2020	2021	2020
Females compared to Males	(0.3)%	(0.5)%	0.0%	(2.0)%
Non-white compared to White(2)	0.0%	0.6%	5.4%	6.3%
(1)
Adjusted pay gap takes in account over 18 factors that impact pay, including job factors, such as job level and grade; employee characteristics, such as tenure, time in job and last promotion date; and external market conditions, such as work location.

(2)	Non-white employees include Black, Latinx, Asian and other non-Caucasian employees.
We will continue to review compensation and engage in a range of initiatives aimed at increasing diversity and ensuring equal pay and opportunity for all employees.
Prohibition on Hedging and Pledging
We prohibit our directors, executive officers and certain employees who have access to material, nonpublic information about our business, from hedging any shares of Chipotle stock, holding shares of Chipotle stock in a margin account or otherwise pledging shares of Chipotle stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock on an exchange or in any other organized market.
2022 Proxy Statement 32

Proposal 2
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
As required by Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. We have committed to holding “say on pay” votes at each year’s annual meeting until at least the next shareholder vote on the frequency of “say on pay” votes in 2023.
Executive Compensation Disclosures
Detailed discussion and analysis of our executive compensation begins on page 54. See, in particular, the disclosures under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2021 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for a concise description of our shareholder outreach relating to the compensation of our executive officers, compensation decisions the Compensation Committee made for 2021, and measures we’ve taken to ensure that executive compensation is aligned with company performance and the creation of shareholder value.
Say on Pay Resolution
The Compensation Committee of our Board of Directors believes that our executive compensation programs emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that align the interests of our officer team with those of shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:
“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”
The “say on pay” vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Compensation Committee sought feedback from shareholders on the 2021 “say on pay” vote and made changes to our executive compensation program in response. See “Executive Officers and Compensation – Compensation Discussion and Analysis – 2021 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach.”
The Board of Directors recommends a vote FOR the say on pay proposal.
2022 Proxy Statement 33

Proposal 3
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit & Risk Committee, which is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, has engaged Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Committee’s appointment of Ernst & Young as our independent registered public accounting firm. If shareholders do not ratify the appointment of Ernst & Young, the Committee will reevaluate the appointment. Even if the selection is ratified, the Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2022 if it determines that such a change would be in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage our current independent registered public accounting firm or consider other audit firms. Factors considered by the Committee in deciding whether to retain include:
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Ernst & Young’s capabilities considering the scope and complexity of our business, and the resulting demands placed on Ernst & Young in terms of technical expertise and knowledge of our industry and business;

■	the quality and candor of Ernst & Young’s communications with the Committee and management;
■	Ernst & Young’s independence;
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the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

■	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young and its peer firms; and
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the appropriateness of Ernst & Young’s fees, tenure as our independent registered public accounting firm, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Based on this evaluation, the Audit & Risk Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022, is in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the five-year mandatory rotation period. Prior to the mandatory rotation period, at the Committee’s instruction, Ernst & Young will select candidates to be considered for the lead engagement partner role, who are then interviewed by members of our management. After considering the candidates recommended by Ernst & Young, management makes a recommendation to the Committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the Committee, individually and/or as a group, will interview the leading candidate, and the Committee then considers the appointment and approves the selection as a Committee. Our current lead engagement partner plans to retire in 2022, and a new lead engagement partner will be appointed for the 2022 audit. As a result, the five-year rotation will occur after the 2026 audit.
The Audit & Risk Committee has adopted a policy which sets out procedures that the company must follow when retaining the independent registered public accounting firm to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “– Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and is reviewed by the Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young for the years ended December 31, 2021 and 2020 were pre-approved by the Audit & Risk Committee in accordance with this policy, following a determination by the Committee that the fees to be paid to Ernst & Young in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young as our independent registered public accounting firm. Ernst & Young has served as our independent registered public accounting firm since 1997. Representatives of Ernst & Young are expected to attend the virtual annual meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.
2022 Proxy Statement 34

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young for the years ended December 31, 2021 and 2020 were:
Fees for Services	2021	2020
Audit Fees(1)	$1,388,497	$1,400,200
Audit-Related Fees	—	—
Tax Fees(2)	$649,144	$591,705
All Other Fees	—	$1,300
Total Fees	$2,037,641	$1,993,205
(1)
Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)	Represents fees for tax compliance, consulting and advisory services.
The Audit & Risk Committee and the Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.
AUDIT & RISK COMMITTEE REPORT
With regard to the fiscal year ended December 31, 2021, the Audit & Risk Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2021 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent registered public accountants, matters required by applicable requirements of the PCAOB and SEC; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit & Risk Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.
Based on the review and discussions described above, the Audit & Risk Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
The Audit & Risk Committee:
Scott Maw, Chairperson
Matt Carey
Mary Winston
POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES
The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent registered public accountants. This policy requires the Audit & Risk Committee to pre-approve all audit, review and attest engagements, either on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis but must be individually pre-approved by the Committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.
Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the Committee may consider whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The Committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases. The Committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.
The Committee periodically reviews a schedule of fees paid and payable to the independent registered public accountants by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the Committee any non-compliance with this policy of which he becomes aware. The Committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full Committee. The individual member of the Committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the Committee.
2022 Proxy Statement 35

Proposal 4
APPROVAL OF THE CHIPOTLE MEXICAN GRILL INC. 2022 STOCK INCENTIVE PLAN
Introduction
On March 23, 2022, the Board approved the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan (the “2022 Stock Incentive Plan”), subject to approval by our shareholders. The 2022 Stock Incentive Plan will replace our Amended and Restated 2011 Stock Incentive Plan (the “Prior Stock Plan”). If the 2022 Stock Incentive Plan is approved by our shareholders, no awards will be granted under the Prior Stock Plan after the 2022 Stock Incentive Plan becomes effective at the annual meeting (the “Effective Date”).
The Prior Stock Plan is our only plan for providing equity incentive compensation to our employees, other than our tax-qualified Employee Stock Purchase Plan that allows employees to purchase our stock at a discount. As of December 31, 2021, there were 2,141,419 shares of common stock that remained available for future issuances under the Prior Stock Plan, which will terminate and those shares will cease to be available for future grants if the 2022 Stock Incentive Plan is approved by our shareholders. If the 2022 Stock Incentive Plan is approved by shareholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. If the 2022 Stock Incentive Plan is not approved by our shareholders, we will continue to grant equity awards under the Prior Stock Plan until its termination in May 2023.
The following discussion and summary of the 2022 Stock Incentive Plan as proposed to be adopted is qualified in its entirety by reference to the actual text of the plan document. A copy of the 2022 Stock Incentive Plan is attached as Appendix A to this proxy statement.
Key Metrics Related to the Prior Stock Plan
In determining the number of shares to authorize under the 2022 Stock Incentive Plan, the Board considered the historical share usage under the Prior Stock Plan, as well as the company’s three-year average burn rate for the preceding three years as follows:
Year	SOSARs Granted (A)(1)	RSUs Granted (B)(1)	PSUs Vested (C)(1)	Basic Weighted Average Shares Outstanding (D)(1)	Burn Rate [(A)+(B)+(C)] / (D)
2021	82	25	62	28,132	0.60%
2020	116	42	29	27,917	0.67%
2019	201	28	0	27,740	0.83%
Three-year average					0.70%
(1)	Share numbers in thousands
“Burn Rate” measures how quickly we use shares and is calculated by dividing (i) the number of SOSARs and RSUs granted and the number of PSUs that vested during any particular period by (ii) the number of outstanding shares of common stock as of December 31st of the applicable year. A higher burn rate indicates an increased number of equity awards being granted to employees and/or directors. The burn rate is usually compared to industry data.
The following table shows certain information about the Prior Stock Plan, including outstanding awards, as of December 31, 2021:
Number of shares available for future grant under the Prior Stock Plan on December 31, 2021(1)	2,141
Number of full-value awards (RSUs and PSUs) outstanding on December 31, 2021(1)	163
Number of SOSARs outstanding on December 31, 2021(1)	364
Weighted average remaining term of outstanding SOSARs	4.7 years
Weighted average exercise price of outstanding SOSARs	$838.62
(1)	Share numbers in thousands
2022 Proxy Statement 36

Corporate Governance Aspects of the 2022 Stock Incentive Plan
The 2022 Stock Incentive Plan includes several provisions that we believe promote best practices by reinforcing alignment with shareholders’ interests. These provisions include, but are not limited to, the following:
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No Discounted Options or Stock Appreciation Rights: Stock options and stock appreciation rights (“SARs”) may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

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No Repricing without Shareholder Approval: Other than in connection with corporate reorganizations or restructurings, Chipotle will not, without shareholder approval, (i) reduce the exercise price of any previously granted stock option or SAR; (ii) cancel any previously granted stock option or SAR and replace it with a new stock option or SAR with a lower exercise price; or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange. This provision cannot be modified without shareholder approval.

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No Liberal Share Recycling with respect to Stock Options and SARs: Shares used to pay the exercise price or withholding taxes related to a stock option or SAR under the 2022 Stock Incentive Plan, unissued shares resulting from the net settlement of a stock option or SAR, and shares purchased by us in the open market using the proceeds of option exercises, do not become available for issuance as future equity awards under the 2022 Stock Incentive Plan.

■	No Transferability: Equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.
■	No Evergreen Provision: The 2022 Stock Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be automatically replenished.
■	No Automatic Grants: The 2022 Stock Incentive Plan does not provide for automatic grants to any participant.
■	No Tax Gross-ups: The 2022 Stock Incentive Plan does not provide for any tax gross-ups.
■	No Current Dividends: The 2022 Stock Incentive Plan prohibits the payment of dividends and dividend equivalents before the vesting of the underlying award.
■	No Dividends on Stock Options or SARs: The 2022 Stock Incentive Plan prohibits granting dividend rights with respect to stock option and SAR awards
■
Annual Director Compensation Limit: The 2022 Stock Incentive Plan provides that the aggregate grant date fair value of all equity awards granted to any non-employee director during any single calendar year, plus the total cash and other compensation paid to such non-employee director for director services rendered for such calendar year, may not exceed $750,000. This limit cannot be modified without shareholder approval.

Key Terms of the 2022 Stock Incentive Plan
Eligible Persons
Executive officers, officers, other employees, consultants and non-employee directors of Chipotle and our subsidiaries will be eligible to participate in the 2022 Stock Incentive Plan if selected by the Compensation Committee. As of March 1, 2022, this group includes ten non-employee directors and approximately 102,500 employees and consultants, including our eight executive officers.
Types of Awards
The 2022 Stock Incentive Plan authorizes the Compensation Committee to grant non-qualified and incentive stock options, SARs and full value awards, including restricted stock, restricted stock units, performance shares, deferred share units, phantom stock or share-denominated performance units. Awards granted under the 2022 Stock Incentive Plan other than stock options and SARs are referred to as Full Value Awards.
Share Reserve
Subject to the capitalization adjustment provisions described below and excluding substitute awards granted in connection with a corporate transaction, the number of shares authorized for issuance under the 2022 Stock Incentive Plan as of the Effective Date will not exceed 2,431,419 shares, less one share for every one share subject to a stock option or SAR granted under the Prior Stock Plan after December 31, 2021 and prior to the Effective Date, and less two shares for every one share subject to a Full Value Award granted under the Prior Stock Plan after December 31, 2021 and prior to the Effective Date. For example, if 100 shares are issued with respect to a restricted stock unit award granted under the 2022 Stock Incentive Plan, 200 shares will be counted against the share reserve. A share subject to a stock option or SAR issued under the 2022 Stock Incentive Plan only counts as one share against the share reserve.
As of March 21, 2022, the closing price of a share of Chipotle common stock was $1,540.21.
2022 Proxy Statement 37

Share Counting Rules
The following rules apply for counting shares against the applicable share limits of the 2022 Stock Incentive Plan:
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To the extent that an equity award granted under the 2022 Stock Incentive Plan or, after December 31, 2021, awards previously granted under the Prior Stock Plan is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2022 Stock Incentive Plan and will again be (or will be added to be, as applicable) available for issuance under the 2022 Stock Incentive Plan.

■
To the extent that shares are delivered pursuant to the exercise of a SAR or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is fully exercised at a time when the payment due to the participant is 150 shares (such as due to a net exercise feature or a participant tendering shares to exercise a stock option), 1,000 shares shall nevertheless be the net charge against the applicable share limit. Shares that are exchanged by a participant to pay the exercise price of an option or SAR granted under the plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any option or SAR, will not be available for subsequent awards under the plan.

■
Except as otherwise provided below, shares that are subject to awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2022 Stock Incentive Plan or, after December 31, 2021, the Prior Stock Plan will again be (or will be added to be, as applicable) available for subsequent awards under the 2022 Stock Incentive Plan. Any such shares subject to full value awards will become available taking into account the two to one share counting rule, discussed above, for these types of awards. For example, if a 100 share restricted stock unit award is made under the 2022 Stock Incentive Plan, the award would count as 200 shares against the plan’s share limit after giving effect to the two to one share counting rule. If the award is later forfeited before it vests, the 200 shares that were originally counted against the plan’s share limit would again be available for subsequent awards under the plan.

■
Shares that are withheld to satisfy the tax withholding obligations related to any Full Value Award granted under the 2022 Stock Incentive Plan or, after December 31, 2021, related to any full value award previously granted under the Prior Stock Plan will again be (or will be added to be, as applicable) available for subsequent awards under the 2022 Stock Incentive Plan.

■
Chipotle may not increase the applicable share limits of the 2022 Stock Incentive Plan by repurchasing shares of our common stock on the market (including by using cash received through the exercise of stock options or otherwise).

■
Shares issued in connection with awards that are granted by or become obligations of Chipotle through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2022 Stock Incentive Plan, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the plan.

Award Limits
The 2022 Stock Incentive Plan provides that the aggregate grant date fair value of all equity awards granted to any non-employee director during any single calendar year, plus the total cash and other compensation paid to such non-employee director for director services rendered for such calendar year (determined without regard to amounts paid to a non-employee director during any period in which such individual was an employee or consultant (other than grants of awards paid for service in their capacity as a non-employee director), and any severance and other payments paid to a non-employee director for such director’s prior or current service to Chipotle or any subsidiary other than serving as a director), may not exceed $750,000.
The maximum number that may be covered by “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code may not exceed 2,000,000.
Vesting and Exercise of Stock Options and Stock Appreciation Rights
The exercise price of stock options granted under the 2022 Stock Incentive Plan may not be less than the fair market value of our common stock on the date of grant (other than in the case of substitute awards). The fair market value is generally the closing price of our common stock on a specified date, although the Compensation Committee is permitted to determine fair market value on the basis of the opening, closing, or average of the high and low sale prices of a share of our common stock on such date or the preceding trading day, the actual sale price of a share, any other reasonable basis using actual transactions involving shares of our common stock as reported on an established U.S. national or regional securities exchange, or on any other basis consistent with Section 409A of the Internal Revenue Code. The exercise price of incentive stock options granted to a ten percent shareholder may not be less than 110% of the fair market value on the grant date. The maximum exercise period may not be longer than ten years (five years, in the case of an incentive stock option granted to a ten percent shareholder). The Compensation Committee determines when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any. The award agreement specifies the consequences under the stock option of a recipient’s termination of employment, service as a director or other relationship between us and the participant. Unless otherwise specified in an award agreement for a particular stock option, unvested stock options vest in full in the event of a non-employee director’s termination of service in connection with or as a result of a change in control or an employee participant’s termination without cause or, with
2022 Proxy Statement 38

respect to executive officer participants, such participant’s resignation for good reason (each as defined in the 2022 Stock Incentive Plan), in each case, within two years following a change in control (as defined in the plan), with the attainment level of any performance-based vesting conditions to be determined in accordance with the applicable award agreement. Similar terms and limitations apply to SARs under the plan.
The 2022 Stock Incentive Plan provides that the Compensation Committee may not, without shareholder approval, (i) reduce the exercise price of any previously granted stock option or SAR; (ii) cancel any previously granted stock option or SAR and replace it with a new stock option or SAR with a lower exercise price; or (iii) take any other action with respect to a stock option or SAR that would be treated as a repricing under the rules and regulations of the New York Stock Exchange.
Vesting of Full Value Awards
The Compensation Committee may make the grant, issuance, retention, or vesting of Full Value Awards contingent upon continued employment with Chipotle, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. A Full Value Award may, among other things, involve the transfer of actual shares of common stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock and be subject to performance-based and/or service-based conditions. Unless otherwise specified in an award agreement for a particular award, unvested Full Value Awards vest in full in the event of a non-employee director’s termination of service in connection with or as a result of a change in control or an employee participant’s termination without cause or, with respect to executive officer participants, such participant’s resignation for good reason, in each case, within two years following a change in control, with the attainment level of any performance-based vesting conditions to be determined in accordance with the applicable award agreement.
Performance Goals
The vesting of awards granted under the 2022 Stock Incentive Plan may be subject to the attainment of specified performance goals established by the Compensation Committee. These performance goals may be based on one or more of the following business criteria for Chipotle, on a consolidated basis, and/or for specified subsidiaries, divisions or operating units or groups or any combination of the foregoing (except with respect to the total shareholder return and earnings per share criteria) and may include any of the following as the Compensation Committee may determine: revenue growth; cash flow; cash flow from operations; net income; net income before equity compensation expense; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; capital expenditures; income from operations; income from operations excluding non-cash related entries; income from operations excluding non-cash adjustments; income from operations before equity compensation expenses; income from operations excluding equity compensation expense and lease expense; operating cash flow from operations; income before income taxes; gross or operating margin; restaurant-level operating margin; profit margin; assets; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on revenue; net or gross revenue; comparable restaurant sales; new restaurant openings; market share; economic value added; cost of capital; expense reduction levels; safety record; stock price; productivity; customer satisfaction; employee satisfaction; total shareholder return or any other criteria that the Compensation Committee determines in its sole discretion to be appropriate.
Dividends and Dividend Equivalents
Any dividends or dividend equivalents related to an award under the 2022 Stock Incentive will be subject to the same restrictions, vesting, and risk of forfeiture as the shares subject to the underlying the award. Dividend equivalents will not be issued in tandem with stock options or SARs.
Administration
The Compensation Committee will administer the 2022 Stock Incentive Plan and will have broad authority to do all things necessary or desirable, in its sole discretion, in connection with plan administration. The Compensation Committee will select who will receive equity awards; determine the number of shares covered thereby; and, subject to the terms and limitations expressly set forth in the plan, establish the terms, conditions, and other provisions of the equity awards. The Compensation Committee will interpret the 2022 Stock Incentive Plan and may establish, amend, and rescind any rules related to the plan, and make remedial changes to the terms of an outstanding equity award to comply with applicable laws, regulations and listing requirements and to avoid unintended consequences resulting from unexpected events. The Compensation Committee has the discretion to permit the automatic exercise of vested in-the-money stock options and SARs and can delegate this authority to Chipotle’s management. The Compensation Committee has the authority to toll the exercise period for stock options and SARs if such awards held by a former employee cannot be exercised due to trading or other legal restrictions, but not beyond the maximum expiration date of the stock options or SARs.
2022 Proxy Statement 39

Claw-back Provision for Executive Officers
Equity awards shall be subject to any right that Chipotle may have under any recoupment policy or other agreement with such participant, including any provisions that may be adopted regarding the recovery of “incentive-based compensation” under the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Term of the 2022 Stock Incentive Plan and Amendments Requiring Shareholder Approval
The 2022 Stock Incentive Plan will continue until terminated by Board or all available shares are issued under the plan. The Board may terminate, amend, or suspend the 2022 Stock Incentive Plan, provided that no action may be taken by the Board (except those described in “Adjustments” below) without shareholder approval to:
■	increase the number of shares that may be issued under the 2022 Stock Incentive Plan;
■	reprice, repurchase, or exchange underwater stock options or SARs;
■	change the class of persons eligible to participate in the 2022 Stock Incentive Plan;
■	modify the 2022 Stock Incentive Plan’s prohibition on repricing or the limits on the compensation of non-employee directors described above; or
■	otherwise implement any amendment required to be approved by shareholders under exchange listing rules as in effect from time to time.
Adjustments
In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar equity restructuring transaction (as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718) affecting our common stock, the Compensation Committee will equitably adjust the number and kind of shares available for grant under the 2022 Stock Incentive Plan, the number and kind of shares subject to the award limitations set forth in the plan, the number and kind of shares subject to outstanding awards under the plan, and the exercise price of outstanding stock options and of other awards.
The impact of a merger or other reorganization of Chipotle on outstanding stock options, SARs and Full Value Awards granted under the 2022 Stock Incentive Plan will be determined in the Compensation Committee’s sole discretion. Permitted adjustments include assumption of outstanding equity awards, accelerated vesting, or accelerated expiration of outstanding equity awards, or settlement of outstanding awards in cash.
The Compensation Committee also has the discretion to modify or waive the performance goals of an outstanding performance-based award in the event that an unanticipated change in circumstances renders them unsuitable.
Change in Control
In the event of a change in control, the Compensation Committee, in its sole discretion, may (i) provide that (A) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the vesting period applicable to some or all outstanding awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (D) the performance goals applicable to some or all outstanding awards will be deemed satisfied at the target or any other level; (ii) require that the shares of stock of the corporation resulting from such change in control, or a parent corporation of such corporation, or other property be substituted for some or all of the shares of our common stock subject to outstanding awards under the 2022 Stock Incentive Plan; (iii) require outstanding awards, in whole or in part, to be surrendered to Chipotle in exchange for (X) a cash payment or other property, (Y) shares of capital stock of the corporation resulting from or succeeding to the business of Chipotle pursuant to such change in control, or a parent corporation of such corporation, or (Z) a combination thereof; and/or (iv) any combination of (i), (ii) and (iii).
U.S. Tax Consequences under the 2022 Stock Incentive Plan
The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2022 Stock Incentive Plan based on federal income tax laws in effect as of the date of this proxy statement. This summary is not intended to be complete and does not describe federal taxes other than income taxes, or any state, local or foreign tax consequences. It is not intended as tax guidance to participants in the 2022 Stock Incentive Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws and regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.
Non-Qualified Stock Options. Participants will recognize no taxable income at the time they are granted a non-qualified stock option. On exercise of a non-qualified stock option, the amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price will be taxable as ordinary income.
2022 Proxy Statement 40

The ordinary income recognized with respect to the transfer of shares upon the exercise of a non-qualified stock option under the 2022 Stock Incentive Plan granted to an employee will be subject to both wage withholding and employment taxes.
Chipotle generally will be entitled, subject to the application of Section 162(m) of the Internal Revenue Code, to a deduction in connection with a participant’s exercise of a non-qualified stock option in an amount equal to the income recognized.
Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the participant (except possible alternative minimum tax upon an exercise) or a deduction to Chipotle. If: (i) the participant makes no disposition of the shares acquired pursuant to an incentive stock option within two years from the date of grant or within one year from the exercise of the option; and (ii) at all times during the period beginning on the date of the grant of the stock option and ending on the day three months before the date of such exercise, the participant was an employee of either Chipotle or one of its subsidiaries, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, Chipotle will not be entitled to any deduction for federal income tax purposes.
If the participant disposes of the shares before the later of such dates or was not employed by Chipotle or one of its subsidiaries during the entire applicable period, the participant will have ordinary income equal to the lesser of (i) the difference between the exercise price of the shares and the fair market value of the shares on the date of exercise and (ii) the difference between the exercise price of the shares and the amount realized on the disposition. Any gain realized in excess of the amount of ordinary income recognized will be treated as a capital gain. Chipotle generally will be entitled to a corresponding tax deduction, subject to the application of Section 162(m) of the Internal Revenue Code.
Stock Appreciation Rights. The exercise of a SAR results in taxable income to the participant equal to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise. Chipotle generally will be entitled to a corresponding tax deduction, subject to the application of Section 162(m) of the Internal Revenue Code. The ordinary income recognized with respect to the exercise of a SAR under the 2022 Stock Incentive Plan granted to an employee will be subject to both wage withholding and employment taxes.
Restricted Stock/Other Stock-Based Awards. Participants receiving restricted stock may elect under Section 83(b) of the Internal Revenue Code to include in ordinary income, as compensation at the time restricted stock is granted, the excess of the fair market value of such shares at the time of grant over the amount paid, if any, for such shares. Unless a Section 83(b) election is timely made, no taxable income will be recognized until such shares are no longer subject to a substantial risk of forfeiture (the “Restrictions”). However, when the Restrictions lapse, ordinary income will be recognized by the participant in an amount equal to the excess of the fair market value of the common stock on the date of lapse over the amount paid, if any, for such shares. The ordinary income recognized with respect to restricted stock granted to an employee will be subject to both wage withholding and employment taxes.
If a Section 83(b) election is made, any dividends received on shares that are subject to Restrictions will be treated as dividend income. If no election is made under Section 83(b) of the Internal Revenue Code, dividends received on the common stock for the period prior to the time the Restrictions on such shares lapse will be treated as additional compensation, and not dividend income, for federal income tax purposes, and will be subject to wage withholding and employment taxes with respect to employees.
In general, a deduction will be allowed to Chipotle for federal income tax purposes (subject to the application of Section 162(m) of the Internal Revenue Code) in an amount equal to the ordinary income recognized by the participant with respect to restricted stock awarded pursuant to the 2022 Stock Incentive Plan.
If a Section 83(b) election is made and, before the Restrictions on the shares lapse, the shares which are subject to such election are in effect forfeited: (i) the participant will not be allowed a deduction for the amount included in the participant’s income by reason of a Section 83(b) election; and (ii) the participant may recognize a loss in an amount equal to the excess, if any, of the amount paid for the shares over the amount received upon such forfeiture (which loss will ordinarily be a capital loss).
If a participant receives restricted stock units or another stock-based award, the participant will generally recognize ordinary income at the time that the award is settled in an amount equal to the cash and/or fair market value of the shares received at settlement. In general, a deduction will be allowed to Chipotle for federal income tax purposes (subject to the application of Section 162(m) of the Internal Revenue Code) in an amount equal to the ordinary income recognized by the participant with respect to such restricted stock units or other stock-based award awarded pursuant to the 2022 Stock Incentive Plan. The ordinary income recognized with respect to such restricted stock units or other stock-based award granted to employees will be subject to both wage withholding and employment taxes.
Performance Shares, Deferred Share Units, Phantom Stock and Share-Denominated Performance Units. Participants will not be taxed at the time of grant of performance shares, deferred share units, phantom stock or share-denominated performance units. Participants will recognize compensation taxable as ordinary income at the time cash or shares of common stock are paid or transferred to him or her pursuant to the award in an amount equal to the cash payment or fair market value of the shares of common stock received at such time. If a participant is an employee, the ordinary income recognized will be subject to both wage withholding and employment taxes.
2022 Proxy Statement 41

In general, a deduction will be allowed to Chipotle for federal income tax purposes (subject to the possible application of Section 162(m) of the Internal Revenue Code) in an amount equal to the ordinary income recognized by the participant.
Certain Other Tax Issues. In addition, (i) officers and directors of Chipotle subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their awards; (ii) any entitlement to a tax deduction on the part of Chipotle is subject to the applicable federal tax rules (including, when applicable, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation); (iii) certain awards under the 2022 Stock Incentive Plan may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation); (iv) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to awards under the 2022 Stock Incentive Plan, either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes; and (v) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income. In addition, Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the amount that a publicly held corporation is allowed each year to deduct for compensation paid to the corporation’s (i) chief executive officer, (ii) chief financial officer, (iii) three most highly compensated executive officers other than the chief executive officer or chief financial officer and (iv) any employee of the corporation who was an individual described in clauses (i), (ii) or (iii) in any preceding taxable year beginning after December 31, 2016.
New Plan Benefits
The Compensation Committee has the discretion to grant awards under the 2022 Stock Incentive Plan and, therefore, it is not possible as of the date of this proxy statement to determine future awards that will be received by participants under the 2022 Stock Incentive Plan.
The Board of Directors recommends a vote FOR the approval of the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table presents information regarding options and rights outstanding under our equity compensation plans as of December 31, 2021. All options/SOSARs reflected are options to purchase common stock.
	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity Compensation Plans Approved by Security Holders	526,538	$838.62	2,386,253
Equity Compensation Plans Not Approved by Security Holders	None	N/A	None
Total	526,538	$838.62	2,386,253
(1)
Includes shares issuable in connection with awards with performance and market conditions, which will be issued based on achievement of performance criteria associated with the awards, with the number of shares issuable dependent on our level of performance. The weighted-average exercise price in column (b) includes the weighted-average exercise price of SOSARs only.

(2)
Includes 2,141,419 shares remaining available under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, and 244,834 shares remaining available under the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan. In addition to being available for future issuance upon exercise of SOSARs or stock options that may be granted after December 31, 2021, all of the shares available for grant under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan may instead be issued in the form of restricted stock, RSUs, PSUs or other equity-based awards. Each share underlying a full value award such as restricted stock, RSUs or PSUs, counts as two shares used against the total number of securities authorized under the plan.

2022 Proxy Statement 42

Proposal 5
Approval of the chipotle mexican grill inc. employee stock purchase plan
Introduction
On March 23, 2022, the Board approved the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan (the “ESPP”), subject to approval by our shareholders. The ESPP will replace our existing employee stock purchase plan (the “Prior ESPP”), which expired in January 2022. The ESPP provides our eligible employees, as well as those of our participating subsidiaries, with an opportunity to purchase shares of our common stock at a discount based on their accumulated payroll deductions for the relevant purchase period.
The following discussion and summary of the ESPP as proposed to be adopted is qualified in its entirety by reference to the actual text of the plan document. A copy of the ESPP is attached as Appendix B to this proxy statement.
Certain Features of the ESPP
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Options: At the beginning of each offering period, participating employees are granted options to purchase Chipotle common stock at the end of the offering period based on payroll deductions accumulated during the purchase period.

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Eligible Participants: Only eligible employees of Chipotle or a participating subsidiary will be eligible to be granted options under the ESPP and, in no event may a participant be granted an option under the ESPP following his or her termination date.

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Shares Authorized: Subject to adjustment upon changes in capitalization of Chipotle as provided in the ESPP, the number of shares of Chipotle common stock that will be available for issuance under the ESPP will be 250,000 shares. As of March 21, 2022, the closing price of a share of Chipotle common stock was $1,540.21.

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Purchase Price of Shares: The purchase price per share is equal to the lesser of (i) 92.5% of the fair market value of a share on the grant date and (ii) 92.5% of the fair market value of a share on the exercise date for such offering period; provided, however, that the Compensation Committee may determine a different per share purchase price provided that such per share purchase price is communicated to participants prior to the beginning of the offering period and provided that in no event will such per share purchase price be less than the lesser of (i) 85% of the fair market value of a share on the grant date and (ii) 85% of the fair market value of a share on the exercise date.

Key Terms of the ESPP
Purpose
The purpose of the ESPP is to provide eligible employees of Chipotle and participating subsidiaries with a convenient means of acquiring an equity interest in Chipotle through payroll deductions or other contributions in order to enhance such employees’ sense of participation in the affairs of Chipotle. The ESPP includes two components: (i) a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “423 Component”), the provisions of which will be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Internal Revenue Code; and (ii) a component that does not qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue (the “Non-423 Component”), under which options will be granted pursuant to rules, procedures or sub-plans adopted by the Compensation Committee designed to achieve tax, securities laws or other objectives for eligible employees, Chipotle and its participating subsidiaries. Except as otherwise provided in the ESPP, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Administration
The ESPP will be administered by the Compensation Committee. The Compensation Committee has the discretionary authority to do everything necessary and appropriate to administer the ESPP, including, without limitation, interpreting the provisions of the ESPP. All actions, decisions and determinations of, and interpretations by the Compensation Committee with respect to the ESPP will be final and binding upon all participants.
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Shares Reserved
If the ESPP is approved by shareholders, the number of shares reserved for issuance under the ESPP will be equal to 250,000 shares, subject to the adjustment provisions included in the ESPP for stock splits, stock dividends and other changes in Chipotle’s capital stock.
Corporate Transactions
In the event of a proposed sale of all or substantially all of the assets of Chipotle, or the merger of Chipotle with or into another corporation in which Chipotle is not the surviving entity, each outstanding option under the ESPP will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding options and return to each participant the payroll deductions and other contributions credited to such participant’s purchase account or to provide for the offering period in progress to end on a date prior to the consummation of such sale or merger. In the event of the proposed dissolution or liquidation of Chipotle, any offering period then in progress would terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of shares as of the date on which such offering period terminates or return to each participant the payroll deductions credited to such participant’s purchase account.
Participation
Only employees of Chipotle or a participating subsidiary are eligible to be granted options under the ESPP and, in no event may a participant be granted an option under the ESPP following his or her termination date. In addition, no employee may participate in an offering period if the employee owns 5% or more of the total combined voting power or value of our stock or the stock of any of our subsidiaries. An employee will be eligible to participate on the first enrollment date that occurs at 12 months (or such other time determined by the Compensation Committee) after such employee’s first date of employment with Chipotle or a participating subsidiary; provided, that such employee properly completes and submits an election form by the deadline prescribed by Chipotle. As of March 1, 2022, approximately 32,700 employees of Chipotle and its participating subsidiaries were eligible to participate in the ESPP.
Payroll Deductions
A participant may elect to have payroll deductions made during a purchase period equal to no less than 1% of the participant’s eligible compensation up to a maximum of 15% (or such greater amount as the Compensation Committee establishes from time to time). All payroll deductions made by a participant will be credited to his or her purchase account.
The Compensation Committee may allow participants to make other contributions under the ESPP via cash, check, or other means instead of payroll deductions if payroll deductions are not permitted under applicable local law and, for any offering period under the 423 Component, the Compensation Committee determines that such other contributions are permissible under Section 423 of the Internal Revenue Code. Unless otherwise determined by the Compensation Committee prior to the beginning of an offering period, no participant may purchase more than 5,000 shares of common stock during any offering period.
Purchase Price of Shares
The purchase price per share is equal to the lesser of (i) 92.5% of the fair market value of a share on the grant date and (ii) 92.5% of the fair market value of a share on the exercise date for such offering period; provided, however, that the Compensation Committee may determine a different per share purchase price provided that such per share purchase price is communicated to participants prior to the beginning of the offering period and provided that in no event will such per share purchase price be less than the lesser of (i) 85% of the fair market value of a share on the grant date and (ii) 85% of the fair market value of a share on the exercise date. If the fair market value of a share of common stock on the first day of the current offering period in which a participant is enrolled is higher than the fair market value of a share of common stock on the first day of any subsequent offering period, Chipotle may establish procedures to automatically enroll such participant in the subsequent offering period and any funds accumulated in a participant’s account prior to the first day of such subsequent offering period will be applied to the purchase of shares on the exercise date immediately prior to the first day of such subsequent offering period.
Offering Periods
Offering periods are three-month periods beginning each March 1st, June 1st, September 1st and December 1st or such other period designated by the Compensation Committee; provided that in no event will an offering period exceed twenty-seven (27) months. The first offering period under the ESPP will commence on June 1, 2022 and end on August 31, 2022, subject to shareholder approval of the ESPP at the annual meeting.
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Purchase Periods
Purchase periods are periods designated by the Compensation Committee during which payroll deductions or other contributions of the participants are accumulated under the ESPP. A purchase period may coincide with an entire offering period or there may be multiple purchase periods within an offering period, as determined by the Compensation Committee prior to the commencement of the applicable offering period.
Assignability of Options
Neither payroll deductions credited to a participant’s purchase account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant.
Termination of Employment
On the termination date of a participant for any reason prior to the applicable exercise date, whether voluntary or involuntary, and including termination of employment due to retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting Chipotle or a participating subsidiary, the corresponding payroll deductions and other accumulated contributions credited to his or her purchase account will be returned to him or her or, in the case of the participant’s death, to the participant’s designated beneficiaries or estate, and his or her option will be automatically terminated.
Amendments and Termination
Subject to any requirement for shareholder approval under applicable law, the Board or the Compensation Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the ESPP without notice; provided that no participant’s existing rights in respect of existing options are adversely affected thereby. Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board or the Compensation Committee will be entitled to change the purchase price, offering periods, limit or increase the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a participant in order to adjust for delays or mistakes in Chipotle’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the Board or the Compensation Committee determines in its sole discretion advisable which are consistent with the ESPP.
U.S. Tax Consequences under the ESPP
The following is a brief summary of some of the federal income tax consequences of certain transactions under the ESPP based on federal income tax laws in effect as of the date of this proxy statement. This summary is not intended to be complete and does not describe federal taxes other than income taxes, or any state, local or foreign tax consequences. It is not intended as tax guidance to participants in the ESPP. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws and regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.
423 Component. In general, the ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under Section 423 of the Internal Revenue Code, an eligible employee who elects to participate in the ESPP will not recognize any taxable income and Chipotle will not be entitled to a deduction at the time shares of Chipotle common stock are purchased for the employee under the ESPP. If an employee disposes of the Chipotle common stock purchased under the ESPP within two years after the grant date (i.e., the first day of the offering period) or one year after the purchase date if later, the employee will recognize compensation taxable as ordinary income, and Chipotle (or the employing subsidiary) will generally be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the Chipotle common stock on the purchase date over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee, and the employee will recognize capital gain or loss equal to the difference between the price at which the shares are later sold (or otherwise disposed) and the cost basis for the shares, as so increased. Chipotle will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.
2022 Proxy Statement 45

If an employee does not dispose of the Chipotle common stock purchased under the ESPP until after the holding period described above, the employee will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the excess of the fair market value of the purchased shares at the time of disposition over the purchase price paid on the exercise date, or (ii) the excess of the fair market value of the purchased share on the first day of the exercise period over the purchase price for the purchased shares paid on the exercise date. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long-term capital gain. If the shares are sold (or otherwise disposed) at a price below the purchase price under the ESPP, the loss will be treated as long-term capital loss. Chipotle will not be entitled to any deduction with respect to a disposition of shares occurring under these circumstances.
Non-423 Component. With respect to the Non-423 Component of the ESPP, to the extent a participant is subject to U.S. federal income tax, the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price is taxed as ordinary income at the time of such purchase and is subject to tax withholding. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. Chipotle will generally be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant.
New Plan Benefits
The benefits that might be received by participating employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of Chipotle’s common stock in future offering periods.
The Board of Directors recommends a vote FOR the approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan.
2022 Proxy Statement 46

Shareholder Proposals
Shareholders have submitted the following proposals, which will be voted on at our annual meeting if properly presented by the shareholder proponent or a qualified representative on behalf of the shareholder proponent. In accordance with SEC rules, we are reprinting each proposal and supporting statement in this proxy statement as it was submitted to us. We do not believe that certain assertions in these shareholder proposals about Chipotle are correct, but we have not attempted to refute all of these inaccuracies. Our Board of Directors has recommended a vote AGAINST each of these proposals for the reasons set forth following each proposal.
Proposal 6 – Proposal to Commission a racial Equity Audit
The Comptroller of the State of New York has notified us that it beneficially owns 32,174 shares of our common stock and that it intends to submit the following proposal at the annual meeting. We will provide its address promptly upon a shareholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board recommends that you vote “AGAINST” this shareholder proposal.
Racial Equity Audit
Resolved
Shareholders of Chipotle Mexican Grill, Inc. (“Chipotle”) request that the Board of Directors commission a racial equity audit analyzing Chipotle’s impacts on civil rights, equity, diversity and inclusion, and the impacts of those issues on Chipotle’s business. The audit may, in the board’s discretion, be conducted by an independent third party with input from civil rights organizations, employees, communities in which Chipotle operates and other stakeholders. A report on the audit, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed on Chipotle’s website.
Supporting Statement
The murder of George Floyd, and the public outcry over the killings of other Black men and women, have galvanized the movement for racial justice and equity. This movement has focused the attention of media and policymakers on systemic racism, racial violence, and inequities throughout society. Companies whose operations heavily rely on their employees’ and customers’ trust and loyalty would benefit from assessing the risks of products, services and overall corporate practices that are or are perceived to be discriminatory, racist, or increasing inequalities. Companies that fail to assess these risks could face controversies that result in customer and employee attrition, negative press, significant fines or regulatory inquiries.
In June 2020, Chipotle expressed public support for racial equality while committing to do its “part to create an equal society.” Chipotle has also taken measures to address racial equity, including committing financial resources to support organizations advocating against systemic racism and publishing data on diversity, equity and inclusion. However, Chipotle faces numerous controversies, some significant, that pose various risks and raise questions related to the company’s overall strategy and the company’s alignment with its public statements.
According to Chipotle, 19 percent of its hourly crew and managers are “Black or African American” and over 60 percent are workers of color. These employees have been disproportionally impacted by various workforce controversies over recent years. This includes investigations into Chipotle’s scheduling, wage and hour, child labor, paid sick leave and COVID-19 practices. For example, Chipotle has been accused of failing to comply with a New York City law, alleging nearly 600,000 incidences of violation of the Fair Workweek Law, affecting approximately 6,500 employees.
There is no evidence that Chipotle is assessing the potential or actual negative impacts of its policies, practices, products, and services from a racial equity lens.
Companies like Starbucks, Facebook and Airbnb have conducted civil rights and equity audits that assisted each company to identify, prioritize, and implement improvements. These efforts provide an emerging model for such audits, typically conducted by a third party, in collaboration with experts in civil rights, and input from an array of stakeholders.
We urge Chipotle to commission a racial equity audit of its policies, practices, products, and services to analyze the way Chipotle impacts civil rights, equity, diversity and inclusion and the impacts of those issues on Chipotle’s business.
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Board of Directors’ Statement in Opposition
The Board of Directors recommends a vote AGAINST this proposal because we are already focusing intensively and rigorously on increasing racial equity via a comprehensive, systematic racial equity program.
Since December 2021, Chipotle has been participating in Management Leadership for Tomorrow’s Black Equity at Work Certification Program. Management Leadership for Tomorrow (MLT) is a leading national nonprofit organization that, for the past twenty years, has developed and placed more than 10,000 primarily Black and Latino MBAs and college graduates in corporations and non-profits, provided best-in-class career advancement programs that have consistently enabled Black and Latino professionals to secure promotions, and advised more than one hundred companies on how to increase diversity, equity and inclusion.
In October 2020, following the murder of George Floyd, MLT developed a Black Equity at Work Certification program that requires and supports employers to apply comprehensive, sustained rigor to meaningfully increase Black equity. Participating employers start with an audit of their current performance across eighteen Black equity indicators that span five pillars: Representation, Compensation, Inclusive and Anti-Racist Work Environment, Racially Just Business Practices, and Racial Justice Investments and Contributions. They then utilize a meticulously developed scoring framework to calculate a baseline assessment, which we have done, and then, focusing on areas where there are equity gaps, develop a three-year Black Equity at Work Certification plan, which we are in the process of doing. Plans are assessed and approved by independent MLT reviewers (separate from the staff person assigned to guide each employer) based on rigor and achievability. Approved plans must have strong root cause analyses for each area where there are equity gaps, activities that will address the root causes, targets, KPIs, frequent progress monitoring, and the right owner to ensure progress.
Following the first milestone of Plan Approval, which we anticipate achieving in 2022, and as we execute our Plan to progress on the journey to Black equity, MLT will hold regular check-ins to assess progress and also share best practices across all five Black Equity pillars. At the end of the first year, and then every year following, we will submit detailed information as part of a progress assessment. We will also update our three-year Plan to reflect lessons learned and those updates will again be assessed by independent MLT reviewers based on rigor and achievability.
As should be clear from the description above, the Black Equity at Work Certification Program establishes a clear and comprehensive standard and aggregate measurement system and provides a rigorous, results-oriented approach that assures and accelerates progress toward Black equity internally, amongst our employees, and externally by supporting Black equity within our business partners and in the communities where Chipotle operates.
Chipotle’s participation in the Certification Program reflects our commitment to sustained, comprehensive rigor, and Chipotle currently intends to achieve Certification for the first time based on overall progress in the first half of 2023 and publish details about our results in mid-2023 in Chipotle’s 2022 Sustainability Report. Finally, while our initial focus is on Black equity given the stark and persistent disparities between white and Black Americans, we are deeply committed to Hispanic equity and have signed up to become a launch employer in the MLT Hispanic Equity at Work Certification Program, which will start in mid-2022.
The shareholder proposal requests that Chipotle “commission a racial equity audit analyzing its impacts on civil rights, equity, diversity and inclusion, and the impacts of those issues on Chipotle’s business and to publish a report of the findings on our website.” Although we are not opposed to conducting a racial equity audit in the future, undertaking the type of racial equity audit specifically requested by the proposal at the same time as we continue our intensive work to achieve Black Equity at Work Certification would divert key resources from our human capital and DE&I initiatives, and possibly even impede our ability to complete either project successfully.
Chipotle is committed to fostering a culture that champions diversity, ensures equity and celebrates inclusion, and our achievements have been recognized by Forbes naming Chipotle one of America’s Best Employers for Diversity 2021; the inclusion of Brian Niccol, our Chairman and CEO, on Comparably’s list of “Best CEOs For Diversity in Large Companies;” and Comparably recognizing Chipotle as a “Best Place to Work for Women.” We are intentional about building a diverse and inclusive workforce, and as of December 31, 2021, more than 50% of Chipotle’s U.S.-based employee population is female and approximately 68% of our U.S.-based employee population is comprised of racial and ethnic minorities. In 2021, we retained an independent third-party consulting firm to conduct a pay equity analysis of our U.S. workforce, including factors of pay (e.g., grade level, tenure in role, most recent promotion) and external market conditions, such as geographic location, to ensure consistency and equitable treatment amongst our employees. The analysis did not identify preferential treatment to any class of employee, and we quickly adjusted several isolated discrepancies between actual compensation and our policies. See “Gender and Racial Pay Equity” for a quantitative summary of the results of the analysis.
We applaud and support the Comptroller of the State of New York’s efforts to promote racial equity in the workplace and in the broader society and would respectfully request the Comptroller learn more about the Black Equity at Work Certification Program and forthcoming Hispanic Equity at Work Certification Program. We believe the Comptroller will welcome the programs’ rigor, intentionality, and comprehensiveness, and recognize them as pathbreaking mechanisms to increase racial equity in the workplace and in society.
Our Board of Directors recommends a vote AGAINST Proposal 6.
2022 Proxy Statement 48

Proposal 7 – proposal to publish quantitative workfoRce data
The Nathan Cummings Foundation has notified us that it beneficially owns shares of our common stock worth at least $25,000 and that it intends to submit the following proposal at the annual meeting. We will provide its address promptly upon a shareholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board recommends that you vote “AGAINST” this shareholder proposal.
Resolved: Shareholders request that Chipotle Mexican Grill, Inc. (Chipotle) report to shareholders on the outcomes of the Company's diversity, equity, and inclusion efforts by publishing quantitative data on workforce composition, retention, and promotion rates of employees by gender, race, and ethnicity. The reporting should be done at reasonable expense and exclude proprietary information.
Supporting Statement: Quantitative data is sought so that investors can assess, understand, and compare the effectiveness of companies' diversity, equity, and inclusion programs and apply this analysis to their portfolio management and security selection process.
Whereas: Numerous studies by respected organizations such as The Wall Street Journal, Credit Suisse, Morgan Stanley, McKinsey, PwC, and BCG have pointed to the material benefits of a diverse workforce.
Promotion and retention rates of diverse employees are essential data sets for investors looking to assess the effectiveness of companies’ diversity, equity, and inclusion programs.
Promotion rates show how well diverse talent is nurtured at a company. Unfortunately, research from McKinsey found that women and people of color experience “a broken rung” in their careers. For every 100 men promoted, only 86 women are. Women of color are particularly impacted, comprising 17 percent of the entry-level workforce and only 4 percent of executives.1
Morgan Stanley suggests that “Employee retention that is above industry peer averages can indicate the presence of competitive advantage. This advantage may lead to higher levels of future profitability than past financial performance would indicate.”2 High levels of employee satisfaction have also been linked to annual excess returns of more than two percent.3
Unlike other companies, such as McDonald’s, Chipotle has not yet committed to release standardized workforce composition data through its consolidated EEO-1 form, which is best practice in diversity data reporting. Further, Chipotle has not shared sufficient retention and promotion data to allow investors to determine the effectiveness of its human capital management programs.
Eighty-one percent of the S&P 100 have released, or have committed to release, their EEO-1 forms. In fact, corporate disclosure of this data set increased by 239 percent between September 2020 and September 2021. The number of S&P 100 companies disclosing, or committing to disclose, gender retention data increased by more than 90% over the same period. Disclosure of gender, race, and ethnicity promotion rate data also increased significantly. Chipotle is fast becoming an outlier in its failure to publicly disclose these data sets.
Chipotle needs to provide clear, quantitative data on workforce composition, promotion, and retention rates so that investors can compare the effectiveness of Chipotle's diversity programs to those of its peers. Investors have reasons to be particularly concerned about the effectiveness of Chipotle's diversity, equity, and inclusion programs; the Company has faced a number of claims related to race, religion, pregnancy, and gender discrimination.
Board of Directors’ Statement in Opposition
The Board of Directors recommends a vote AGAINST this proposal because we believe we not only substantially comply with this proposal but also provide even more information than is requested about our diversity and equity initiatives and workforce composition.
The proposal requests that Chipotle publish “quantitative data on workforce composition, retention, and promotion rates of employees by gender, race, and ethnicity.” We have already implemented the core of this proposal by disclosing detailed quantitative data about the composition of our workforce, broken out by gender and ethnicity. This information is contained in our EEO-1 consolidated report and a report entitled “Diversity Statistics 2019-2021,” which summaries the three-year trend in our workforce composition not only by gender, race and ethnicity but also by four work classifications (restaurant hourly, restaurant salaried, above restaurant leadership and corporate/restaurant support). Our EEO-1 and the Diversity Statistics 2019-2021 report are posted on our website at ir.chipotle.com/corporate-governance under Corporate Governance – Human Capital Information.
1	https://wiw-report.s3.amazonaws.com/Women_in_the_Workplace_2021.pdf
2	https://www.morganstanley.com/im/publication/insights/articles/article_culturequantframework_us.pdf
3	https://www.institutionalinvestor.com/article/b1tx0zzdhhnf5x/Want-to-Pick-the-Best-Stocks-Pick-the-Happiest-Companies
2022 Proxy Statement 49

Detailed quantitative data about the composition of our workforce, broken out by gender, ethnicity and job classification, also is contained in the People section of our 2020 Sustainability Report, beginning with Employee Overview on page 70. Our Sustainability Report is published on a biennial basis, with an interim report update published in the intervening years and is posted on our website at chipotle.com/about-us/sustainability. We do not provide retention and promotion rates of employees specifically broken out as requested by the proposal, but our Sustainability Report contains detailed information about new hires by gender, ethnicity, age and geographic location; turnover rates by job classification; internal promotions by geographic location and job classification; number of contract workers retained; and the range of employee benefits and development opportunities offered by Chipotle.
Chipotle is committed to fostering a culture that champions diversity, ensures equity and celebrates inclusion, and our commitment is demonstrated by the following:
■	As of December 31, 2021, more than 50% of Chipotle’s U.S.-based employee population is female and approximately 68% of our U.S.-based employee population is comprised of racial and ethnic minorities.
■
During 2021, 90% of our restaurant management roles were internal promotions from crew positions and overall, we promoted almost 19,000 restaurant employees. At the end of 2021, over 49% of our restaurant leaders were women and over 64% were racial and ethnic minorities.

■
In 2021, we retained an independent third-party consulting firm to conduct a pay equity analysis of our U.S. workforce to ensure consistency and equitable treatment amongst our employees. The analysis did not identify preferential treatment to any class of employee and we quickly adjusted several isolated discrepancies between actual compensation and our policies. See “Gender and Racial Pay Equity” for a quantitative summary of the results of that analysis.

■
To further support our commitment to promoting and developing women and racial and ethnic minorities above the restaurant level, we offer leadership development courses and tuition assistance and Debt-Free Degrees programs. In 2021, we paid approximately $15.7 million in tuition for our employees.

Our diversity, equity and inclusion initiatives have been recognized outside our industry. Forbes named Chipotle one of America’s Best Employers for Diversity 2021, and Brian Niccol, our Chairman and CEO, was included on Comparably’s list of “Best CEOs For Diversity in Large Companies.” Comparably also recognized Chipotle as a “Best Place to Work for Women” and a “Top Company for Happiest Employees.”
We believe that modifying our human capital disclosures to accommodate the specific request of the shareholder proponent would not add meaningful information for our employees or shareholders and would divert resources currently allocated to furthering our diversity, equity and inclusion goals.
Our Board of Directors recommends a vote AGAINST Proposal 7.
2022 Proxy Statement 50

EXECUTIVE OFFICERS AND COMPENSATION
EXECUTIVE OFFICERS
In addition to Brian Niccol, our Chairman and Chief Executive Officer, whose biography is included in Proposal 1 under the heading “Information Regarding the Board of Directors,” our executive officers as of April 1, 2022, are as follows:

Marissa Andrada, 54, serves as our Chief Diversity, Inclusion and People Officer. Prior to joining Chipotle in April 2018, Ms. Andrada was Senior Vice President of Human Resources & Chief Human Resources Officer at Kate Spade & Company, a fashion company, from July 2016 to October 2017, and Senior Vice President of Partner Resources for Starbucks Corporation, a global coffee roaster and retailer, from November 2010 to March 2016. Prior to Starbucks, she served as Senior Vice President of Human Resources at GameStop Corporation and Head of Human Resources at Red Bull North America. Ms. Andrada currently serves on the Board of Directors of Krispy Kreme, Inc., a global doughnut producer and retailer. She holds an MBA from Pepperdine University.

Scott Boatwright, 49, serves as Chief Restaurant Officer and has direct accountability for all restaurant operations. Prior to joining Chipotle in May 2017, Mr. Boatwright spent 18 years with Arby’s Restaurant Group, a quick serve restaurant company, in various leadership positions, including for the last six years as the Sr. Vice President of Operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states. Mr. Boatwright holds an MBA from the J. Mack Robinson College of Business at Georgia State University.

Chris Brandt, 53, has served as Chief Marketing Officer since April 2018. Prior to joining Chipotle, Mr. Brandt was Executive Vice President and Chief Brand Officer of Bloomin’ Brands, Inc., a casual dining company, from May 2016 to December 2017; Chief Brand Officer/Chief Marketing Officer for Taco Bell, a subsidiary of Yum! Brands, Inc., a global restaurant company, from May 2013 to May 2016; and Senior Director and Vice President of Marketing for Taco Bell from November 2010 to May 2013. Mr. Brandt holds an MBA from the Anderson School at UCLA.

Curt Garner, 52, has served as Chief Technology Officer since March 2017. Mr. Garner joined Chipotle in November 2015 as Chief Information Officer, and prior to that worked for Starbucks Corporation, a global coffee roaster and retailer, for 17 years, most recently serving as Executive Vice President and Chief Information Officer. Mr. Garner has a Bachelor of Arts degree in Economics from The Ohio State University.

John R. (Jack) Hartung, 64, has served as Chief Financial Officer since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees supply chain, real estate and development and Chipotle’s European operations. He joined Chipotle after spending 18 years at McDonald’s Corp., a quick serve restaurant company, where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Laurie Schalow, 54, serves as our Chief Corporate Affairs and Food Safety Officer. Prior to joining Chipotle in August 2017, Ms. Schalow served as Vice President of Public Affairs for Yum! Brands, a global restaurant company, overseeing Global Corporate Social Responsibility, PR, Crisis Management, Social Listening and Community Diversity programs for the 44,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries. Ms. Schalow holds an MBA from Case Western Reserve and Wayne State University. She currently serves on the Board of Directors for The Muhammad Ali Center.

Roger Theodoredis, 63, has served as Chief Legal Officer and General Counsel since October 2018. Prior to joining Chipotle, Mr. Theodoredis was General Secretary of Danone North America, with responsibility for legal, public affairs, communications, scientific affairs and corporate security. He previously served as Executive Vice President, General Counsel and Corporate Secretary of The WhiteWave Foods Company, a food and beverage company, until its acquisition by Danone, S.A. in April 2017, having been appointed as General Counsel of WhiteWave Foods in 2005. Prior to joining WhiteWave Foods, Mr. Theodoredis served as Division General Counsel for Mead Johnson Nutritionals, a subsidiary of Bristol Myers Squibb, and in a number of legal roles for Chiquita Brands International. He holds a J.D. from Boston University School of Law.

2022 Proxy Statement 51

EXECUTIVE OFFICERS AND COMPENSATION (CONT.)
LETTER FROM THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS
Dear Fellow Shareholder,
Despite a second year of COVID-19 related challenges, Chipotle posted another year of strong performance, which we believe highlights our organizational strength and the resiliency of the Chipotle brand. We believe actions taken by the company before and at the start of the pandemic positioned it well to not just survive but to thrive during the prolonged pandemic. Performance highlights from 2021 include:
■	Revenue increased 26.1% to $7.5 billion.
■	Comparable restaurant sales increased 19.3%.
■	Digital sales increased 24.7% and accounted for 45.6% of sales.
■	Achieved record level average restaurant sales of $2.6 million, excluding delivery service revenue, at the end of 2021.
■	Operating margin was 10.7% and restaurant level operating margin was 22.6%.
■
Chipotle generated total shareholder return (TSR) of 26.1% during fiscal 2021, annualized three-year TSR of 35.9%, and annualized five-year TSR of 28.9%. By comparison, the S&P 500 index had annualized returns of 16.1% over the three-year period and 13.1% over the five-year period.

■	We opened 215 new restaurants, of which 174 included a “Chipotlane,” our unique pick-up window for order ahead orders.
■	We successfully launched several new menu items - cauliflower rice in January, quesadilla in March, and smoked brisket in September.
■	We increased the number of members in our loyalty Rewards program to 26.5 million members at the end of 2021, from 18 million at the end of 2020.
All of these results were achieved while the company continued to invest in its employees and the environment and to use our success as an opportunity to further Cultivate a Better World.
■
We increased our national average hourly wage for hourly crew members to over $15 per hour by the end of 2021, and continued to provide enhanced benefits for our employees, such as debt-free degrees, leadership development programs, and transparent career progression opportunities.

■	During 2021, we promoted almost 19,000 team members, and 90% of our restaurant management roles were internal promotions.
■	In November 2021, we announced our Science Based Targets initiative (SBTi) to reduce absolute Scope 1, 2 and 3 greenhouse gas (GHG) emissions by 50% by 2030 from a 2019 base year.
■	We increased our year-over-year purchases of organic, local and/or regeneratively grown or raised ingredients by 17.8%
■
We progressed on our diversity goals and, as of December 31, 2021, more than 50% of our U.S.-based employee population was female and approximately 68% of our U.S based employee population was comprised of racial and ethnic minorities.

■	Our Cultivate Foundation made 50 Young Farmer Grants of $5,000 each through the National Young Farmer Coalition to farmers using sustainable methods, and 86% of those grants went to diverse farmers
We are proud of our financial performance and progress in advancing social initiatives in 2021, and the payouts under Chipotle’s 2021 annual incentive plan (AIP) and 2019 performance share unit (PSU) awards reflect the Company’s strong performance. Chipotle is a performance driven company, and we believe there is a strong connection between our impressive financial results and shareholder return and the corresponding robust goals that we set under our incentive plans.
We also want to assure you that the Compensation Committee is receptive and responsive to feedback from our shareholders. We were disappointed with only 51.3% support for our “say on pay” advisory vote proposal at the 2021 annual meeting and, as outlined below under the heading “2021 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach,” we engaged with shareholders owning almost half of Chipotle’s outstanding common stock to discuss their vote and hear from them on other concerns and topics. From our shareholder engagement, we learned that the primary reason for the low vote in 2021 was our decision to modify the 2018 PSU award and 2020 AIP to reflect the unplanned impact of the COVID-19 pandemic and to reward our leadership team’s extraordinary success in developing and executing the turnaround strategy that we believe has benefited employees and greatly increased shareholder value. We also received feedback from some shareholders on our incentive plan design and perquisites. We heard you, and we made changes in response. Despite the continuing impact of the pandemic, we did not make any modifications to in-flight incentive awards. We also eliminated several perquisites for our executive officers and made some refinements to our 2022 incentive plan design. We hope you will agree that the Company’s executive compensation program for 2022 reflects your feedback. Our primary compensation goal has been and remains rewarding performance and incentivizing shareholder value creation.
2022 Proxy Statement 52

EXECUTIVE OFFICERS AND COMPENSATION (CONT.)
In the Compensation Discussion and Analysis section that follows, we provide further details about Chipotle’s compensation philosophy and decisions, which the Compensation Committee believes clearly link executive pay delivery to performance, support continued growth and align the interests of our leaders with our employees, restaurant guests and shareholders.
Our “say on pay” proposal is Proposal 2, and our Board strongly recommends that you vote “FOR” this proposal. We hope you will support this recommendation.
Patricia Fili-Krushel, Chair of the Compensation Committee
Gregg Engles
Neil Flanzraich
Mauricio Gutierrez
2022 Proxy Statement 53

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) describes the objectives and principles underlying our executive compensation program, outlines the material elements of the compensation of our Chairman and Chief Executive Officer (CEO), Chief Financial Officer (CFO) and three other most highly compensated executive officers for the year ended December 31, 2021 (the “named executive officers” or “NEOs”), and explains the Compensation Committee’s determinations as to the compensation of our NEOs for 2021. In addition, this CD&A is intended to put into perspective the tables and related narratives regarding the compensation of our NEOs that appear after the CD&A.
Executive Summary
Our 2021 NEOs and their current positions are:
■	Brian Niccol, Chairman and CEO
■	Jack Hartung, CFO
■	Curt Garner, Chief Technology Officer
■	Chris Brandt, Chief Marketing Officer
■	Scott Boatwright, Chief Restaurant Officer
2021 Performance Overview
2021 was an outstanding year for Chipotle, as we achieved total revenue of $7.5 billion, an increase of 26.1% compared to 2020, which was driven by new restaurant openings and a 19.3% increase in comparable restaurant sales. We opened 215 new restaurants during the year, of which 174 (or 81%) included a Chipotlane, bringing the total restaurant count at year end to 2,966, of which 355 included a Chipotlane. We also generated total shareholder return (TSR) of 26.1% during fiscal 2021, annualized three-year TSR of 35.9%, and annualized five-year TSR of 28.9%. By comparison, the S&P 500 index had annualized returns of 16.1% over the three-year period and 13.1% over the five-year period.
We delivered these outstanding results despite the continuing challenges created by the COVID-19 pandemic that began in early 2020. Throughout 2021, our employees managed diverse and constantly changing mandates on COVID-19 protective measures, such as requiring employees and guests to be vaccinated and/or wear face coverings, supply chain disruptions and temporary ingredient shortages, staffing challenges and a highly competitive recruiting market. The investments we have made over the past three years to expand our digital ecosystem, strengthen our food safety program, attract and develop world class talent, build an inclusive culture and implement strong business fundamentals laid the foundation for our strong performance during the pandemic.
Shareholder Value Creation
+$10B 2021 market cap growth	35.9% annualized three-year TSR	$2.6 million Average restaurant sales at year end, a new record
Financial
+26.1% 2021 revenue growth year-over-year	19.3% Comparable restaurant sales growth	$22.90 Diluted earnings per share, an 82.9% increase from 2020
2022 Proxy Statement 54

Key highlights for 2021 include:

Strategic	Operational	ESG
■ Raised our longer-term outlook for number of U.S restaurants to 7,000.
■ Added over 7.9 million members to our “Chipotle Rewards” loyalty program, increasing the number of enrolled members to approx. 26.5 million people.
■ Launched several limited time and permanent innovative menu items that generated outstanding guest response, including cauliflower rice, quesadilla and smoked brisket.
■ Opened over 215 high-return restaurants in the U.S., with 81% including Chipotlanes; opened first new restaurant in Canada in five years; and restarted international growth in the U.K. and France.

■ Opened 215 new restaurants, 174 of which have Chipotlanes, bringing our total to 2,966 restaurants and 355 Chipotlanes.
■ Received numerous awards and recognition, including being recognized on the 2021 lists for Forbes, World's Best Employers; Forbes, America’s Best Employers for Diversity; Fortune, Most Admired Companies; and Newsweek's America's Most Loved Companies.
■ Offered industry leading employee rewards and benefits, including paying approx. $15.7 million through our tuition assistance and debt-free degree programs.
■ Increased our national average wage for hourly crew members to over $15 per hour by the end of 2021.

■ Added a new metric to the annual incentive plan (AIP) that ties payouts to achievement of ESG goals under the pillars of Food & Animals, People and Environment.
■ Announced our Science Based Targets initiative (SBTi) to reduce absolute Scope 1, 2 and 3 greenhouse gas (GHG) emissions by 50% by 2030.
■ 90% of our restaurant management roles were internal promotions and overall, we promoted almost 19,000 restaurant employees in 2021.
■ Donated over $6.16 million through the Round Up for Real Change feature on our digital ordering app to organizations like Kids in Need, Folds of Honor, The Trevor Project, Asian American & Pacific Islander Engagement Fund, American Red Cross and Project 10X: LISC’s Initiative for Racial Equity.

2021 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach
70% shares	49% shares	17 Shareholders Engaged
Shareholders Contacted after the 2021 Annual Meeting	Shareholders that Engaged with Management	■ 9 Repeat Engagements ■ 8 New Engagements
Every year we invite our shareholders to cast an advisory vote to approve the compensation of our NEOs. At our 2021 annual meeting, we received approximately 51.3% support for our “say on pay” advisory vote proposal, which was lower than our desired level of support and the 95.32% support we received at the 2020 annual meeting. The Compensation Committee has taken the outcome of this vote seriously and we conducted broad shareholder outreach after the 2021 annual meeting to solicit and understand our shareholders’ feedback regarding Chipotle’s executive compensation program. In the fall of 2021, we contacted shareholders that collectively held 70% of our outstanding common stock. Executive officers and other senior members of our People Experience, Legal/Corporate Secretary, Sustainability and Investor Relations teams participated in these meetings, with members of the Compensation Committee available upon request. During the shareholder calls, we discussed the rationale for modifying the 2018 performance share unit (PSU) awards and 2020 AIP to reflect the unplanned impact of the COVID-19 pandemic and to reward our leadership team’s extraordinary success in developing and executing a strategic turnaround of our business, which we believe generated tremendous shareholder value. We also discussed Chipotle’s (i) diversity, equity and inclusion metrics and initiatives and workforce management issues, (ii) executive compensation programs and 2021 refinements, (iii) corporate sustainability achievements and initiatives, and our recently announced initial science-based targets, and (iv) Board composition and leadership and our corporate governance practices.
During our discussions, we heard that the low 2021 vote primarily was due to shareholder concern about the Committee’s modification of our 2018 PSU awards and 2020 AIP to reflect the unplanned impact of the COVID-19 pandemic. Excluding this one-time modification, shareholders expressed support for our executive compensation philosophy and performance-driven pay practices.
2022 Proxy Statement 55

In evaluating potential changes to our programs and disclosures in and for 2022, the Compensation Committee and the full Board considered common themes that emerged from our shareholder engagement meetings. The table below summarizes several of the key points of feedback we received from our shareholders and our Board’s response to this feedback.
Shareholder Feedback	Response Informed by Shareholder Feedback
Not supportive of one-time COVID-19 related modifications made in December 2020 to the in-flight 2018 PSUs and the 2020 AIP.	The Compensation Committee did not make any modifications in 2021 to in-flight long-term equity awards or to the 2021 AIP.
Prefer different, non-overlapping performance metrics in the long-term incentive plan and the AIP.
The Compensation Committee eliminated the overlapping performance metrics by redesigning the 2022 PSUs so that the sole performance metric is cumulative three-year restaurant cash flow dollars (RCF Dollars).

Prefer a relative performance metric, such as TSR, in our incentive compensation program.
The Compensation Committee continues to believe that utilizing key financial and operating metrics, such as comparable restaurant sales (CRS), restaurant cash flow (RCF) and site assessment requests (SARs), as primary performance metrics better incentivizes strong performance across the company than a relative metric because (i) these metrics are within our executives’ line of sight and control, (ii) we believe these metrics are the key indicators of our short and long-term business success, (iii) employees across the company are tracked and compensated around those metrics, and (iv) we believe performance on these metrics drives shareholder value creation.
To ensure that our PSU awards are aligned to shareholder value creation, we will continue to incorporate a relative TSR hurdle, where payouts will be capped at 100% of target if 3-year relative TSR is below the 25th percentile of the S&P 500 constituent companies.

Concern regarding the amount of compensation related to perquisites for our executive officers, which seems higher than for peer companies.
The Compensation Committee eliminated certain perquisites in 2022, including housing and commuting costs to our company headquarters, car allowances, and tax gross ups on financial and tax planning services.

Supportive of the inclusion of ESG goals in our annual incentive plan, while encouraging more quantitative and measurable ESG goals.	Added quantitative goals to the ESG component of the 2022 AIP.
The Compensation Committee will continue to solicit shareholder feedback and consider input from our independent compensation consultant and the outcomes of future “say on pay” votes when assessing our executive compensation program and policies and making compensation decisions regarding our executive officers.
2022 Proxy Statement 56

Alignment of Executive Compensation with Shareholder Interests
What We Do	What We Don’t Do
 Conduct extensive shareholder engagement on executive compensation, environmental, social and governance (ESG) related matters. Carefully consider the annual “say on pay” vote result and solicit and respond to shareholder feedback.
 Employ an annual long-term incentive (LTI) plan based predominantly on performance-based equity awards that fully vest over a minimum of 36 months.
 Align our executive compensation with achieving meaningful financial, operational and individual goals that drive shareholder value.
 Design our executive compensation program to discourage excessive risk-taking, with design features including the incorporation of multiple incentive plan performance measures, robust executive stock ownership guidelines, long-term performance goals and minimum three-year periods for full vesting on annual LTI awards.
 Retain an independent compensation consultant who is engaged directly by the Compensation Committee to advise on executive compensation matters.
 Maintain a Clawback and Recoupment of Compensation Policy that allows the Board to seek reimbursement of incentive compensation paid or awarded to an executive officer if it was based on financial results that subsequently were restated, and to cause forfeiture of an executive officer’s compensation if they engaged in egregious conduct that is substantially detrimental to the company.

 Allow executive officers and directors to hedge or pledge shares of Chipotle stock or hold Chipotle stock in margin accounts.
 Allow stock option repricing, reloads, exchanges or options granted below market value without shareholder approval.
 Provide single trigger acceleration of equity awards in connection with a change in control.
 Allow the Compensation Committee’s independent consultant to perform additional work for or on behalf of management.

Executive Compensation Philosophy and Objectives
We strive to provide our executive officers with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our programs and policies should achieve the following specific objectives:
■
Position our target total direct compensation (base salary, target annual incentive bonus opportunity and target LTI opportunity) at a level where we can successfully recruit and retain industry leading talent critical to shaping and executing our business strategy and creating long-term value for our shareholders.

■	Align relative realized pay with relative performance versus peers by emphasizing long-term equity over short-term cash and performance-based compensation over time-vested compensation.
■	Differentiate executive rewards based on actual performance.
■	Align the interests of our executives and shareholders by rewarding the achievement of financial, operational, and strategic goals that we believe enhance long-term shareholder value.
2022 Proxy Statement 57

Executive Compensation Program Components and Structures
Our ongoing annual executive compensation program is comprised of three primary components:
Base Salary	Annual Incentive Plan	Equity Compensation
Purpose: Attract and retain executives and provide a fixed, compensation element.
Key features: Determined based on the position’s importance within Chipotle, the executive’s experience, and external market data.

Purpose: Incentivize achievement of annual financial, operating, ESG and individual goals.
Key features: Our 2021 AIP provides for variable cash payouts based on achievement against operating, ESG and financial performance goals approved by the Committee at the beginning of each year, as well as evaluations of performance against individual goals and objectives. Payouts may be modified based on food safety performance.

Purpose: Align the incentives of our executive officers with shareholder interests and reward the creation of shareholder value.
Key features: LTI mix for 2021 was 60% PSUs with a three-year performance period, 20% seven-year stock only stock appreciation rights (“SOSARs”) that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, and 20% choice between SOSARs or RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date. For 2021, all executives elected to receive SOSARs, resulting in LTI value being granted 60% in PSUs and 40% in SOSARs.

Most OF OUR Executive Compensation is Variable, At-Risk Pay
Consistent with our performance-driven compensation philosophy, the Committee allocates a significant portion of our executive officers’ total compensation to variable, at-risk pay elements (performance-based AIP and LTI awards), as illustrated below. As an employee’s responsibilities and ability to affect our financial results increases, base salary becomes a smaller component of his or her total compensation. In 2021, variable, at-risk pay comprised 93% of our CEO’s compensation and 87% of our other NEO’s compensation.

(1)
Pie charts show 2021 total direct compensation, which consists of base salary, actual bonus payout, and LTI granted during fiscal 2021. Consistent with disclosure in the 2021 Summary Compensation Table, LTI awards are reported at grant date fair value (which, for PSUs, is based on the target number of shares subject to the award), and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2021.

2022 Proxy Statement 58

Factors in Setting Executive Officer Pay
The Compensation Committee sets compensation for the executive officers annually after considering the following factors:
■	Chipotle’s performance relative to goals approved by the Committee and strategic objectives set by the Board
■	Each executive officer’s experience, knowledge, skills and personal contributions
■	Levels of compensation for similar jobs at market reference points
■	The business climate in the restaurant industry, general economic conditions and other market factors
■	Compensation levels of Chipotle’s non-officer employees
With respect to the CEO, at the beginning of each year, the Committee reviews and approves the overall corporate objectives that apply to the AIP and LTI, and reviews and approves the CEO’s individual performance goals. After the end of the year, the Committee evaluates the CEO’s performance against those goals and makes determinations regarding the CEO’s compensation level based on its evaluation. The Committee also certifies the company’s achievement against the overall corporate objectives established for the year.
For other executive officers, the CEO makes recommendations to the Committee about their compensation after reviewing Chipotle’s overall performance, achievement by each executive officer of his or her individual performance goals and his or her personal contributions to the company’s success. The Committee is responsible for reviewing the CEO’s recommendations and setting and approving executive officer compensation.
As part of its review of executive compensation, the CEO and Committee review historical pay for each executive officer (including the CEO), as well as their accumulated equity, which are used as reference points to assist the Committee in understanding the overall compensation opportunity and realized pay provided to each executive officer.
At the same time that the Committee is considering executive officer compensation, it also reviews and approves key elements of the compensation plan for non-executive officers, including (i) the plan design for the AIP for all eligible employees, (ii) the LTI grant guidelines by employee level, which contains details on grant ranges, LTI vehicle mix and employee participation rates, and (iii) the total value of the share pools for the annual LTI grants to non-executive officer employees. The Committee also reviews, but does not approve, a summary of pay grades, salary ranges and target annual and equity incentive values for all non-executive officer employees.
The typical process is for the Committee to be presented with and to review the above information during one Committee meeting, and then formally approve compensation actions at the subsequent Committee meeting, which gives the Committee the opportunity to consider the totality of the Company’s compensation practices, request any additional information or seek clarifications, and discuss the proposed compensation plan before final approval.
2022 Proxy Statement 59

Roles and Responsibilities of the Committee, Compensation Consultant and the CEO in Setting Executive Officer Compensation
Responsible Party	Role and Responsibilities
Compensation Committee The Committee is currently comprised of four independent directors and reports to the Board.
■ Retains an independent consultant to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter.
■ Works with the CEO to set performance goals at the beginning of each year targeted to positively incentivize shareholder value creation.
■ Evaluates CEO performance in relation to those goals and Chipotle’s overall performance.
■ Determines and approves compensation for our executive officers.
■ Reviews and approves overall compensation philosophy and strategy, as well as all compensation and benefits programs in which our executive officers participate.
■ Approves applicable peer group and broader market data as reference points to help inform determination on NEO pay levels and program design.
■ Conducts an annual assessment of potential compensation-related risks to Chipotle and oversees policies and practices to mitigate such risk, including performance-based incentive arrangements below the executive level.
■ Engages with shareholders and other stakeholders as requested to receive input on executive compensation matters.

Independent Consultant to the Compensation Committee The Committee retains an independent compensation consultant to provide advice on matters of governance and executive compensation.
■ Provides advice and opinion on the appropriateness and competitiveness of our compensation program relative to market practice, our strategy and internal processes, and compensation-related risk mitigation.
■ Provides advice regarding compensation decision-making governance.
■ Provides market data, as requested.
■ Performs functions at the direction of the Committee.
■ Attends Committee meetings and consults on various compensation matters, as reflected in the Committee’s charter.
■ Confers with the Committee at and between meetings and in executive session, and, at the direction of the Committee, select members of the company’s management team on defined compensation-related matters.

CEO
Makes recommendations for compensation of other executive officers and, with the support of other members of the management team, including the internal compensation and benefits team, all employees generally.

■ Works with the other executive officers to recommend performance goals at the beginning of each year that are targeted to positively incentivize shareholder value creation, with all performance goals reviewed and approved by the Compensation Committee.
■ Reviews performance of the other executive officers and makes recommendations to the Committee with respect to their compensation.
■ Confers with the Committee concerning design and development of compensation and benefit plans for Chipotle executive officers and employees.

Role of Market Data and Our Peer Group
Market Data and Impact on 2021 Pay Levels
The Compensation Committee believes the investment community generally assesses our performance by reference to a peer group composed primarily of other companies in the restaurant industry and other high-growth hospitality and digitally enabled, customer-oriented companies. The Committee and management recognize that the talent pool for executives is broader than the restaurant industry and, for that reason, chose to include other non-restaurant consumer focused companies in our compensation peer group, although the majority of our compensation peers are in the restaurant and hospitality industries.
Each year, the Committee’s independent compensation consultant provides the Committee with pay data for executive officer roles and the incentive plan structures of the companies in our peer group, which the Committee considers in setting pay levels and determining pay design for executive officers. This peer group data is only one factor considered by the Committee in setting executive compensation each year.
2022 Proxy Statement 60

In setting 2021 pay levels, in addition to peer group data, the Committee also considered our progress on achieving our strategic objectives, current target compensation opportunities, internal equity, the value of outstanding equity awards and the overall design of our executive compensation program. We believe our executive compensation program has consistently demonstrated strong alignment with financial performance and shareholder value creation.
2021 Peer Group
The peer group used for 2021 was generally comprised of publicly traded companies in the Restaurants industry with annual revenues and 12-month average market cap values greater than 0.25x Chipotle’s size and companies in the Hotel, Resorts & Cruise Line, Leisure Facilities (excluding gaming companies), Internet & Direct Marketing Retail, and Specialty Stores industries as defined by the Global Industry Classification Standard (GICS), with annual revenues and 12-month average market cap values between 0.30x and 3.33x Chipotle’s size and growth characteristics similar to us. For 2021, the Committee determined to remove two companies (Dunkin' Brands Group, Inc. and Norwegian Cruise Line Holdings Ltd.) due to lack of alignment on the market-cap criteria, and replaced them with eBay Inc. and Wayfair Inc. (however Wayfair’s two co-founders, including its CEO, are not used in Chipotle’s benchmarking of market pay levels). The peer group includes our direct restaurant peers as well as non-restaurant companies that have some combination of high brand recognition, attractive growth opportunities, strong customer service and technology enabled operations, which align with Chipotle’s continued focus on customer service and operational excellence.
Chipotle’s revenues rank at the 50th percentile of this peer group, and our market capitalization ranks at the 83rd percentile of this peer group (as of December 31, 2021), which confirmed for the Committee that this peer group is appropriate in generally reflecting comparable organizational size and related complexity.
Data provided by S&P Capital IQ; $ in millions
Company Name	Revenues(1)	Market Cap(2)
Darden Restaurants, Inc.	$8,590	$19,551
Domino's Pizza, Inc.	$4,357	$20,534
eBay Inc.	$10,420	$41,629
Expedia Group, Inc.	$8,598	$27,384
Hilton Worldwide Holdings Inc.	$2,444	$43,478
Lululemon Athletica Inc.	$5,857	$50,612
McDonald's Corporation	$23,223	$200,314
Restaurant Brands International Inc.	$5,739	$19,119
Royal Caribbean Cruises Ltd.	$1,532	$19,593
Starbucks Corporation	$30,362	$137,229
Ulta Beauty, Inc.	$8,631	$22,316
Vail Resorts, Inc.	$1,954	$13,275
Wayfair Inc.	$13,708	$19,860
Yum! Brands, Inc.	$6,584	$40,704
Peer Group Median	$7,342	$24,850
Chipotle Mexican Grill, Inc.	$7,547	$49,188
Percent Rank	50%	83%
(1)
Reflects revenue for each peer company’s most recent fiscal year end as of March 25, 2022, the date of this analysis. For Lululemon, reflects trailing twelve months revenue as reported by Standard & Poor’s on March 25, 2022, because it had not yet reported revenue for its fiscal year ending January 2022.

(2)	As of December 31, 2021.
The Committee reviews the composition of the peer group periodically and adjusts the composition in response to changes in size, business operations and/or strategic focus, mergers and acquisitions, and companies becoming public. In September 2021, the Committee decided for purposes of 2022 compensation to remove Royal Caribbean Group and Vail Resorts, Inc. due to lack of alignment on the market-cap criteria and to replace them with DoorDash, Inc. and Uber Technologies, Inc.
2022 Proxy Statement 61

2021 Compensation Program
Base Salaries
We pay a base salary to our executive officers to compensate them for services rendered during the year and to provide them with a fixed level of income. The Committee reviews the executive officers’ base salaries at least annually and makes adjustments as it deems appropriate.
Our CEO makes recommendations to the Committee for base salaries of our executive officers (other than for himself). The Committee reviews and approves the CEO’s base salary and any changes each year. Adjustments to base salaries, if any, typically occur during the first quarter of each year. For 2021, after an extensive review of market data, the Committee approved salary increases for the NEOs, other than our CEO, to better align with competitive market levels and our desired compensation philosophy:
	Base Salaries
Executive Officer	2021	2020	% Change
Brian Niccol	$1,250,000	$1,250,000	0%
Jack Hartung	$850,000	$815,000	4%
Curt Garner	$725,000	$675,000	7%
Christopher Brandt	$675,000	$650,000	4%
Scott Boatwright	$550,000	$525,000	5%
(1)	2021 salaries were effective February 15, 2021 and therefore may not match the salary numbers in the 2021 Summary Compensation Table.
Annual Incentive Plan (AIP)
The AIP is our annual cash incentive program for certain bonus eligible employees, including our executive officers, which is based on the achievement of three factors: a company performance factor (“CPF”), an individual performance factor (“IPF”) and an environmental, social, and governance (“ESG”) factor. The Committee added an ESG factor to the 2021 AIP, with components aligned around our food & animals (organic, local grown), people (pay equity and diversity) and environmental (carbon footprint) goals. For 2021, the Committee also rebalanced the weightings of the performance factors so that 70% of the target value is based on CPF achievement, 20% is based on IPF achievement, and 10% is based on the new ESG factor. The total bonus is then subject to a food safety modifier that can reduce the bonus by as much as -20%. Chipotle is committed to food safety and strong food safety performance is an expectation. Therefore, our executive officers cannot earn a higher bonus for strong food safety performance.
The graphic below illustrates the AIP calculation, including the weighting of the CPF, IPF and the new ESG factor, with potential food safety negative modification:

Payout for each of the factors and for total AIP can range from 0% up to a maximum of 275%. Any payout above 200% of the target level will be paid in the form of RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to the executive officer’s continued service through the applicable vesting date.
Target Bonus Opportunities
Each executive officer’s target opportunity under the AIP is expressed as a percentage of base salary. For 2021, the Compensation Committee approved an increase in the target opportunity for each NEO other than the CEO to better align with competitive market levels and maintain our desired pay for performance compensation philosophy:
2022 Proxy Statement 62

	AIP Targets (% of Base Salary)
NEO	2021	2020	% Change
Brian Niccol	180%	180%	0%
Jack Hartung	100%	95%	5%
Curt Garner	95%	80%	15%
Christopher Brandt	85%	80%	5%
Scott Boatwright	85%	80%	5%
Company Performance Factor (CPF)
For 2021, the Committee decided to utilize the same CPF metrics and weightings as in 2020, which consist of the following key financial and operational objectives: 40% comparable restaurant sales (“CRS”) growth, which is the change in sales year-over-year for restaurants open for at least 13 full calendar months at the end of 2021; 40% restaurant cash flow (“RCF”) margin, which is cash flow generated at the restaurant level resulting from restaurant sales minus all costs incurred to run the restaurant; and 20% site assessment requests (“SARs”), which is a measure of our inventory for new restaurants over the next 12 – 18 months.
Target goals in 2021 for the three financial objectives that comprise the CPF were approved by the Compensation Committee at the beginning of 2021. Achievement at the target level of each performance metric would yield a CPF of 100%, equating to a payout at the target level. For achievement of the CPF above or below the target level, the payout is adjusted up to a maximum of 275% or down to 0% based on actual performance. For 2021, all of the CRS, RCF, and SARs targets represent increases to 2020 target levels of achievement, are higher than 2020 actual achievement levels (adjusted for COVID-related impacts), and were considered appropriately rigorous at the time the goals were set.
As shown in the chart below, in 2021 Chipotle’s performance was above target on CRS and SARs, but slightly below target on RCF, resulting in a CPF of 190%.
CPF Performance Goals
Metric	Weighting	Threshold Performance	Target Performance	Maximum Performance	2021 Actual Results
CRS	40%	10%	12%	20%	19.3%
RCF	40%	21%	22.7%	25%	22.6%
SARs	20%	313	328	358	369
				Total CPF	190%
Individual Performance Factor (IPF)
An executive’s AIP payout also depends on his or her achievement of individual performance goals. The Compensation Committee believes that our executives’ individual performance goals should support achievement of the company’s strategic objectives and be tied to their areas of responsibility. This allows AIP awards to be appropriately differentiated on the basis of individual performance and also aligns compensation with the achievement of non-financial, strategic and operational objectives.
The individual performance goals for the CEO are approved by the Committee, and the goals for other executive officers are approved by the Committee based on recommendations of the CEO. After the end of the year, the Committee evaluates the performance of the CEO against his goals and approves an IPF within the range of 0-275% depending on its evaluation. The CEO evaluates the performance of each of the other executive officers against their goals and provides an IPF recommendation for each executive officer to the Committee, which then approves an IPF of 0-275% for each executive officer.
In determining the IPF for the CEO and executive officers, the Committee considered the CEO’s individual accomplishments and the CEO considered each executive’s individual accomplishments that helped the company achieve significant progress on its long-term transformation and growth strategy, including making the Chipotle brand more visible, relevant and loved; utilizing a disciplined approach to creativity and innovation; leveraging digital capabilities to drive productivity and expand access, convenience and engagement; engaging with customers through our loyalty program; and running successful restaurants with a strong culture that provides great food with integrity while delivering exceptional in-restaurant and digital experiences.
As a result of this review, the Compensation Committee approved individual performance factors ranging from 175% - 200% of target for each NEO. Some of the key accomplishments achieved by our NEOs during 2021 that the Committee considered when determining the 2021 IPF are summarized below, including the IPF for each NEO:
2022 Proxy Statement 63

Brian Niccol (IPF: 200%)	■
Delivered outstanding financial results despite a challenging year for the industry, with revenue growth of 26.1%, to $7.5 billion, an increase in comparable restaurant sales of 19.3% and restaurant level operating margin of 22.6%.

■
Made meaningful progress on sustainability goals, announcing the Science Based Targets initiative (SBTi) to reduce absolute Scope 1, 2 and 3 greenhouse gas (GHG) emissions by 50% by 2030 from a 2019 base year and, in furtherance of our Food with Integrity standards, purchased more than 35 million pounds of locally grown produce in 2021 and spent more than $400 million in food premiums over the last two years to buy responsibly sourced and humanely raised ingredients.

■
Increased our national average wage for hourly crew members to over $15 per hour by the end of 2021 and implemented a more robust crew pay strategy to ensure consistent and equitable pay decisions across the entire organization. An independent pay equity analysis of our U.S. workforce in 2021 did not identify preferential treatment to any class of employee.

Jack Hartung (IPF: 175%)	■	Worked to ensure restaurants maintained necessary supply of all critical ingredients, with only isolated spot outages, in a challenged operating environment.
■
Ensured that the company remained focused on delivering margin performance by partnering with operations to effectuate restaurant pass-through opportunities, and leading supply chain team to capture meaningful savings

■
Opened over 215 high-return restaurants in the U.S., with 81% including Chipotlanes, opened first new restaurant in Canada in five years and restarted international growth in the U.K. and France with four new restaurant designs with smaller footprints.

Curt Garner (IPF: 200%)	■
Led a tech team that furthered the company’s technology transformation, helping Chipotle to become a real food focused, digital lifestyle brand and enabling digital sales of $3.4 billion in 2021, a 24.7% increase over 2020.

■
Continued to uplevel the Chipotle digital ecosystem, including completion of new versions of the digital make line and Smarter Pick-up times technology, which improved order accuracy and order promise time.

■
Delivered over 40 high priority and cross functional projects, including cloud-based Oracle finance and supply chain, launching a digital only Quesadilla menu item, and implementation of digital make lines across the U.S., U.K. and France.

Chris Brandt (IPF: 200%)	■
Led social culture via social media resulting in Chipotle being one of the top brands on the internet, and executed 4 of the top 5 biggest social events in Chipotle history (Boorito, the company’s first ever ad during the national football championship game, ELF collaboration, Burritos and Bitcoin).

	■	Grew loyalty from 18 million at end of 2020 to 26.5 million in 2021 and increased frequency among low, medium, and high frequency users compared to non-loyalty members.
■
Successfully launched cauliflower rice, quesadilla and brisket with national results that exceeded test markets and drove strong comparable restaurant sales against the category; built a strong innovation pipeline for 2022.

Scott Boatwright (IPF: 200%)	■	Ensured that all restaurants previously closed due to COVID-19 in U.S. & Canada were open and operating, and successfully recovered 80% of the in-restaurant dining while maintaining digital gains.
	■	Increased overall taste of food scores to 92%, an all-time high.
	■	Led the industry in overall food safety compliance, pushing Ecosure scores as high as 92.9% with our lowest critical violations since measurement began in 2016.
Environmental, Social and Governance (ESG) Factor
In 2021, the Committee added an ESG performance factor to the 2021 AIP, which accounted for 10% of the overall payout. The ESG factor has three components, which align with the three pillars of our sustainability strategy and reporting, with four specific metrics for the ESG factor. Based on the Committee’s evaluation of the achievement of these ESG metrics, a payout of up to 275% could be assigned for the ESG factor.
In early 2022, the Committee reviewed the achievement of the ESG metrics and determined that performance on each had exceeded expectations defined at the start of the year:
Pillar	Metric	Achievement
Food & Animals	■ Year-over-year increase in pounds purchased of organic, local and/or	■ 17.8% year-over-year increase in pounds purchased of organic, transitional and/or locally grown food
2022 Proxy Statement 64

Pillar	Metric	Achievement
	regeneratively grown/raised food	over the prior two years.
People
■  Maintain racial and gender pay equity
■  Implement a program that improves and accelerates the development of our diverse field organization and support centers for promotion to above restaurant and next level roles

■  2021 pay equity analysis of our U.S. workforce did not identify preferential treatment to any class of employee
■  Leadership Evolution and Development (LEAD) program launched in 2021, resulting in internal diversity pipeline of 60% and increased pipeline of females to top field leadership positions to 50%

Environmental	■ Publish our Scope 3 emissions by December 31, 2021
■  In November 2021, published scope 3 emissions and announced Science Based Targets initiatives (SBTi) to reduce absolute Scope 1, 2 and 3 greenhouse gas (GHG) emissions by 50% by 2030 from a 2019 base year

As a result, the Committee approved an ESG factor of 200% of target. For 2022, the Committee has refined the ESG component of the AIP design and approved quantitative ESG performance goals for each of these three pillars.
Food Safety Modifier
In determining whether to apply a negative food safety modifier for the CEO and executive officers, the Committee considered that the company achieved its all-time best score for third-party food safety audits in 2021, successfully navigated difficulties created by the COVID-19 pandemic and related staffing and supply chain challenges, improved other food safety metrics, and made further enhancements to the company’s industry leading food safety practices. As a result, the Compensation Committee did not utilize the food safety modifier to decrease the AIP payout for any executive officer.
2021 Bonus Payouts
The 2021 AIP payouts for each of our NEOs are set forth below.
	Target 2021 AIP Payout		Actual 2021 AIP Payout
Name	% of Base Salary	Dollar Value	CPF	IPF	ESG Factor	Dollar Value(1)	% of Target
Brian Niccol	180%	$2,250,000	190.0%	200.0%	200.0%	$4,342,500	193%
Jack Hartung	100%	$850,000	190.0%	175.0%	200.0%	$1,598,000	188%
Curt Garner	95%	$688,750	190.0%	200.0%	200.0%	$1,329,288	193%
Christopher Brandt	85%	$573,750	190.0%	200.0%	200.0%	$1,107,338	193%
Scott Boatwright	85%	$467,500	190.0%	200.0%	200.0%	$902,275	193%
(1)
The food safety metric is only a negative modifier and can decrease payouts by as much as -20%. Based on our strong food safety metrics for 2021, the Committee did not apply the negative modifier to reduce any payouts.

Fiscal 2021 Annual LTI Awards
Each year, the Committee reviews the LTI awards granted to our NEOs to evaluate whether they are properly aligned with the long-term growth of the company and shareholder interests. For 2021, the Committee maintained the same target LTI mix as 2020 of 60% PSUs, 20% SOSARs, and 20% individual choice between RSUs or SOSARs with an equivalent grant date fair value. The majority of the mix remains in PSUs and SOSARs because these vehicles are considered by the Committee to be performance-based and reward management for delivering on key long-term financial performance goals and enhancing long-term shareholder value. The RSU choice provides an opportunity for executive officers to balance their overall LTI award if desired. For 2021, all executives elected to receive SOSARs, resulting in a mix of 60% PSUs and 40% SOSARs. SOSARs continue to vest in two equal installments on the 2nd and 3rd anniversaries of the grant date.
2022 Proxy Statement 65

In February 2021, the Committee determined to increase the target grant value for each NEO to better align with competitive market levels and our desired compensation philosophy. The table below reflects the 2021 target grant value for each NEO, split 60% in PSUs and 40% in SOSARs. Further details of these annual grants are provided below and are disclosed in the “Grants of Plan-Based Awards in 2021” table.
	Annual LTI Grant - Total Grant Date Fair Value
NEO	2021	2020	% Change
Brian Niccol	$12,000,000	$10,000,000	20.0%
Jack Hartung	$3,500,000	$3,000,000	16.7%
Curt Garner	$3,500,000	$3,000,000	16.7%
Christopher Brandt	$3,000,000	$2,500,000	20.0%
Scott Boatwright	$3,250,000	$2,750,000	18.2%
2021 PSU Awards
The performance objectives for the 2021 PSUs are based on the company’s three-year CRS growth, measured from January 1, 2021 – December 31, 2023, and two-year average RCF margin, measured from January 1, 2022 – December 31, 2023. The number of shares that can be earned under the award is determined by multiplying the target number of shares by the payout percentage, as set forth in the table below:
2 Year Average RCF Margin	3 Year CRS Growth
	7.0%	7.5%	8.0%	8.5%	9.0%	9.5%	10.0%	10.5%
23.0%	0%	25%	25%	50%	75%	100%	125%	150%
24.0%	25%	50%	75%	75%	100%	150%	175%	200%
25.0%	50%	75%	100%	100%	125%	175%	225%	275%
26.0%	75%	100%	125%	125%	175%	225%	275%	300%
27.0%	100%	125%	150%	175%	200%	250%	300%	300%
No PSUs will be earned if either (i) the average RCF Margin is less than 23%, which is more rigorous than the 21.5% threshold for the 2020 PSUs, and (ii) the CRS growth is less than 7.0%, which is more rigorous than the 3% threshold for the 2020 PSUs. The maximum payout under the PSUs is 300%. If the level of performance for either CRS growth or average RCF margin or both falls between the threshold and maximum performance levels in the table, the payout percentage will be determined using linear interpolation. To ensure that performance goals drive acceptable returns to shareholders, the 2021 awards contain a provision where funding is capped at 100% of target if the company’s 3-year relative TSR is below the 25th percentile of the S&P 500 constituent companies.
The Compensation Committee decided to reduce the performance period for the average RCF margin metric from the full 3 years to the last 2 years of the performance period to account for COVID-19 uncertainty and the expected short-term impact on the business. Additionally, the Committee utilized CRS growth and RCF margin as elements in both our AIP (one-year measurement period) and our LTI program (two- and three-year measurement periods). When designing our 2021 executive compensation program, the Committee evaluated alternative performance metrics for our incentive programs and determined that CRS growth and RCF margin are key indicators of the company’s short-term operating performance and the primary drivers of long-term shareholder value creation. Because of the different performance periods covered, the Committee determined that these measures remained appropriate for both the short-term and LTI programs. In addition, the Committee continued its practice of supplementing these measures with additional performance measures in the AIP to strike an appropriate balance with respect to incentivizing top-line growth, profitability, non-financial business imperatives and shareholder returns over both the short-term and long-term horizons. As discussed in the section “Actions Taken with Respect to 2022 Compensation,” the Compensation Committee revised the metrics for the 2022 PSU award to eliminate the overlapping metrics with the AIP and reverted to a 3-year performance period.
2021 SOSARs
The NEOs were granted annual SOSARs on February 4, 2021. These awards were granted with an exercise price equal to the closing price on the grant date and vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to continued employment. The SOSARs have a 7-year term.
2022 Proxy Statement 66

EARNOUT OF 2019-21 PSU Awards
In 2019, we granted PSUs to our executive officers that were earned based on the company’s three-year CRS growth and three-year average RCF margin, measured from January 1, 2019 – December 31, 2021. The number of shares that could be earned under the award is determined by multiplying the target number of shares by the payout percentage, as set forth in the table below:
3 Year Average RCF Margin	3 Year CRS Growth
	3.5%	4.0%	4.5%	5.0%	5.5%	6.0%	6.5%	7.0%
19.0%	0%	25%	50%	50%	100%	150%	150%	175%
20.0%	50%	75%	100%	75%	150%	200%	200%	250%
21.0%	75%	100%	125%	100%	200%	250%	250%	300%
22.0%	75%	125%	150%	125%	250%	275%	300%	300%
In February 2022, the Committee evaluated the Company’s RCF and CRS performance against the goals for the two performance metrics and certified payout for the 2019-2021 PSUs at 260% of target based on 10.5% CRS and 20.2% RCF for the three-year performance period.
Benefits and Perquisites
In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees. In 2021 we also provide our officers with limited perquisites and other personal benefits that we believe are reasonable and supported by market practice, personal safety and convenience that enhances productivity.
Perquisites historically included relocation benefits and commuting expenses, company cars or car allowances, financial and tax counseling services and other limited personal benefits. These are identified in footnotes to the 2021 Summary Compensation Table. Executive officers have also used company-owned or chartered airplanes for personal trips, in which case we generally require the executive officer to fully reimburse us for the incremental cost, except where prohibited by applicable regulations; however, the Board has preapproved Mr. Niccol’s limited use of the company-owned airplanes for personal trips. The Lead Independent Director reviews Mr. Niccol’s personal use of the company-owned aircraft each quarter to assess whether it is consistent with the Board’s approval. Other NEOs also may use the company-owned aircraft for personal travel on occasion and with prior approval of our CEO, which trips often involve traveling for personal reasons when the aircraft already is being flown for business. In light of the ongoing COVID-19 pandemic and travel concerns, Mr. Niccol approved limited personal aircraft use for the other NEOs in 2021. We believe that the perquisites we provide our executive officers are consistent with market practices and are reasonable and consistent with our compensation objectives.
We also administer a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.
Actions Taken with Respect to 2022 Compensation
For 2022, the Committee made several changes to the AIP and LTI programs.
■	For the 2022 AIP, the Committee approved the following:
■
As in 2021, the Committee included ESG performance as a factor, with components aligned around the three pillars of our sustainability program – food & animals, people and environmental – and added one quantitative target for each ESG pillar.

■
The Committee changed the ESG factor into a modifier that can increase or decrease the overall payout by 15% (i.e., 5% for each pillar), depending on the extent to which the quantitative targets are achieved. As a result, the weightings of the two other performance factors were adjusted to 75% for the CPF and 25% for the IPF.

■
In addition, the Committee introduced limits on earnouts for the IPF under the bonus plan, which is now capped based on the level of CPF achievement. The CPF continues to use the same operating and financial metrics that the Committee believes are critical to the Company’s success (40% CRS growth, 40% RCF margin and 20% site-assessment requests). Food safety continues to be a potential negative modifier by up to -20%. As in prior years, the maximum award payout under the 2022 AIP is 275%, with any payout above 200% paid in the form of RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to the executive officer’s continued service.

2022 Proxy Statement 67

■	For the 2022 annual LTI grant, the Committee approved the following:
■
As in prior years, granted 60% of the annual grant value in the form of PSUs, and split the remainder evenly in SOSARs and RSUs; however, for 2022, all executives elected to receive SOSARs, resulting in LTI value being granted 60% in PSUs and 40% in SOSARs.

■	SOSARs continue to vest in two equal installments on the 2nd and 3rd anniversaries of the grant date.
■
In response to shareholders expressed preference for unique performance metrics in the LTI plan and the AIP, the Committee changed the performance metrics for the 2022 PSUs from 3-Year CRS Growth and 2-Year Average RCF margin to a single, bottom-line metric of 3-Year Cumulative RCF Dollars. The Committee believes the achievement Cumulative RCF Dollars is effectively aligned with the long-term strategy of the business, drives shareholder value creation, and maintains ease of communication to all PSU participants to ensure alignment on the key components of the long-term business strategy.

■
As in prior years, the maximum payout under the 2022 PSUs is capped at 300% of target; however, payout is capped at 100% of target if the company’s 3-year relative TSR is below the 25th percentile of the S&P 500 constituent companies.

■
In response to shareholder feedback we received during our annual shareholder engagement, the Committee decided to eliminate the following perquisites for our executive officers, effective January 1, 2022: commuting expenses, company cars or car allowances and tax gross ups on financial and tax counseling services.

■
The Committee also approved increases ranging from 4% to 7% to the base salaries of our executive officers (excluding our CEO), effective February 14, 2022, to better align with the market. For 2022, the Committee provided the total increase in Brian Niccol’s 2022 compensation in the form of LTI and made no changes to his 2022 base salary and target AIP. Mr. Niccol’s base salary has not changed since 2020.

OTHER COMPENSATION-RELATED POLICIES
Executive Stock Ownership Guidelines
Stock ownership guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our long-term shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program. The Committee believes that our stock ownership guidelines for our NEOs are robust and in the case of the CEO and CFO among the highest requirements in our compensation peer group. The table below reflects our guidelines and compliance by our NEOs with the guidelines as of March 1, 2022.
	Ownership Requirement (multiple of base salary)	Value of Share Ownership Towards Requirement(1)	Actual Share Ownership as Multiple of Base Salary(2)
Brian Niccol	7 times	$46.6 million	37x
Jack Hartung	4 times	$97.2 million	112x
Curt Garner	3 times	$25.7 million	34x
Chris Brandt	3 times	$14.4 million	21x
Scott Boatwright	3 times	$17.9 million	32x
(1)	Consists of common stock and unvested RSUs multiplied by the 30-day average price of Chipotle common stock as of March 1, 2022.
(2)	Based on the NEO’s base salary as of March 1, 2022.
Compliance with the stock ownership requirements is evaluated each year on the last trading day of the calendar year using the average closing price of Chipotle’s common stock over the 30 trading days ending on and including the last trading day of the calendar year. Executive officers have five years to achieve the requisite ownership; however, if an executive officer is not on track to meet the applicable ownership requirement by the end of the third year, he or she (i) cannot sell shares of common stock owned outright, if any, and (ii) must retain at least 50% of the shares received upon the vesting of a RSU, PSU or other full-value equity award, and/or the exercise of an option, stock appreciation right or SOSAR, measured after withholding of shares by the company for the exercise price. The guidelines are reviewed for possible adjustment annually and may be adjusted by the Committee at any time. Shares underlying unvested restricted stock or RSUs count towards satisfaction of the guidelines, while shares underlying SOSARs (whether vested or unvested) and unearned performance shares and PSUs do not count. As of March 1, 2022, all of our NEOs satisfied, exceeded or were on track to meet these requirements within the requisite time period.
Stock ownership guidelines applicable to non-employee members of our Board are described on page 23.
2022 Proxy Statement 68

Clawback and Recoupment of Compensation Policy
Chipotle has a clawback policy that allows the Board to seek reimbursement of incentive compensation paid or awarded to an executive officer if the payment or award was predicated upon the achievement of certain financial results that subsequently were the subject of a restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. The clawback applies if management misconduct or failure to manage caused or significantly contributed to the need for the restatement and covers incentive compensation paid or awarded during the three years prior to the restatement. In addition, the Board may require forfeiture of an executive officer’s compensation, both cash and equity, if the executive officer engaged in egregious conduct substantially detrimental to the company.
Prohibition on Hedging and Pledging
To further align the interests of our executive officers with those of our shareholders, we prohibit our directors, executive officers and certain employees who have access to material, nonpublic information, from hedging any shares of Chipotle common stock, holding shares of Chipotle common stock in a margin account or otherwise pledging shares of Chipotle common stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock on an exchange or in any other organized market.
Equity Grant Practices
Our current and historical practice is to grant LTI awards to senior management during periods when our trading window for insiders is open. Our annual grant date, which generally includes the annual grant of LTI awards to the NEOs and other executive officers, usually occurs within one week after we publicly announce our financial results for the fourth quarter and full fiscal year. The Compensation Committee approves all LTI awards to executive officers and has delegated authority to our CEO and Chief Diversity, Inclusion and People Officer to make grants of LTI awards, within specified parameters, to non-executive officer employees and to newly hired or newly promoted employees below the executive officer level, which also generally occur only during periods when our trading window for insiders is open.
Severance Arrangements
We do not have a formal severance plan for our employees and historically we generally have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. In 2018, we hired several new executives and, in connection with their offers of employment, provided them with limited, short-term severance arrangements.
In connection with Brian Niccol’s hiring, we signed an offer letter providing that if his employment is terminated prior to March 5, 2023 by us, other than for cause, or by Mr. Niccol with good reason, each as defined in the offer letter, he would be entitled to severance payments equal to two-times the sum of his then current base salary plus his then-current target annual bonus (or, if higher, his bonus payout for the immediately preceding fiscal year). The severance payments would be made in equal installments over the 24 months after his termination.
Chris Brandt joined us in April 2018, and his offer letter provides that if his employment is terminated by us, other than for cause, as defined in the offer letter, prior to March 9, 2023, he would be entitled to a severance payment of the sum of his then current base salary plus his then current target annual bonus. The severance payments would be made in equal installments over the 12 months after his termination.
Change in Control Severance Plan
We have a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. We do not have a standard severance plan for our executive officers, and the Board determined that a CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable in the event a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). See “Potential Payments Upon Termination or Change-In-Control – Change in Control Severance Plan” for more details.
2022 Proxy Statement 69

Compensation Program Risk Assessment
F.W. Cook, an independent executive compensation consulting firm retained by the Compensation Committee, conducted a risk assessment of our compensation programs in March 2022 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Chipotle. F.W. Cook’s assessment included a review of our pay and incentive plan structures, pay practices and policies and governance processes, the Compensation Committee’s oversight of such programs and heightened attention to the available recoupment policies in place to help mitigate risk.
The risk assessment considered the following factors:
■
Our executive compensation program is well-designed to encourage behaviors aligned with the long-term interests of shareholders, with a significant portion of executive compensation awarded in the form of long-term equity incentives.

■
There is appropriate balance in the executive compensation program structure to mitigate compensation-related risk with fixed and variable pay; cash and equity; corporate and individual goals; formulas and discretion; and short-term and long-term measurement periods.

■
We have policies to mitigate compensation risk including stock ownership guidelines, insider trading prohibitions, discretion to reduce payments, forfeiture provisions, independent Compensation Committee oversight, and going forward, a newly adopted compensation recoupment and clawback policy.

■	Compensation Committee oversight extends to incentive plans below the executive officer level, where no potential material compensation-related risk was identified.
2022 Proxy Statement 70

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the Compensation Committee also considers risks that may be inherent in such programs, policies and procedures. The Compensation Committee reviewed the assessment of the company’s 2021 compensation program and discussed the report with management and, based on its review, determined that any risks arising from the company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company.
Advisory Vote on Executive Compensation
For all the reasons set forth above, our Board strongly recommends that you vote “FOR” Proposal 2, the advisory “say on pay” proposal. We encourage you to support this recommendation.
Compensation Committee Report
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and Chipotle’s Annual Report on Form 10-K for filing with the SEC.
The Compensation Committee.
Patricia Fili-Krushel, Chairperson
Gregg L. Engles
Neil Flanzraich
Mauricio Gutierrez
2022 Proxy Statement 71

2021 COMPENSATION TABLES
2021 Summary Compensation Table
Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation($)(4)	Total($)(5)
Brian Niccol Chairman and Chief Executive Officer	2021	$1,250,000	$—	$7,200,970	$ 4,800,102	$4,342,500	$287,008	$17,880,580
	2020	$1,242,307	$—	$29,222,813	$4,000,219	$3,150,000	$420,529	$ 38,035,868
	2019	$ 1,200,000	$—	$5,700,073	$2,731,683	$ 3,870,000	$ 2,566,388	$16,068,144
Jack Hartung Chief Financial Officer	2021	$844,615	$—	$2,100,961	$1,400,358	$1,598,000	$224,739	$6,168,673
	2020	$812,692	$—	$15,733,267	$1,200,156	$1,035,559	$220,678	$19,002,352
	2019	$800,000	$ 1,000,000	$2,800,210	$1,170,844	$1,462,000	$293,547	$7,526,601
Curt Garner Chief Technology Officer	2021	$717,308	$—	$2,100,961	$1,400,358	$1,329,288	$156,797	$5,704,712
	2020	$666,538	$—	$ 14,339,858	$1,200,156	$756,000	$195,108	$17,157,660
	2019	$605,174	$—	$2,800,210	$1,170,844	$933,100	$334,307	$5,843,636
Chris Brandt Chief Marketing Officer	2021	$671,154	$—	$1,800,612	$1,200,025	$1,107,338	$120,131	$4,899,260
	2020	$645,385	$—	$8,469,023	$1,000,055	$695,500	$122,866	$10,932,829
	2019	$616,923	$—	$2,200,540	$780,505	$933,100	$110,214	$4,641,282
Scott Boatwright Chief Restaurant Officer	2021	$546,154	$—	$1,950,047	$1,300,388	$902,275	$140,151	$4,839,015
	2020	$517,307	$—	$9,546,563	$1,100,217	$588,000	$159,772	$11,911,859
	2019	$468,230	$—	$2,500,083	$975,589	$714,875	$125,384	$4,784,161
(1)
Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of the grant of performance share units (PSUs), based on the probable achievement as of the date of grant. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2021, which are included in our Annual Report on Form 10-K filed with the SEC on February 11, 2022 for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718. The annual 2021 PSU awards will not pay out unless and only to the extent that the performance targets are achieved, which targets are based on three-year comparable restaurant sales growth over the 2021 through 2023 performance period and two-year average restaurant cash flow margin over the 2022 through 2023 performance period. The PSU awards reflect an assumed target outcome of the performance conditions and do not reflect the value that ultimately may be realized by the executive officer. The aggregate grant date fair value of the 2021 PSU awards, assuming maximum performance, is $21.6 million for Mr. Niccol, $6.3 million for Messrs. Hartung and Garner, $5.4 million for Mr. Brandt and $5.9 million for Mr. Boatwright. For further discussion, see “Compensation Discussion and Analysis – 2021 Compensation Program.”

(2)
Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of stock-only stock appreciation rights (SOSARs) awarded in 2021. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2021, as referenced in footnote (1), for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(3)	Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the annual incentive plan (AIP) for the relevant year.
(4)	Amounts shown in the “All Other Compensation” column for 2021 include the following:
Name	Company Contributions to Retirement Plans(a)	Housing/ Mortgage Allowance (b)	Car Allowance(c)	Commuting Costs(d)	Personal Aircraft Use(e)	Tax Payments(f)	Other(h)	Total
Brian Niccol	$196,938	$0	$35,100	$0	$47,008	$652	$7,310	$287,008
Jack Hartung	$91,187	$69,984	$0	$10,738	$20,635	$24,402	$7,793	$224,739
Curt Garner	$64,185	$36,000	$35,100	$0	$0	$8,065	$13,447	$156,797
Chris Brandt	$63,339	$0	$35,100	$0	$0	$7,773	$13,919	$120,131
Scott Boatwright	$49,487	$41,538	$35,100	$0	$0	$4,312	$9,714	$140,151
(a)
Consists of matching contributions made by the company to Chipotle’s 401(k) Plan and the Supplemental Deferred Investment Plan for the benefit of the executive. The Supplemental Deferred Investment Plan is a nonqualified deferred compensation arrangement for employees who earn compensation in excess of the maximum compensation that can be taken into account with respect to the 401(k) Plan, as set by the Internal Revenue Code. See “Non-Qualified Deferred Compensation for 2021” for more details on this plan.

(b)
Consists of housing expenses in California for Mr. Hartung who commutes from his home and our company headquarters. For Messrs. Garner and Boatwright, consists of a mortgage allowance to offset increased housing costs related to their relocation to California. The aggregate incremental cost for housing expenses was based on the amount paid to the service provider or reimbursed to the NEO, as applicable. All of these benefits ended in 2021.

2022 Proxy Statement 72

(c)
Consists of costs for a company car used by the executive, including depreciation expense recognized on company-owned cars, or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs. Also includes car allowances paid to executives who choose not to use a company car. All of these benefits ended in 2021.

(d)	Consists of commuting costs, including airfare, airport parking and ground transportation, for travel from Mr. Hartung’s home to our company headquarters in California. This benefit ended in 2021.
(e)
Consists of the aggregate incremental costs of personal use of company-owned aircraft by the indicated NEO. Our Board approved a limited amount of personal aircraft use for Mr. Niccol and, in light of COVID-19, Mr. Niccol approved limited personal aircraft use for the other NEOs. The aggregate incremental costs include costs billed by the applicable third-party or, for company-owned aircraft, the hourly operating cost of the aircraft, consisting of fuel costs, and other operating costs such as crew expenses, catering and landing fees.

(f)
Consists of the company’s reimbursement of taxes payable by the executive in connection with commuting costs for Mr. Hartung, financial and tax counseling for Messrs. Boatwright and Brandt and other perquisites that are not required to be itemized in the table above that are taxable to the executives under Internal Revenue Service rules. Chipotle’s reimbursement of taxes payable on commuting costs and financial and tax counseling ended in 2021.

(h)	Consists of costs of gym membership, financial and tax counseling, life insurance premiums and home security that are not required to be itemized in the table above.
(5)
Amounts shown for fiscal year 2020 include the incremental grant date fair value related to the one-time COVID-related modification made by the Compensation Committee to the payouts of the 2018 PSUs, which was described in Chipotle’s proxy statement for the 2021 annual meeting.

2022 Proxy Statement 73

Grants of Plan-Based Awards In 2021
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian Niccol
	AIP	—	$1,125,000	$2,250,000	$6,187,500
	PSUs(4)	2/4/21				1,217	4,867	14,601				$7,200,970
	SOSARs(5)	2/4/21								12,196	$1,479.55	$4,800,102
Jack Hartung
	AIP	—	$425,000	$850,000	$2,337,500
	PSUs(4)	2/4/21				355	1,420	4,260				$2,100,961
	SOSARs(5)	2/4/21								3,558	$1,479.55	$1,400,358
Curt Garner
	AIP	—	$344,375	$688,750	$1,894,063
	PSUs(4)	2/4/21				355	1,420	4,260				$2,100,961
	SOSARs(5)	2/4/21								3,558	$1,479.55	$1,400,358
Chris Brandt
	AIP	—	$286,875	$573,750	$1,577,813
	PSUs(4)	2/4/21				304	1,217	3,651				$1,800,612
	SOSARs(5)	2/4/21								3,049	$1,479.55	$1,200,025
Scott Boatwright
	AIP	—	$233,750	$467,500	$1,285,625
	PSUs(4)	2/4/21				330	1,318	3,954				$1,950,047
	SOSARs(5)	2/4/21								3,304	$1,479.55	$1,300,388
(1)
Each executive officer was entitled to a cash award to be paid under our 2014 Cash Incentive Plan. The “Threshold” column reflects amounts that would be paid under the AIP if each executive officer achieved the plan goals at the minimum level required to receive any payout. The “Target” column reflects amounts that would be paid under the AIP if the company performance factor, ESG factor and the individual performance factor under the AIP were each achieved at 100%. The “Maximum” column reflects amounts that would be paid under the AIP if the company performance factor, ESG factor and individual performance factor were each achieved at the maximum level. Amounts in each column assume that the Compensation Committee does not utilize the food safety modifier to decrease the payout to any NEO by up to -20%. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table above. See “Compensation Discussion and Analysis – 2021 Compensation Program – Annual Incentive Plan” for further information regarding the AIP.

(2)
All equity awards are shown in shares of common stock and were granted under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan. See “Terms of 2021 Annual Performance Share Unit Awards” and “Terms of 2021 Annual SOSAR Awards” below for a description of the vesting terms for the PSUs and SOSARs granted during 2021.

(3)
See Note 8 to our audited consolidated financial statements for the year ended December 31, 2021, which are included in our Annual Report on Form 10-K filed with the SEC on February 11, 2022, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

(4)
PSUs will vest to the extent that the performance goals – the company’s comparable restaurant sales growth from January 1, 2021 to December 31, 2023 and average restaurant cash flow margin from January 1, 2022 to December 31, 2023 – are achieved.

(5)	SOSAR awards vests 50% on the second anniversary and 50% on the third anniversary of the date of grant.
2022 Proxy Statement 74

Terms of 2021 Annual Performance Share Unit Awards
Annual PSUs granted to the executive officers in 2021 will vest only if and to the extent both of the performance targets are achieved, which targets are based on three-year comparable restaurant sales growth over the 2021 through 2023 performance period and two-year average restaurant cash flow margin over the 2022 through 2023 performance period. The payout range for the PSUs is 0% to 300%, and none of the PSUs will vest if either (i) the average RCF Margin is less than 23.0%, or (ii) the CRS growth is less than 7.0%. If the level of performance for either CRS growth or average RCF margin or both falls between two stated performance levels in the performance goal table, the payout percentage shall be determined using interpolation. Vesting and payout of each PSU is subject to the executive officer’s continued employment through the vesting date, subject to the potential pro-rata payout in the event of termination due to death, disability or a qualifying termination of employment following a change in control, and continued vesting upon retirement, and to potential accelerated vesting in the event of a change in control transaction in which the awards are not replaced.
Terms of 2021 Annual SOSAR Awards
Each stock-only stock appreciation right (SOSAR) represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the SOSARs is equal to the closing price of our common stock on the date of grant. The SOSARs have a seven year term and are subject to vesting in two equal amounts on the second and third anniversary of the grant date, subject to potential acceleration of vesting in the event of termination due to death, disability or a qualifying termination of employment following a change in control, and continued vesting upon retirement, and to potential accelerated vesting if the SOSARs are not replaced in the event of certain change in control transactions in which the awards are not replaced.
2022 Proxy Statement 75

Outstanding Equity Awards at Fiscal Year End 2021
	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Brian Niccol
	14,694	—	$400.20	3/5/2025	5,384(4)	$9,412,578	—	—
	7,912	7,911	$582.77	2/8/2026	7,722(4)	$13,499,987	—	—
	—	17,812	$857.00	2/6/2027	—	—	18,738	$32,759,058
	—	12,196	$1,479.55	2/4/2028	—	—	21,006	$36,723,740
	—	—	—	—	—	—	14,601	$25,526,198
Jack Hartung
	3,391	3,391	$582.77	2/8/2026	3,230(4)	$5,646,848		—
	—	5,344	$857.00	2/6/2027	5,148(4)	$8,999,991		—
	—	3,558	$1,479.55	2/4/2028	—	—	8,031	$14,040,895
							6,303	$11,019,220
	—	—	—	—	—	—	4,260	$7,447,545
Curt Garner
	3,391	3,391	$582.77	2/8/2026	2,908(4)	$5,083,911		—
	6,634	—	$355.42	3/29/2025	5,148(4)	$8,999,991		—
	—	5,344	$857.00	2/6/2027	—	—	8,031	$14,040,895
	—	3,558	$1,479.55	2/4/2028			6,303	$11,019,220
	—	—	—	—	—	—	4,260	$7,447,545
Chris Brandt
	1,783	—	$403.89	3/29/2025	1,616(4)	$2,825,172		—
	2,261	2,260	$582.77	2/8/2026	5,148(4)	$8,999,991		—
	—	4,453	$857.00	2/6/2027	—	—	5,356	$9,363,627
	—	3,049	$1,479.55	2/4/2028	—	—	5,253	$9,183,557
	—	—	—	—	—	—	3,651	$3,367,130
Scott Boatwright
	—	2,825	$582.77	2/8/2026	1,831(4)	$3,201,046		—
	—	4,899	$857.00	2/6/2027	5,148(4)	$8,999,991		—
	—	3,304	$1,479.55	2/4/2028	—	—	6,692	$11,699,988
	—	—	—	—	—	—	5,778	$10,101,389
	—	—	—	—	—	—	3,954	$6,912,581
(1)	Unless otherwise indicated, SOSARs vest ratably on the second and third anniversary of the grant date.
(2)	Calculated based on the closing stock price of our common stock on December 31, 2021 of $1,748.25 per share.
(3)
Unless otherwise indicated, PSUs vest if and to the extent that the performance targets are met at the end of the three-year performance period. For the 2019 PSUs, which vested on February 10, 2022, the number of shares in the table reflect shares earned based on actual achievement of the performance objectives. For the 2020 PSUs and 2021 PSUs, the number of shares in the table reflect payout at maximum achievement level since performance through the completed years of their respective performance periods exceeded target levels. Actual achievement of the performance objectives for the 2020 PSUs and 2021 PSUs may vary from the achievement reflected in the table based on company performance over the remainder of the performance period.

(4)
Represents shares earned under the 2018 PSUs and 2019 Transformation PSUs based on achievement of performance targets but that are subject to additional time vesting restrictions. The 2018 PSUs will vest pro rata on each of June 30, 2022 and December 31, 2022, and the 2019 Transformation PSUs vested 40% in February 2022 and will vest 60% in February 2023, in each case subject to the executive’s continued employment with Chipotle through each vesting date.

2022 Proxy Statement 76

Option Exercises and Stock Vested in Fiscal 2021
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)
Brian Niccol	52,000	$74,006,610	30,196	$45,076,640
Jack Hartung	14,742	$23,095,918	12,090	$19,015,756
Curt Garner	25,020	$29,091,082	13,270	$20,351,146
Chris Brandt	13,186	$17,718,118	6,819	$10,610,526
Scott Boatwright	14,357	$17,293,561	8,762	$13,364,927
(1)	Reflects the number of shares of Chipotle common stock acquired on exercise of SOSARs or the vesting of RSUs and PSUs.
(2)	Equals the number of underlying shares exercised multiplied by the difference between the market value of the shares of common stock acquired and the base price of the SOSARs.
(3)	Equals the closing price the Chipotle’s common stock on the vesting date multiplied by the number of shares vested.
Non-Qualified Deferred Compensation for 2021
The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees, including our executive officers, to make contributions to deferral accounts once the employee has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100% on the first 3% of compensation contributed and 50% on the next 2% of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution, fluctuate in value based on the investment choices selected by the participant (which consist of a variety of mutual funds and may be changed by the participant at any time) and are fully vested at all times following contribution.
Participants may elect to receive distribution of amounts credited to their accounts in either (i) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (ii) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of a participant’s deferral account are subject to federal income tax as ordinary income in the year the distribution is made.
Amounts credited to participants’ deferral accounts are our unsecured general obligations to pay the value of the accounts to the participants at times determined under the plan.
The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2021, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2021.
Name	Executive Contributions In Last FY($)(1)	Registrant Contributions In Last FY($)(2)	Aggregate Earnings In Last FY($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(4)
Brian Niccol	$413,092	$193,092	$219,745	$0	$1,520,066
Jack Hartung	$540,084	$79,587	$140,517	$0	$8,899,096
Curt Garner	$231,912	$52,585	$196,893	$0	$1,674,523
Chris Brandt	$321,523	$51,739	$86,318	$0	$604,274
Scott Boatwright	$174,425	$37,887	$30,317	$0	$321,051
(1)	These amounts are reported in the 2021 Summary Compensation Table in each executive’s “Salary” for 2021.
(2)	These amounts are reported in the 2021 Summary Compensation Table in each executive’s “All Other Compensation” for 2021.
(3)	These amounts are not reported as compensation in the 2021 Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.
(4)
These amounts include amounts previously reported in the Summary Compensation Table for years prior to 2021 as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” (excluding for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: Mr. Niccol ($332,844); Mr. Hartung ($5,829,740); Mr. Garner ($112,582); Mr. Brandt ($80,728); and Mr. Boatwright ($37,887).

2022 Proxy Statement 77

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Agreement with Our Chief Executive Officer
On March 5, 2018, Brian Niccol was appointed CEO of Chipotle. In connection with his hiring, we signed an offer letter with Mr. Niccol providing for severance benefits if Mr. Niccol’s employment is terminated by Chipotle without cause, or by Mr. Niccol with good reason, prior to the fifth anniversary of his hire date. In such event, Mr. Niccol would be entitled to a severance payment of two times the sum of his annual base salary and target annual bonus opportunity (or, if higher, the amount of the annual bonus paid to him for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs). The severance payments would be made in equal installments over the 24 months after his termination and are conditioned on Mr. Niccol’s execution of a general release of claims against the company.
Under the offer letter, Mr. Niccol has agreed that while he is employed by Chipotle and for a period of (i) one year thereafter, he will not engage in a business competitive with Chipotle, and (ii) two years thereafter, he will not (a) solicit or hire Chipotle’s employees, or (b) induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle. The offer letter also includes customary confidentiality and mutual non-disparagement provisions.
Severance Arrangements
We do not have a formal severance plan for our employees and, historically, we generally have not entered into written employment, severance or similar agreements with any of our employees, including our executive officers. In addition, payouts under the AIP are conditioned on the employee being employed as of the payout date. However, when Mr. Brandt joined us in April 2018, we agreed that if his employment is terminated prior to March 9, 2023 by us, other than for cause or by Mr. Brandt with good reason, he would be entitled to severance payments equal to the sum of his then current base salary plus his then current target bonus opportunity. Severance payments would be made in equal installments over the 12 months after his termination and are conditioned on Mr. Brandt’s execution of a general release of claims against the company.
Change in Control Severance Plan
We maintain a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. The Board believes that the CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable if both a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). Under the plan, each named executive officer would be eligible to receive a (i) lump sum cash payment equal to two times his annual base salary plus target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, and (ii) cash amount equal to the employer portion of the cost of medical insurance coverage for two years after termination. In addition, all unvested LTI held by the named executive officer at the time of termination would vest in full, with PSUs vesting at the greater of (a) target or (b) actual performance, as determined based on the company’s performance through the date of the change in control. The plan does not provide for any tax gross ups and executives are entitled to the best after tax result of either having payments reduced so as not to trigger excise taxes or receiving full payments and paying excise taxes. As a condition to receipt of any benefits under the plan, the executive officer would be required to sign a release of claims against the company and be subject to customary restrictive covenants.
Equity Awards
The terms of some equity-based award agreements, including awards granted to our executive officers, provide for post-employment benefits in certain circumstances.
Performance Share Units. The award agreement for the annual PSU grant provides that if the holder’s employment terminates due to death, disability or retirement, the PSUs will vest on a pro-rata basis, based on the portion of the performance period during which the holder was employed by the company, and will be settled at the same time the PSUs are settled with respect to other PSU holders. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs, the PSUs will immediately vest at the greater of target or actual performance through the date the change in control is completed; provided that, in lieu of immediate vesting, the Compensation Committee may approve the replacement of the company’s PSUs with a comparable performance share unit issued by the company’s successor and the awards will vest if there is a qualifying termination of employment by the company’s successor without cause or by the executive officer for good reason.
Stock Appreciation Rights. The award agreement for the annual SOSAR grant provides that if the holder’s employment terminates due to death or disability, any unvested SOSARs as of the termination date will immediately vest and will remain exercisable until the third anniversary of the termination date. If the holder’s employment terminates due to retirement, any unvested SOSARs will continue to vest on the regularly scheduled vesting date as if the holder remained employed by the company, and the SOSARs will be exercisable until the third anniversary of the termination date, in the case of any SOSARs that were vested as of the termination date, and the third anniversary of the applicable vesting date, in the case of any SOSARs that were unvested as of the termination date. Retirement is defined as the holder having a combined age and years of service with the company equal to at
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least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation Committee is required to arrange for the substitution for any unvested SOSARs with the grant of a replacement award that provides the holder with substantially the same economic value and benefits and that vest on the earlier of the date the SOSARs would otherwise have vested under the terms of this SOSAR Agreement and the third anniversary of the grant date, provided that the SOSARs will vest if there is a qualifying termination of employment by the company’s successor without cause or by the executive officer for good reason.
The following table presents the potential estimated payments to each named executive officer if he were terminated as a result of the indicated triggering event as of December 31, 2021, the last day of the fiscal year. The table does not include amounts that we would need to pay regardless of the occurrence of the indicated triggering event, such as accumulated balances in retirement plans. In calculating the amounts reflected in the table, we assumed the following:
■
each triggering event occurred on December 31, 2021, the last trading day of fiscal 2021, and the price of our common stock was $1,748.25 per share, the closing price of Chipotle common stock on December 31, 2021;

■	the executive earned a payout under the 2021 AIP equal to the actual payout amount for 2021, since he was employed by the company through the end of the year; and
■
with respect to equity awards, “Annual Equity Grants” reflect actual projected performance for PSUs as of December 31, 2021, which equal (i) for the 2019 PSUs, payout at 260%; (ii) for the 2020 PSUs, payout at 170%; and (iii) for the 2021 PSUs, payout at 285%. For further discussion, see “Compensation Discussion and Analysis – 2021 Compensation Program – 2021 PSU Awards.”

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Officer	Termination Without Cause or by Executive for Good Reason	Change in Control (Double Trigger)(1)	Retirement(2)	Death or Disability
Brian Niccol
Salary(3)	$2,500,000	$2,500,000	$0	$0
Bonus(3)	$8,685,000	$8,842,500	$0	$0
One-time Equity Grants(4)	$9,412,578	$22,912,565	$0	$20,479,406
Annual Equity Grants	$0	$106,191,188	$0	$106,191,188
Benefits	$0	$20,982	$0	$0
Jack Hartung
Salary	$0	$1,700,000	$0	$0
Bonus	$0	$3,298,000	$0	$0
One-time Equity Grants(4)	$5,646,848	$14,646,839	$13,024,733	$13,024,733
Annual Equity Grants	$0	$37,031,305	$36,261,189	$37,031,305
Benefits	$0	$14,179	$0	$0
Curt Garner
Salary	$0	$1,450,000	$0	$0
Bonus	$0	$2,706,788	$0	$0
One-time Equity Grants(4)	$5,083,911	$14,083,902	$0	$12,461,796
Annual Equity Grants	$0	$37,031,305	$0	$37,031,305
Benefits	$0	$20,982	$0	$0
Chris Brandt
Salary(5)	$675,000	$1,350,000	$0	$0
Bonus(5)	$573,750	$2,254,838	$0	$0
One-time Equity Grants(4)	$2,825,172	$11,825,163	$0	$10,203,057
Annual Equity Grants	$0	$21,170,364	$0	$21,170,364
Benefits	$0	$20,982	$0	$0
Scott Boatwright
Salary	$0	$1,100,000	$0	$0
Bonus	$0	$1,837,275	$0	$0
One-time Equity Grants(4)	$3,201,046	$12,201,037	$0	$10,578,931
Annual Equity Grants	$0	$32,537,559	$0	$32,537,559
Benefits	$0	$20,664	$0	$0
(1)
Reflects amounts the executive may receive if both a change in control of Chipotle occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If a successor company does not grant the executive comparable equity awards in replacement of the outstanding Chipotle awards, the awards will vest upon a change in control.

(2)
Retirement is defined as the executive having achieved a combined age and years of service equal to at least 70. Mr. Hartung is the only executive who is eligible for retirement treatment as of December 31, 2021.

(3)
Mr. Niccol’s offer letter provides that if his employment is terminated prior to March 5, 2023 by Chipotle without cause, or by him with good reason, he would be entitled to severance payments equal to two-times the sum of his base salary plus his target bonus opportunity (or, if higher, his bonus payout for the immediately preceding fiscal year).

(4)
Represents shares earned under the 2018 PSUs and 2019 Transformation PSUs based on achievement of performance targets but that are subject to additional time vesting restrictions that lapse in 2022 and 2023. The value is calculated based on the closing stock price of Chipotle common stock on December 31, 2021 of $1,748.25 per share.

(5)
Mr. Brandt’s offer letter provides that if his employment is terminated prior to March 9, 2023 by Chipotle without cause, or by him with good reason, Mr. Brandt would be entitled to severance payments equal to the sum of his base salary plus his target bonus opportunity.

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CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, U.S. publicly-traded companies are required to disclose the ratio of their CEO’s annual total compensation to the median of the annual total compensation of all employees of the company other than the CEO. The rule requires that our median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. For example, Chipotle employs approximately 98,000 people around the world, and approximately 91,374 are hourly restaurant crew employees working in our over 2,950 restaurants.
We calculated our CEO to median employee pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate calculated in accordance with SEC regulations. We identified our median employee by using total 2021 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2021 and we annualized the compensation of all full- and part-time employees who joined Chipotle mid-year during 2021. The pay ratio disclosure rules permit companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. Applying this de minimis exemption, we excluded 872 employees in Canada, 185 employees in the United Kingdom, 130 employees in France and 34 employees in Germany from the calculations of our median employee. To arrive at a consistently applied compensation measure, we excluded from total 2021 compensation certain unusual or non-recurring items not available to all employees generally. This resulted in identification of a median employee with annual total compensation for 2021 of $15,811, which is the compensation for an hourly part-time employee who works roughly 25 hours per week at one of our restaurants in Kansas and is calculated in accordance with the Summary Compensation Table rules. The compensation of our median employee is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices.
Based on an annual total compensation of our median employee for 2021 of $15,811, and the annual total compensation of $17.88 million for Brian Niccol, our CEO, as reported in the 2021 Summary Compensation Table, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation is 1,131 to 1. One of the biggest factors that differentiates us from other restaurant companies is that we own all of our restaurants (i.e., none of our restaurants are franchised), so all of the over 91,000 persons working in our restaurants are employees included in our calculation. This impacts the comparability of our CEO pay ratio to the ratio of many other restaurant or retail companies that operate under a franchise model (and that do not employ all of the hourly restaurant or retail crew employees).
Certain Relationships and Related PErson Transactions
Agreements with Pershing Square Capital Management, L.P.
On December 14, 2016, we and Pershing Square Capital Management, L.P. (together with funds it advises, “Pershing Square”) entered into a letter of agreement (the “Investor Agreement”) regarding nominations to the Board and a number of related matters. The Investor Agreement provided for the nomination of Ali Namvar for election to Chipotle’s Board at the 2017 and 2018 annual meetings, a procedure for replacing Mr. Namvar with a successor director in certain cases, and specified voting obligations of Pershing Square with respect to Chipotle’s annual meetings. Pershing Square further agreed to cause the resignation of Mr. Namvar from Chipotle’s Board in the event Pershing Square’s ownership of Chipotle’s outstanding common stock falls below 5%, which occurred in February 2020. Notwithstanding Pershing Square’s reduced ownership, the Board nominated Mr. Namvar for re-election to the Board at the 2020 and 2021 annual meetings. Under the Investor Agreement, Pershing Square is also subject to specified standstill restrictions lasting generally until 30 days after Pershing Square ceases to have any representative serving on Chipotle’s Board. Concurrent with the Investor Agreement, we also entered into a Confidentiality Agreement allowing Pershing Square to receive non-public information regarding Chipotle, subject to specified confidentiality obligations.
Additionally, on February 3, 2017, we entered into a Registration Rights Agreement with Pershing Square. Pursuant to the Registration Rights Agreement, Pershing Square may make up to four requests that we file a registration statement to register the sale of shares of our common stock that Pershing Square beneficially owns, subject to the limitations and conditions provided in the Registration Rights Agreement. The Registration Rights Agreement also provides that we will file and keep effective, subject to certain limitations and at our expense, a shelf registration statement covering shares of our common stock beneficially owned by Pershing Square, and also provides certain piggyback registration rights to Pershing Square. The Registration Rights Agreement also contains customary indemnification provisions.
As a result of Mr. Namvar not standing for re-election at the 2022 annual meeting and pursuant to the terms of the agreements, the Investor Agreement will terminate 30 days after the annual meeting, the Confidentiality Agreement will expire one year after the annual meeting, and the registration rights provided in the Registration Rights Agreement as to any Pershing Square shareholder will terminate at the end of the annual meeting.
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The foregoing descriptions of our agreements with Pershing Square are qualified in their entirety by reference to the full text of the Investor Agreement (including the form of Confidentiality Agreement included as an exhibit thereto), which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 19, 2016, and the Registration Rights Agreement, which is attached as Exhibit 10.11 to our Annual Report on Form 10-K filed with the SEC on February 7, 2017.
Other Registration Rights
Prior to our initial public offering in 2006, certain of our current shareholders, including Albert Baldocchi, a member of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, Mr. Baldocchi is entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.
Director and Officer Indemnification
We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
Other Business AT THE MEETING
The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons designated on the accompanying form of proxy will vote on such matters in accordance with their judgment.
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2023 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2023 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 2, 2022, unless the date of our 2023 annual meeting is more than 30 days before or after May 18, 2023, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660, Attn: Corporate Secretary.
Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws
Our proxy access bylaws permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy statement and form of proxy/voting instruction card, if the shareholder(s) comply with the proxy access provisions in our bylaws. For the 2023 annual meeting, notice of a proxy access nomination must be received at the address provided above no earlier than November 2, 2022, and no later than December 2, 2022.
Notice of Intent to Solicit Proxies
To comply with the SEC’s universal proxy rules (once they become effective), shareholders who intend to solicit proxies in support of director nominees, other than Chipotle’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 19, 2023.
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Bylaw Requirements for Shareholder Submission of Nominations and Proposals
A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2023 annual meeting (other than a proposal submitted pursuant to SEC Rule 14a-8) must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 18, 2023, and no later than the close of business on February 17, 2023, unless the date of the 2023 annual meeting is more than 30 days before or 60 days after May 18, 2023. If the date of the 2023 annual meeting is more than 30 days before or 60 days after May 18, 2023 we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2023 annual meeting is made.
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODES OF ETHICS AND COMMITTEE CHARTERS
Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit & Risk Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., Newport Center Dr. Suite 1400, Newport Beach, CA 92660, Attn: Corporate Secretary.
DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES
Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have requested to receive separate copies of these materials. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by writing to Investor Relations, Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660, or by email to ir@chipotle.com. We will promptly deliver a separate copy to you upon written or oral request.
MISCELLANEOUS
If you request physical delivery of these proxy materials, we will mail along with the proxy materials our Annual Report on Form 10-K for fiscal year 2021 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.
You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.
Web links throughout this proxy statement are provided for convenience only, and the content on the referenced websites are not incorporated into and do not constitute a part of this proxy statement.
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Appendix A
CHIPOTLE MEXICAN GRILL, INC.
2022 STOCK INCENTIVE PLAN
1.  Purpose of the Plan
The purpose of the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan as set forth herein (this “Plan”) is to attract and retain Employees, Consultants and Non-Employee Directors and to provide additional incentives for these persons consistent with the long-term success of the business of Chipotle Mexican Grill, Inc. (“Chipotle”) and its Subsidiaries. This Plan is subject to the approval of Chipotle’s shareholders at Chipotle’s 2022 annual shareholders’ meeting (or any adjournment thereof) and shall have no effect prior to that time. If this Plan is approved, no future grants shall be made under the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan (the “Prior Plan”).
2.  Definitions
As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:
(a)  “Board” or “Board of Directors” means the Board of Directors of Chipotle.
(b)  “Business Combination” means a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction.
(c)  “Cause” means, when used in connection with the termination of a Participant’s employment with the Company, unless otherwise provided in the Participant’s award agreement with respect to an Incentive Award or employment agreement or other written agreement with respect to the termination of a Participant’s employment with the Company and which is in effect on the date the Incentive Award is granted to the Participant, the termination of the Participant’s employment with the Company on account of: (i) failure to competently perform statutory or reasonably assigned duties with the Company at a level that can be reasonably expected of a person with the Participant’s position, excluding a failure that the Participant could not be reasonably expected to realize would constitute such a failure (other than a failure resulting from Participant’s incapacity due to physical or mental illness), which failure is not cured, if curable, within twenty (20) days after written notice from the Company or, in the case of individuals subject to reporting obligations under Section 16 of the Exchange Act, the Board (which notice specifies in reasonable detail the grounds constituting Cause); (ii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Company (financially, reputationally, or otherwise); (iii) a breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (iv) the Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) the commission by the Participant of, or guilty plea or plea of no contest to, any felony or other serious crime involving fraud, dishonesty or moral turpitude; or (vi) the Participant’s material breach of his or her obligations under any written material Company policy, including any code of conduct that, if curable, is not cured within twenty (20) days after the Company or, in the case of individuals subject to reporting obligations under Section 16 of the Exchange Act, the Board notifies the Participant of such breach (which notice specifies in reasonable detail the grounds constituting Cause). Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment prior to a Change in Control, it is discovered that such Participant’s employment could have been terminated for Cause, the Participant’s employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(d)  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of one or more of the following events:
(i)  Any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of Voting Securities; provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities (A) by Chipotle or any Subsidiary, (B) by an employee benefit plan (or a related trust) sponsored or maintained by Chipotle or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Business Combination that is not a Change in Control pursuant to sub-clause (iii) below, or (E) by any Person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of thirty-five percent (35%) or more of Voting Securities by such Person. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person becomes the Beneficial Owner of thirty-five percent (35%) or more of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, provided, however, that if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company and at any time after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficial Owner of thirty-five percent (35%) or more of the outstanding Voting Securities, a Change in Control shall occur;
(ii)  The individuals who, as of the Effective Date are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however that if the election or appointment, or nomination for election by Chipotle’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a
2022 Proxy Statement A-1

member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or
(iii)  The consummation of:
 (A)  a Business Combination with or into the Company or in which securities of Chipotle are issued, unless such Business Combination is a Non-Control Transaction;
 (B)  a complete liquidation or dissolution of the Company; or
 (C)  the sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a related trust) sponsored or maintained by Chipotle or any Subsidiary or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.
For purposes of the Plan, a “Non-Control Transaction” is Business Combination involving the Company where:
(x)  the holders of Voting Securities immediately before such Business Combination own, directly or indirectly immediately following such Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or the corporation issuing its voting securities as part of, such Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities;
(y)  the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation; and
(z)  no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company immediately following the time at which such transaction occurs, is a Beneficial Owner of thirty-five percent (35%) or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such Business Combination.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in (i), (ii), or (iii) above with respect to such Incentive Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A of the Code. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred for purposes of this Section 2(d), and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
(e)  “Chipotle” means Chipotle Mexican Grill, Inc., a Delaware corporation, and any successor thereto.
(f)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.
(g)  “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.
(h)  “Common Stock” means Chipotle’s Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 8 of the Plan.
(i)  “Company” means Chipotle and all of its Subsidiaries, collectively.
(j)  “Consultant” means any consultant or advisor to Chipotle or any of its Subsidiaries who may be offered securities registrable on Form S-8 under the Securities Act or any available exemption from the Securities Act, as applicable.
(k)  “Dividend Equivalent” means a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock. Dividend Equivalents may be granted based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Incentive Award is granted to a Participant and such date or dates as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee and set forth in the agreement evidencing the Incentive Award. Dividend Equivalents shall be subject to the same restrictions, vesting, and risk of forfeiture as the shares subject to the underlying Incentive Award. For the avoidance of doubt, Dividend Equivalents with respect to an Incentive Award that are based on dividends paid prior to the vesting of such Incentive Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and such award vests and the shares of Common Stock underlying the Incentive Award are delivered to the Participant. No Dividend Equivalent shall be payable with respect to any Incentive Award unless specified by the Committee in the agreement evidencing the Incentive Award. Dividend Equivalents shall not be issued in tandem with Options or Stock Appreciation Rights.
(l)  “Effective Date” means May 18, 2022, the date of Chipotle’s 2022 annual shareholders’ meeting (or any adjournment thereof).
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(m)  “Eligible Person” means any (i) Employee, (ii) Non-Employee Director or (iii) Consultant, including persons who have accepted offers of employment or consultancy from Chipotle or its Subsidiaries (and would satisfy the provisions of clauses (i) through (iii) above once such person begins employment with or providing services to Chipotle or its Subsidiaries).
(n)  “Employee” means an individual who is on the payroll of Chipotle or one of its Subsidiaries and is classified on the employer’s human resource payroll system as a regular full-time or regular part-time employee.
(o)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(p)  “Fair Market Value” or “FMV” means, as of any date, the value of a share of Common Stock as determined by the Committee, in its discretion, subject to the following:
 (i)  If, on such date, Common Stock is listed on the New York Stock Exchange (“NYSE”) (or such other national securities exchange as may at the time be the principal market for the Common Stock), then: the Fair Market Value of a share shall be the closing price of a share of Common Stock as quoted on such exchange, as reported in The Wall Street Journal or such other source as the Company deems reliable (or, if no such closing price is reported, the closing price on the last preceding date on which a sale of Common Stock occurred); provided, however, that the Committee may, in its discretion, determine the Fair Market Value of a share of Common Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Common Stock on such date or the preceding trading day, the actual sale price of a Share, any other reasonable basis using actual transactions involving shares of Common Stock as reported on an established U.S. national or regional securities exchange, or on any other basis consistent with the requirements of Section 409A of the Code.
 (ii)  If the Common Stock is not then listed and traded on the NYSE or other national securities exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a share of Common Stock on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation and consistent with the requirements of Section 409A of the Code.
 (iii)  The Committee may vary in its discretion the method of determining Fair Market Value as provided in this Section to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding.
(q)  “Full Value Award” means any Incentive Award other than an Option or Stock Appreciation Right.
(r)  “Good Reason” means, unless otherwise provided in any award agreement entered between the Company and the Participant with respect to an Incentive Award or employment agreement or other written agreement between the Participant and the Company with respect to the termination of a Participant’s employment with the Company and which is in effect on the date the Incentive Award is granted to the Participant, the Participant’s termination of employment on account of: (i) a material diminution in the Participant’s statutory and reasonably assigned duties that would be reasonably expected of a person with Participant’s position, other than a change in such duties of the Participant that results from becoming part of a larger organization following a Change in Control, (ii) a material decrease in the Participant’s base salary or annual bonus opportunity other than a decrease in base salary or annual bonus opportunity of 10% or less that applies to all employees of the Company otherwise eligible to participate in the affected plan, or (iii) a relocation of the Participant’s primary work location more than thirty (30) miles from the Participant’s work location on the date of grant of the Participant’s Incentive Awards under the Plan, without the Participant’s prior written consent; provided that, within thirty (30) days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice and the Participant terminates employment within thirty (30) days following the expiration of the Company’s cure period.
(s)  “Incentive Award” means an Option, Stock Appreciation Right or Other Stock-Based Award granted to a Participant pursuant to the terms of the Plan.
(t)  “Non-Employee Director” means a member of the Board of Directors who is not an Employee.
(u)  “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.
(v)  “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 7.
(w)  “Participant” means an Eligible Person who has been granted an Incentive Award pursuant to the Plan and, following the death of any such Person, his or her successors, heirs, executors and administrators, as the case may be.
(x)  “Performance-Based Compensation” means any Incentive Award that is granted subject to the achievement of Performance Goals.
(y)  “Performance Goal” means the level of performance with respect to one or more Performance Measures that must be achieved during a Performance Period to earn a payment under an Incentive Award structured as Performance-Based Compensation.
(z)  “Performance Measures” means the measures that may be used as part of a Performance Goal when granting Performance-Based Compensation. The Performance Measures that may be used to establish Performance Goals shall be based on attaining specific levels of performance (either alone or in any combination, and may be expressed with respect to the Chipotle (and/or one or more of its Subsidiaries, divisions or operating units or groups or any combination of the foregoing), and may include any of the following as the Committee may determine: revenue growth; cash flow; cash flow from operations; net income; net income before equity compensation expense; earnings per share, diluted or basic; earnings per share from continuing
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operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; capital expenditures; income from operations; income from operations excluding non-cash related entries; income from operations excluding non-cash adjustments; income from operations before equity compensation expenses; income from operations excluding equity compensation expense and lease expense; operating cash flow from operations; income before income taxes; gross or operating margin; restaurant-level operating margin; profit margin; assets; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on revenue; net or gross revenue; comparable restaurant sales; new restaurant openings; market share; economic value added; cost of capital; expense reduction levels; safety record; stock price; productivity; customer satisfaction; employee satisfaction; total shareholder return or any other criteria that the Committee determines in its sole discretion to be appropriate. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.
(aa)  “Performance Period” means the period of time during which the Performance Goals must be met in order to determine the degree of payout and/or vesting with respect to Performance-Based Compensation.
(bb)  “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.
(cc)  “Plan” means this Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan, as it may be amended from time to time.
(dd)  “Qualifying Termination” means, unless otherwise provided in the Participant’s award agreement with respect to an Incentive Award or employment agreement or other written agreement with respect to the termination of a Participant’s employment with the Company and which is in effect on the date the Incentive Award is granted to the Participant, (i) with respect to a Participant that is an Employee who is an executive officer, such Participant’s termination of employment by the Company Without Cause or by such Participant for Good Reason, or (ii) with respect to a Participant who is a non-executive officer Employee, such Participant’s termination of employment by the Company Without Cause, in the case or either (i) or (ii), during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control.
(ee)  “Securities Act” means the Securities Act of 1933, as amended.
(ff)  “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 6. The Committee may grant Stock Appreciation Rights (i) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (ii) in tandem with all or part of any Incentive Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (iii) without regard to any Option or other Incentive Award in each case upon such terms and conditions as the Committee may establish in its sole discretion (subject to the terms of the Plan). Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (a) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (b) the base price of the Stock Appreciation Right. The award agreement with respect to the Stock Appreciation Right shall specify whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.
(gg)  “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.
(hh)  “Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
(ii)  “Voting Securities” means, at any time, Chipotle’s then outstanding voting securities.
(jj)  “Without Cause” means a termination of a Participant’s employment with the Company other than: (i) a termination of employment by the Company for Cause, (ii) a termination of employment as a result of the Participant’s death or Disability or (iii) a voluntary resignation by the Participant for any reason, including retirement.
3.  Stock Subject to the Plan
(a)  In General
Subject to adjustment as provided in Section 8 and the following provisions of this Section 3, as of the Effective Date, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Awards granted under the Plan, other than Substitute Awards, shall be 2,431,419, less one share for every one share subject to an Option or stock appreciation right granted under the Prior Plan after December 31, 2021 and prior to the Effective Date, and less two shares for every one (1) share subject to a Full Value Award granted under the Prior Plan after December 31, 2021 and prior to the Effective Date. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 2,000,000 shares of Common Stock, subject to adjustment as provided in Section 8. Shares of Common Stock issued under the Plan may be authorized and unissued shares,
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authorized and issued shares held in Chipotle’s treasury or otherwise acquired for purposes of the Plan, at the discretion of the Committee. Any shares of Common Stock subject to Options or Stock Appreciation Rights shall be counted against the maximum share limitation of this Section 3(a) as one share of Common Stock for every share of Common Stock subject thereto. Any shares of Common Stock subject to Full Value Awards shall be counted against the maximum share limitation of this Section 3(a) as two shares of Common Stock for every share of Common Stock subject thereto.
Any shares of Common Stock related to Incentive Awards, whether granted under this Plan or the Prior Plan, that at any time on or after December 31, 2021, terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares (including but not limited to settlement of an Incentive Award at less than the target number of shares), are settled in cash in lieu of shares of Common Stock, or are exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for Incentive Awards not involving shares of Common Stock, shall be available again (or, with respect to awards granted under the Prior Plan, shall be added to the shares available) for grant under this Plan and shall be added back to the Plan based on the share deduction ratio used with respect to such Incentive Award. Shares of Common Stock covered by Substitute Awards shall not count as used under the Plan for purposes of this Section 3. In addition, shares of Common Stock related to Incentive Awards, whether granted under this Plan or the Prior Plan, that at any time after December 31, 2021 are used to pay the withholding taxes related to any outstanding Full Value Award shall be available again (or, with respect to full value awards granted under the Prior Plan, shall be added to the shares available) for grant under this Plan and shall be added back to the Plan based on the share deduction ratio used with respect to such Full Value Award (or full award granted under the Prior Plan). Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Incentive Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to any outstanding Option or Stock Appreciation Right, or (iii) shares of Common Stock reacquired by the Company with the amount received upon exercise of an Option.
(b)  Prohibition on Repricing
Other than pursuant to a change in capitalization in accordance with Section 8, the Committee shall not without the approval of Chipotle’s shareholders (i) lower the exercise price or base price per share of an Option or Stock Appreciation Right after it is granted, (ii) cancel an Option or Stock Appreciation Right when the exercise price or base price per share exceeds the Fair Market Value of one share in exchange for cash or another Incentive Award (other than in connection with a transaction pursuant to Section 8), or (iii) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.
4.  Administration of the Plan; Certain Restrictions on Incentive Awards
(a)  General
The Plan shall be administered by a Committee of the Board of Directors designated by the Board of Directors consisting of two or more persons, at least two of whom are intended to qualify as Non-Employee Directors (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and as “independent” within the meaning of the rules of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those Eligible Persons who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which Chipotle’s shares are traded, the Committee may (i) delegate all or any portion of its responsibilities and powers to any one or more members of the Board and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that no such delegation may be made that would cause any Incentive Awards or other transactions under the Plan to fail to or cease to be exempt from Section 16(b) of the Exchange Act. Any such delegation may be revoked by the Committee at any time.
The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate (including without limitation the adoption or amendment of rules or regulations applicable to the grant, vesting or exercise of Incentive Awards issued to employees located outside the United States). Without limiting the generality of the foregoing, the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of Chipotle and such Person ceases to be a Subsidiary of Chipotle, unless the Committee specifically determines otherwise in writing. Decisions of the Committee shall be final, binding and conclusive on all parties.
On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment with or services as a Non-Employee Director or Consultant of the Company during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award, (iv) provide for the payment of dividends or Dividend Equivalents (subject to Section 2(k)) with respect to any such Incentive Award, or (v) otherwise amend an outstanding Incentive Award in whole or in part from time-to-time as the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Incentive Award to, or otherwise satisfy any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without the approval or consent of the Participant to the extent permitted by applicable law; provided, that the Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code.
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No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Chipotle shall indemnify and hold harmless each member of the Committee and each other Non-Employee Director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.
(b)  Non-Employee Director Compensation Limit
Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Incentive Awards granted to any Non-Employee Director during any single calendar year, plus the total cash and other compensation paid to such Non-Employee Director for director services rendered for such calendar year, shall not exceed $750,000; provided, however, that the limitation described in this Section shall be determined without regard to amounts paid to a Non-Employee Director during any period in which such individual was an Employee or Consultant (other than grants of awards paid for service in their capacity as a Non-Employee Director), and any severance and other payments, such as consulting fees, paid to a Non-Employee Director for such director’s prior or current service to Chipotle or any Subsidiary other than serving as a director, shall not be taken into account in applying the limit provided above. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.
5.  Eligibility
The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those Eligible Persons whom the Committee shall select from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate agreement setting forth the terms of such Incentive Award.
6.  Options and Stock Appreciation Rights
The Committee may from time to time grant Options or Stock Appreciation Rights, subject to the following terms and conditions:
(a)  Exercise or Base Price
The exercise price or base price per share of Common Stock covered by any Option or Stock Appreciation Right shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option or Stock Appreciation Right is granted. Notwithstanding the foregoing, an Option or Stock Appreciation Right may be granted with an exercise price or base price lower than 100% of the Fair Market Value on the date of grant of such Option or Stock Appreciation Right if such Option or Stock Appreciation Right is granted as a Substitute Award and the exercise price or base price is determined in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. The agreement evidencing the award of each Option shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.
(b)  Term and Exercise of Options and Stock Appreciation Rights
 (1)  Each Option or Stock Appreciation Right shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option or Stock Appreciation Right is granted (including without limitation in accordance with terms and conditions relating to the vesting or exercisability of an Option or Stock Appreciation Right set forth in any employment, severance, change in control or similar agreement entered into by the Company with a Participant); provided, however that no Option or Stock Appreciation Right shall be exercisable after the expiration of ten years from the date such Option or Stock Appreciation Right is granted; and, provided, further, that each Option or Stock Appreciation Right shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option or Stock Appreciation Right.
 (2)  Each Option or Stock Appreciation Right may be exercised in whole or in part; provided, however that the Committee (or its delegate) may impose a minimum size for a partial exercise of an Option or Stock Appreciation Right in its discretion from time to time. The partial exercise of an Option or Stock Appreciation Right shall not cause the expiration, termination or cancellation of the remaining portion thereof.
 (3)  An Option or Stock Appreciation Right shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise. With respect to any Participant who is a member of the Board or an officer (as defined under SEC Rule 16a-1), a tender of shares of Common Stock or, a cashless or net exercise shall be a subsequent transaction approved as part of the original grant of an Option or Stock Appreciation Right for purposes of the exemption under Rule 16b-3 of the Exchange Act.
 (4)  Options and Stock Appreciation Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options or Stock Appreciation Rights to be pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine, except that Options and Stock Appreciation Right may not be sold for consideration or transferred for value (provided further that donative transfers described in Section A.1.(a)(5) of the general instructions to Form S-8 shall not be deemed transfers for value for purposes of this section).
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 (5)  If the exercise of the Option or Stock Appreciation Right following the termination of the Participant’s employment or service (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or any other requirements of applicable law, then the Option or Stock Appreciation Right shall terminate on the earlier of (i) the expiration of the term of the Option and (ii) the expiration of a period of thirty (30) days after the termination of the Participant’s employment or service during which the exercise of the Option or Stock Appreciation Right would not be in violation of such registration requirements or other applicable requirements.
 (6)  Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision in existing and future grants of Options and Stock Appreciation Rights providing that if, on the last day that an Option or Stock Appreciation Right may be exercised, the Participant has not then exercised such Option or Stock Appreciation Right, such Option or Stock Appreciation Right shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment to such Participant after applying required tax withholding. The Committee may delegate this authority to one or more of the Company’s officers, who may implement this provision by including it in grant agreements or including it in the Plan’s administrative rules, provided that such officers may not implement it in Incentive Awards to persons who are Non-Employee Directors or executive officers otherwise subject to reporting obligations under Section 16 of the Exchange Act.
(c)  Effect of Termination of Employment or other Relationship
The agreement evidencing the award of each Option or Stock Appreciation Right shall specify the consequences with respect to such Option or Stock Appreciation Right of the termination of the employment, service as a Non-Employee Director or other relationship between the Company and the Participant holding the Option or Stock Appreciation Right, provided, however, that except as expressly provided to the contrary in the agreement evidencing the award of a particular Option or Stock Appreciation Right, where continued vesting or exercisability of an Option or Stock Appreciation Right terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Option or Stock Appreciation Right, to continue so long as Participant serves as either an employee of the Company or as a member of the Board or Consultant Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board or as a Consultant following such termination.
(d)  Effect of Qualifying Termination
If a Participant experiences a Qualifying Termination or a Non-Employee Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Option or Stock Appreciation Right outstanding immediately prior to such Qualifying Termination or termination of a Non-Employee Director’s service shall become fully and immediately vested and exercisable as of such Qualifying Termination or termination of a Non-Employee Director’s service and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Option or Stock Appreciation Right, with the attainment level of any performance-based vesting conditions determined in accordance with the agreement evidencing such Option or Stock Appreciation Right.
(e)  Special Rules for Incentive Stock Options
 (1)  The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of Chipotle (or any “subsidiary”, as such term is defined in Section 424 of the Code, of Chipotle) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations) (“Regulations”), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such Regulations (and authority), or in the event such Regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.
 (2)  No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Chipotle or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.
7.  Other Stock-Based Awards
(a)  Authorization of Other Stock-Based Awards
The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the
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time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States.
(b)  Effect of Qualifying Termination; Other Termination Provisions
Except as may be expressly provided to the contrary by the Committee in an agreement evidencing the grant of an Other Stock-Based Award or any employment, severance, change in control or similar agreement entered into with a Participant, if a Participant experiences a Qualifying Termination or a Non-Employee Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Other Stock-Based Award outstanding immediately prior to such Qualifying Termination or termination of Non-Employee Director’s service shall become fully and immediately vested and, if applicable, exercisable as of such Qualifying Termination or termination and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Other Stock-Based Award, with the attainment level of any performance-based vesting conditions determined in accordance with the agreement evidencing such Other Stock-Based Award.
Furthermore, except as expressly provided to the contrary in the agreement evidencing the award of a particular Other Stock-Based Award, where continued vesting or exercisability of an Other Stock-Based Award terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Other Stock-Based Award, to continue so long as Participant serves as either an employee of the Company or as a member of the Board or Consultant. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board or as a Consultant following such termination.
8.  Capitalization Events and Corporate Transactions
(a)  Capitalization Adjustments
In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding Option and Stock Appreciation Right (including the number and class of securities subject to each outstanding Option and Stock Appreciation Right and the exercise price or base price per share), and the terms of each outstanding Other Stock-Based Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and Stock Appreciation Rights without an increase in the aggregate exercise price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. Moreover, in the event of any such transaction or event, or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding Incentive Awards such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Incentive Awards so replaced in a manner that complies with Section 409A of the Code. In the event of any of the foregoing, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
(b)  Change in Control
In the event of a Change in Control, the Committee shall, in its discretion, have the power to:
 (i)  provide that (A) some or all outstanding Options and Stock Appreciation Rights shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the vesting period applicable to some or all outstanding Incentive Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the Performance Period applicable to some or all outstanding Incentive Awards shall lapse in full or in part, and (D) the Performance Goals applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level;
 (ii)  require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, or other property be substituted for some or all of the shares of Common Stock subject to an outstanding Incentive Award, with an appropriate and equitable adjustment to such award as shall be determined by the Committee in accordance with Section 8(a); and/or
 (iii)  require outstanding Incentive Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment or other property in an amount equal to (1) in the case of an Option or a Stock Appreciation Right, the aggregate number of shares of Common Stock then subject to the portion of such Option or Stock Appreciation Right surrendered multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the exercise price or base price per share of Common Stock subject to such Option or Stock Appreciation Right, (2) in the case of an Other Stock-Based Award denominated in shares of Common Stock, the aggregate number of shares of Common Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 8(b)(i), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (3) in the case of Performance-Based Compensation denominated in
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cash, the value of the Performance-Based Compensation then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 8(b)(i); (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash or other property pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above; or
 (iv)  a combination of the foregoing, which may vary among Participants.
(c)  No Other Rights
Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Chipotle or any other corporation. Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no issuance by Chipotle of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to any Incentive Award.
(d)  Code Section 409A
 (i)  To the extent applicable and notwithstanding any other provision of the Plan, the Company intends to administer, operate and interpret the Plan and all Incentive Awards granted thereunder in a manner that complies with Section 409A of the Code, however, Chipotle and its Subsidiaries (including their respective employees, officers, directors or agents) shall not have any liability to any Participant (or any other person) that is related to a Section 409A violation, nor will the Company indemnify or otherwise reimburse Participant (or any other person) for any liability incurred as a result of a violation of Section 409A of the Code.
 (ii)  Notwithstanding any provision in Section 13 of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amount, the Company may (A) adopt such amendments to the Plan and related agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and awards hereunder and/or (B) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code. No action shall be taken under this Plan which shall cause an award to fail to comply with Section 409A of the Code, to the extent applicable to such Award.
 (iii)  With respect to any Incentive Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Incentive Award granted under the Plan are designated as separate payments.
 (iv)  Notwithstanding any payment provision in the Plan or an agreement evidencing an Incentive Award to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Incentive Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code), to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum, without interest, on the earliest date permitted under Section 409A of the Code that is also a business day.
9.  Rights as a Shareholder
No person shall have any rights as a shareholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan unless and until such person becomes a shareholder of record with respect to such shares. Except as otherwise expressly provided in Section 8 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date on which such person becomes the shareholder of record. Notwithstanding any other provisions of this Section 9, dividends shall be subject to the same restrictions, and risk of forfeiture, including but not limited to meeting vesting requirements and achieving applicable Performance Goals, as the underlying Incentive Award and such other restrictions as the Committee may determine.
10.  No Special Employment Rights; No Right to Incentive Award
(a)  Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.
(b)  No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.
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11.  Securities Matters
(a)  Chipotle shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Chipotle shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Chipotle is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.
(b)  The exercise of any Option granted hereunder shall only be effective at such time as counsel to Chipotle shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Chipotle may, in its discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws or the rules or regulations of any exchange on which the Shares are then listed for trading. Chipotle shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.
12.  Withholding Taxes
(a)  Cash Remittance
Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, Chipotle shall have the right to require the Participant to remit to Chipotle in cash an amount sufficient to satisfy federal, state and local (or other) withholding tax requirements, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, Chipotle shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.
(b)  Stock Remittance
At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to Chipotle a number of shares of Common Stock (subject to any minimum holding period as the Committee may determine) having a fair market value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local (or other) withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations (or, if permitted by the Company, such other withholding rate as will not cause adverse accounting consequences under the accounting rules then in effect). Such election shall satisfy the Participant’s obligations under Section 12(a) hereof, if any.
(c)  Stock Withholding
At the election of the Participant, subject to the approval of the Committee or as required by the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, Chipotle shall withhold such number of shares elected by the Participant not in excess of the maximum amount required for federal, state and local (or other) tax withholding attributable to such exercise, grant or vesting (or, if permitted by the Company, such other withholding rate as will not cause adverse accounting consequences under the accounting rules then in effect). Such election shall satisfy the Participant’s obligations under Section 12(a) hereof, if any.
(d)  Section 16 Approval
With respect to any Participant who is a member of the Board of Directors or an officer (as defined under SEC Rule 16a-1), a withholding or tender of shares of Common Stock shall be a subsequent transaction approved as part of the Incentive Award for purposes of the exemption under Rule 16b-3 of the Exchange Act.
13.  Amendment or Termination of the Plan
The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that no amendment to the Plan shall be effective without the approval of Chipotle’s shareholders if (i) shareholder approval is required by applicable law, rule or regulation, including any rule of the NYSE, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the prohibition on repricing set forth in Section 3(b) or the Non-Employee Director compensation limit set forth in Section 4; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No provision of this Section 13 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, materially impair the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.
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14.  No Obligation to Exercise
The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.
15.  Transfers Upon Death
Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Chipotle unless the Company shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Company may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.
16.  Expenses and Receipts
The expenses of the Plan shall be paid by Chipotle. Any proceeds received by Chipotle in connection with any Incentive Award will be used for general corporate purposes.
17.  Governing Law
The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.
18.  Duration of the Plan
The Board may suspend or terminate the Plan at any time. In no event may an Incentive Stock Option be granted more than ten years after the earlier of (a) the date of the adoption of the Plan by the Board or (b) the Effective Date. After the Plan is terminated, no new Incentive Awards may be granted but Incentive Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.
19.  Company Recoupment of Incentive Awards
The rights contained in this Plan shall be subject to (a) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant in effect as of the date of grant of the Incentive Award or adopted thereafter to comply with applicable law, including Chipotle’s Clawback and Recoupment of Compensation Policy, as amended from time to time, or (b) any right or obligation that the Company may have regarding the recovery of “incentive-based compensation” under Section 10D of the Exchange Act, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or other applicable law. The Committee may determine, as late as the time of such recoupment or recovery, regardless of whether such method is stated in the Incentive Award agreement, whether the Company shall effect any such recoupment or recovery: (i) by seeking repayment from the Participant; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices; (iv) by holdback or escrow (before or after taxation) of part or all the Common Stock, payment or property received upon exercise or satisfaction of an Incentive Award, or (v) by any combination of the foregoing.
20.  International Participants.
With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion grant Incentive Awards on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions and/or to obtain more favorable tax or other treatment for a Participant, Chipotle or its Subsidiaries. For avoidance of doubt, the Committee may delegate its authority under this Section 20 with respect to any Participant; provided, however that only the Committee (or a subcommittee) thereof shall be authorized to grant Incentive Awards or otherwise provide additional benefits to a member of the Board of Directors or officer (as defined under SEC Rule 16a-1).
21.  Provisions Relating to Termination of Consultants and Non-Employee Directors.
To the extent that an Incentive Award is made to a Non-Employee Director or Consultant, the provisions of the Plan relating to termination of employment shall be deemed to refer to the termination of such individual’s service with Chipotle or a Subsidiary.
22.  Certain Terminations of Employment, Hardship and Approved Leave of Absence.
Notwithstanding any other provision of this Plan to the contrary, in the event of a Participant’s termination of employment (including by reason of death, disability or retirement) or in the event of hardship or other special circumstances, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. The Committee shall have the discretion to determine whether and to what extent the vesting of Awards shall be tolled
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during any leave of absence, paid or unpaid; provided however, that in the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to the Award to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Any actions taken by the Committee shall be taken consistent with the requirements of Section 409A of the Code.
23.  Tolling of Exercisability of Options and Stock Appreciation Rights.
In the event a Participant is prevented from exercising an Option or Stock Appreciation Right or the Company is unable to settle an Incentive Award due to either any trading restrictions applicable to Chipotle’s shares of Common Stock, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee and subject to Section 409A of the Code, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his representative) is able to exercise the Incentive Award or (iii) until such error is corrected, as applicable.
24.  No Duty to Inform Regarding Exercise Rights.
Neither Chipotle, its Subsidiaries, the Committee nor the Board of Directors shall have any duty to inform a Participant of the pending expiration of the period in which a Stock Appreciation Right may be exercised or in which an Option may be exercised.
25.  No Constraint on Corporate Action.
Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect Chipotle’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of Chipotle or a Subsidiary to take any action which such entity deems to be necessary or appropriate.
26.  Effect of Disposition of Facility or Operating Unit.
If Chipotle or any of its Subsidiaries closes or disposes of the facility at which a Participant is located or Chipotle or any of its Subsidiaries diminish or eliminate ownership interests in any operating unit of Chipotle or any of its Subsidiaries so that such operating unit ceases to be majority owned by Chipotle or any of its Subsidiaries then, with respect to Incentive Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Section 409A (if applicable), take any of the actions described in Section 8 with respect to a Change in Control. If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the Participant shall be deemed to have terminated his or her employment with Chipotle and its Subsidiaries and the terms and conditions of the award agreement and the other terms and conditions of this Plan shall control.
27.  Limitations Period.
Any person who believes he or she is being denied any benefit or right under this Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to this Plan or an Incentive Award granted hereunder may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred. The venue for any lawsuit relating to this Plan or an Incentive Award shall be Wilmington, Delaware.
28.  No Fractional Shares.
No fractional shares of Chipotle Common Stock shall be issued or delivered pursuant to the Plan or any grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
29.  Protected Rights.
Nothing contained in this Plan or an agreement evidencing an Incentive Award is intended to limit the Participant’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
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Appendix B
CHIPOTLE MEXICAN GRILL, INC.
EMPLOYEE STOCK PURCHASE PLAN
1.  Purpose. The purpose of the Chipotle Mexican Grill, Inc. Employee Share Purchase Plan (this “Plan”) is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions or other contributions in order to enhance such employees’ sense of participation in the affairs of the Company.
This Plan includes two components: (a) a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”), the provisions of which shall be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code; and (b) a component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”), under which options shall be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve tax, securities laws or other objectives for eligible Employees, the Company and its Participating Subsidiaries. Except as otherwise provided in this Plan, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2.  Definitions. As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Board” means the Board of Directors of Chipotle Mexican Grill, Inc.
“Business Day” shall mean a day on which the NYSE is open for trading.
“Brokerage Account” means the account in which the Purchased Shares are held.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board, or the designee of the Compensation Committee.
“Company” means Chipotle Mexican Grill, Inc., a Delaware corporation.
“Compensation” means the base pay received by a Participant, plus overtime and regular annual, quarterly and monthly cash bonuses and vacation, holiday and sick pay. Compensation does not include: (1) commissions, (2) income related to stock option awards, stock grants and other equity incentive awards, (3) expense reimbursements, (4) relocation-related payments, (5) benefit plan payments (including but not limited to short-term disability pay, long-term disability pay, maternity pay, military pay, tuition reimbursement and adoption assistance), (6) accrued but unpaid compensation for a deceased Participant, (7) income from non-cash and fringe benefits, (8) severance payments, and (9) other forms of compensation not specifically listed herein.
“Employee” means any individual who is a common law employee of the Company or any other Participating Subsidiary. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate, and only to the extent permitted under Section 423 of the Code with respect to the 423 Component. For purposes of the Plan, an individual who performs services for the Company or a Participating Subsidiary pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Company or a Participating Subsidiary as other than a common law employee shall not be considered an “employee” with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an “employee.”
“Enrollment Date” means the first Business Day of each Offering Period.
“Exercise Date” means the last Business Day of each Offering Period (or, if determined by the Committee, the Purchase Period if different from the Offering Period).
“Fair Market Value” on or as of any date means the official closing price for a Share as reported on the NYSE on the relevant valuation date or, if no official closing price is reported on such date, on the preceding day on which an official closing price is reported on the NYSE was reported; or, if the Shares are no longer listed on the NYSE, the closing price for Shares as reported on the official website for such other exchange on which the Shares are listed.
“Offering Period” means every three-month period beginning each March 1st, June 1st September 1st and December 1st or such other period designated by the Committee; provided that in no event shall an Offering Period exceed twenty-seven (27) months. The first Offering Period under the Plan shall commence on June 1, 2022 and shall end on August 31, 2022, subject to shareholder approval of the Plan at the 2022 annual meeting of shareholders. Notwithstanding anything herein to the contrary, the Committee may establish an Offering Period with multiple Purchase Periods within such Offering Period.
“Option” means an option granted under this Plan that entitles a Participant to purchase Shares.
“Participant” means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan.
“Participating Subsidiary” means each Subsidiary other than those that the Committee or the Board has excluded from participation in the Plan, if any.
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“Plan” means this Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan, as amended from time to time.
“Purchase Account” means the account used to purchase Shares through the exercise of Options under the Plan.
“Purchase Period” means the period designated by Committee during which payroll deductions or other contributions of the Participants are accumulated under the Plan. A Purchase Period may coincide with an entire Offering Period or there may be multiple Purchase Periods within an Offering Period, as determined by the Committee prior to the commencement of the applicable Offering Period.
“Purchase Price” shall be the lesser of: (i) 92.5% percent of the Fair Market Value of a Share on the applicable Enrollment Date for an Offering Period and (ii) 92.5% percent of the Fair Market Value of a Share on the applicable Exercise Date; provided, however, that the Committee may determine a different per share Purchase Price so long as such per share Purchase Price is communicated to Participants prior to the beginning of the Offering Period and provided that in no event shall such per share Purchase Price be less than the lesser of (i) 85% of the Fair Market Value of a Share on the applicable Enrollment Date or (ii) 85% of the Fair Market Value of a Share on the Exercise Date.
“Purchased Shares” means the full Shares issued or delivered pursuant to the exercise of Options under the Plan.
“Shares” means shares of the common stock of the Company.
“Subsidiary” means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary; provided such entity is also a “subsidiary” within the meaning of Section 424 of the Code.
“Termination Date” means (i) the date on which a Participant terminates employment or on which the Participant ceases to provide services to the Company or a Subsidiary as an employee or as otherwise required under Section 423 with respect to the 423 Component or (ii) subject to Section 423 of the Code with respect to the 423 Component, the date on which the Participant’s employment is determined to have been terminated for purposes of the Plan by the Committee. The Termination Date specifically does not include any period following that date on which the Participant may be eligible for or in receipt of other payments from the Company, including in lieu of notice or termination or severance pay or as wrongful dismissal damages.
3.  Eligibility.
(a)  An Employee shall be eligible to participate on the first Enrollment Date that occurs at least twelve (12) full months (or such other time determined by the Committee and consistent with Section 423 of the Code with respect to the 423 Component) after such Employee’s first date of employment with the Company or a Participating Subsidiary. In no event may a Participant be granted an Option under the Plan following his or her Termination Date.
(b)  Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the 423 Component of the Plan if (i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Options or options to purchase capital stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries or (ii) such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time each such Option is granted) for each calendar year in which such Option is outstanding at any time. Except as otherwise determined by the Committee prior to the commencement of an Offering Period, no Participant may purchase more than 5,000 Shares during any Offering Period.
4.  Exercise of an Option. Options shall be exercised on behalf of Participants in the Plan every Exercise Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the immediately preceding Purchase Period or that have been retained from a prior Purchase Period pursuant to Section 8 hereof.
5.  Participation.
(a)  An eligible Employee may participate by properly completing and submitting an election form by the deadline prescribed by the Company.
(b)  An Employee who does not become a Participant on the first Enrollment Date on which he or she is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Company.
(c)  Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Purchase Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 hereof.
6.  Payroll Deductions.
(a)  A Participant shall elect to have payroll deductions made during a Purchase Period equal to no less than 1% of the Participant’s Compensation up to a maximum of 15% (or such greater amount as the Committee establishes from time to time). The amount of such payroll deductions shall be in whole percentages. All payroll deductions made by a Participant shall be credited to his or her Purchase Account. A Participant may not make any additional payments into his or her Purchase Account. Notwithstanding the foregoing or any provisions to the contrary in the Plan, the Committee may allow participants to make other contributions under the Plan via cash, check, or other means instead of payroll deductions if payroll deductions are not permitted under applicable local law, and for any Offering Period under the 423 Component, the Committee determines that such other contributions are permissible under Section 423 of the Code.
2022 Proxy Statement B-2

(b)  Except as otherwise determined by the Committee prior to the commencement of an Offering Period, a Participant may not increase or decrease the rate of payroll deductions during an Offering Period. A Participant may change his or her payroll deduction percentage under subsection 6(a) above for any subsequent Offering Period by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The change in amount shall be effective as of the first Enrollment Date following the date of filing of the election change form. Unless otherwise determined by the Committee prior to the commencement of an Offering Period, a payroll deduction election will automatically apply to the next Offering Period, unless otherwise cancelled or changed by the Participant prior to the commencement of such Offering Period.
(c)  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to 0% at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 12 hereof.
7.  Grant of Option. On the applicable Enrollment Date, each Participant in an Offering Period shall be granted an Option to purchase on the applicable Exercise Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Purchase Account as of the applicable Exercise Date by the applicable Purchase Price.
8.  Exercise of Option. A Participant’s Option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account. If the Fair Market Value of a Share on the first day of the current Offering Period in which a participant is enrolled is higher than the Fair Market Value of a Share on the first day of any subsequent Offering Period, the Company may establish procedures to automatically enroll such participant in the subsequent Offering Period and any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Exercise Date immediately prior to the first day of such subsequent Offering Period. A participant does not need to file any forms with the Company to be automatically enrolled in the subsequent Offering Period.
Participants shall be permitted to purchase fractional Shares under the Plan. All payroll deductions and other contributions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant. During a Participant’s lifetime, a Participant’s Option is exercisable only by him or her. The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through (a) the issuance of authorized but unissued Shares, (b) the transfer of treasury Shares, (c) the purchase of Shares on behalf of the applicable Participants on the open market through an independent broker and/or (d) a combination of the foregoing.
9.  Issuance of Stock. The Shares purchased by each Participant shall be issued in book entry form and shall be considered to be issued and outstanding to such Participant’s credit as of the end of the last day of each Purchase Period. The Committee may permit or require that shares be deposited directly in a Brokerage Account with one or more brokers designated by the Committee or to one or more designated agents of the Company, and the Committee may use electronic or automated methods of share transfer. The Committee may require that Shares be retained with such brokers or agents for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares, and may also impose a transaction fee with respect to a sale of Shares issued to a Participant’s credit and held by such a broker or agent. The Committee may permit Shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company and establish a default method for the payment of dividends.
10.  Approval by Shareholders. Notwithstanding the above, the Plan is expressly made subject to the approval of the shareholders of the Company within 12 months before or after the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. If the Plan is not so approved by the shareholders within 12 months before or after the date the Plan is adopted by the Board, this Plan shall not come into effect.
11.  Administration.
(a)  Powers and Duties of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, Section 423 of the Code and the regulations thereunder with respect to the 423 Component, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the duration of Offering Periods and Purchase Periods, the terms and conditions of the Options and the number of Shares subject to each Option. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code with respect to the 423 Component). All actions, decisions and determinations of, and interpretations by the Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder. With respect to the 423 Component, an Offering Period shall be administered so as to ensure that all Participants have the same rights and privileges as provided by Section 423(b)(5) of the Code.
(b)  Administrator. The Company, Board or the Committee may engage the services of a brokerage firm or financial institution to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.
2022 Proxy Statement B-3

(c)  Indemnification. Each person who is or shall have been (a) a member of the Board, (b) a member of the Committee, or (c) an officer or employee of the Company to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.
The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.
12.  Withdrawal. A Participant may withdraw from the Plan by properly completing and submitting to the Company a withdrawal form in accordance with the procedures prescribed by the Committee, which must be submitted prior to the date specified by the Committee before the last day of the applicable Offering Period. Upon withdrawal, any payroll deductions and other accumulated contributions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will be returned to the Participant. No further payroll deductions for the purchase of Shares will be made during subsequent Offering Periods, unless the Participant properly completes and submits an election form, by the deadline prescribed by the Company. A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Company.
13.  Termination of Employment. On the Termination Date of a Participant for any reason prior to the applicable Exercise Date, whether voluntary or involuntary, and including termination of employment due to retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Company or a Participating Subsidiary, the corresponding payroll deductions and other contributions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 16, and his or her Option will be automatically terminated.
14.  Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.
15.  Stock.
(a)  The stock subject to Options shall be common stock of the Company as traded on the NYSE or on such other exchange as the Shares may be listed.
(b)  Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be 250,000 Shares. If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.
(c)  A Participant shall have no interest or voting right in Shares covered by his or her Option until such Option has been exercised and the Participant has become a holder of record of Shares acquired pursuant to such exercise.
16.  Designation of Beneficiary. The Committee may permit Participants to designate beneficiaries to receive any Purchased Shares or payroll deductions, if any, in the Participant’s accounts under the Plan in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions, if any, will be distributed to the Participant’s estate.
17.  Assignability of Options. Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 12 hereof.
18.  Adjustment of Number of Shares Subject to Options.
(a)  Adjustment. Subject to any required action by the shareholders of the Company, the maximum number of securities available for purchase under the Plan, as well as the price per security and the number of securities covered by each Option under the Plan which has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. With respect to the 423 Component, the Options granted pursuant to the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code.
2022 Proxy Statement B-4

(b)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of Shares as of the date on which such Offering Period terminates or return to each Participant the payroll deductions credited to such Participant’s Purchase Account.
(c)  Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation in which the Company is not the surviving entity, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding Options and return to each Participant the payroll deductions and other contributions credited to such Participant’s Purchase Account or to provide for the Offering Period in progress to end on a date prior to the consummation of such sale or merger.
19.  Amendments or Termination of the Plan.
(a)  The Board or the Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.
(b)  Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee shall be entitled to change the Purchase Price, Offering Periods, Purchase Periods, eligibility requirements, limit or increase the frequency and/or number of changes in the amount withheld during a Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the Purchase Price, (ii) the Offering Period, (iii) the Purchase Period, (iv) the maximum percentage of Compensation that may be deducted pursuant to Section 6(a) or (v) the maximum number of Shares that may be purchased in a Purchase Period, shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.
20.  No Other Obligations. The receipt of an Option pursuant to the Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Option. Nor shall the granting of an Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.
21.  Notices and Communication. Any notice or other form of communication which the Company or a Participant may be required or permitted to give to the other shall be provided through such means as designated by the Committee, including but not limited to any paper or electronic method.
22.  Condition upon Issuance of Shares.
(a)  Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)  As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.  General Compliance. The Plan will be administered, and Options will be exercised, in compliance with the 1933 Act, 1934 Act and all other applicable securities laws and Company policies, including without limitation, any insider trading policy of the Company.
24.  Term of the Plan. The Plan shall become effective upon the earlier to occur of (i) its adoption by the Board and (ii) its approval by the shareholders of the Company (the earlier of such events, the “Effective Date”), and shall continue in effect until the earlier of (x) the termination of the Plan pursuant to Section 19 hereof or (y) the purchase of all Shares available for issuance under the Plan.
25.  Governing Law. The Plan and all Options granted hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without reference to conflicts of law principles and subject in all cases to the Code and the regulations thereunder.
26.  Non-U.S. Participants. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate
2022 Proxy Statement B-5

or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a) and, to the extent inconsistent with the requirements of Section 423, any such subplan shall be considered part of the Non-423 Component, and rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code.
27.  Section 409A. The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
2022 Proxy Statement B-6

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 17, 2022 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CMG2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 17, 2022 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D71522-P67919 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIPOTLE MEXICAN GRILL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Nine Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Albert S. Baldocchi
02) Matthew A. Carey
03) Gregg Engles
04) Patricia Fili-Krushel
05) Mauricio Gutierrez
06) Robin Hickenlooper
07) Scott Maw
08) Brian Niccol
09) Mary Winston

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.	**For**	**Against**	**Abstain**
2. An advisory vote to approve the compensation of our executive officers as disclosed in the proxy statement ("say-on-pay").	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐
4. Approve the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan.	☐	☐	☐
5. Approve the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposals 6 and 7.	**For**	**Against**	**Abstain**
6. Shareholder Proposal - Commission a Racial Equity Audit.	☐	☐	☐
7. Shareholder Proposal - Publish Quantitative Workforce Data.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D71523-P67919

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 18, 2022

The shareholder(s), revoking all prior proxies, hereby appoint(s) Brian Niccol and Roger Theodoredis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Pacific Time, on May 18, 2022, via live webcast at www.virtualshareholdermeeting.com/CMG2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE